UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
STAMPS.COM INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
Title of each class of securities to which transaction applies: 18,497,464 shares of Stamps.com Inc. common stock (“Stamps.com common stock”); options to purchase 2,440,125 shares of Stamps.com common stock; and 10,376 shares of Stamps.com common stock underlying Company RSU awards.

(2)
Aggregate number of securities to which transaction applies: As of the close of business on August 12, 2021, 18,497,464 shares of Stamps.com common stock; options to purchase 2,440,125 shares of Stamps.com common stock; and 10,376 shares of Stamps.com common stock underlying Company RSU awards.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 18,497,464 shares of Stamps.com common stock multiplied by $330.00 per share; (B) options to purchase 2,440,125 shares of Stamps.com common stock multiplied by $219.96 (the difference between $330.00 and the weighted average exercise price of $110.04 per share); and (C) 10,376 shares of Stamps.com common stock underlying Company RSU awards multiplied by $330.00, each as of August 12, 2021.

	(4)	Proposed maximum aggregate value of transaction: $6,644,317,095
	(5)	Total fee paid: $724,895.00
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $6,644,317,095.00, by .0001091
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
[•], 2021
Dear Stamps.com Stockholder:
You are cordially invited to virtually attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Stamps.com Inc. (“Stamps.com” or the “Company”) to be held on September 30, 2021 at 9:00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 8, 2021 (as amended from time to time, the “Merger Agreement”), by and among Stamps.com, Stream Parent, LLC, a Delaware limited liability company (“Parent”), and Stream Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Stamps.com’s named executive officers (as defined in Item 402 of Regulation S-K) that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the board of directors of Stamps.com (the “Board of Directors”) or the Chairman of the Board of Stamps.com, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Parent and Merger Sub are entities that are affiliated with Thoma Bravo, L.P., a private equity investment firm. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Stamps.com and the separate corporate existence of Merger Sub will cease, with Stamps.com continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent.
If the Merger is completed, you will be entitled to receive $330.00 in cash, less any applicable withholding taxes, for each share of Stamps.com common stock that you own (unless you have properly exercised your appraisal rights).
The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (1) determined that it is fair to and in the best interests of Stamps.com and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Stamps.com, the performance by Stamps.com of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger, on the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (4) resolved to recommend that Stamps.com stockholders adopt the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware. The Board of Directors unanimously recommends that you vote:
(1)	“FOR” the adoption of the Merger Agreement;
(2)	“FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and
(3)	“FOR” the Adjournment Proposal, if necessary or appropriate.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is also attached as Annex A to the proxy statement.
The proxy statement describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Stamps.com common stock entitled to vote at the Special Meeting.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 745-0267
Email: STAMPS@dfking.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter. Sincerely,
/s/ Ken McBride

Ken McBride
Chief Executive Officer
The accompanying proxy statement is dated    , 2021 and, together with the enclosed form of proxy card, is first being mailed on or about    , 2021.

Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 30, 2021
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Stamps.com Inc., a Delaware corporation (“Stamps.com”), will be held on September 30, 2021 at 9:00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely by means of remote communication. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM. The Special Meeting is being called for the following purposes:
1.
To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 8, 2021 (as amended from time to time, the “Merger Agreement”), by and among Stamps.com, Stream Parent, LLC, a Delaware limited liability company (“Parent”), and Stream Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Stamps.com and the separate corporate existence of Merger Sub will cease, with Stamps.com continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Stamps.com’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors or the Chairman of the Board of Stamps.com to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only Stamps.com stockholders of record as of the close of business on August 26, 2021, are entitled to notice of the Special Meeting and to vote at, participate in and examine the Company’s list of stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.

Whether or not you plan to virtually attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you virtually attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR”, on an advisory (non- binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate.
By Order of the Board of Directors,

/s/ Ken McBride

Ken McBride
Chief Executive Officer
Dated: [ ], 2021

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Stamps.com stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (1) return your proxy card or voting instruction form, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Stamps.com common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 745-0267
Email: STAMPS@dfking.com

i

Annexes
Annex A	The Merger Agreement
Annex B	Opinion of J.P. Morgan Securities LLC
Annex C	Section 262 of the General Corporation Law of Delaware
ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Stream Merger Sub, Inc. with and into Stamps.com Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Stamps.com,” “we,” “our,” “us,” the “Company” and similar words refer to Stamps.com Inc. Throughout this proxy statement, we refer to Stream Parent, LLC as “Parent” and Stream Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated July 8, 2021, as amended from time to time, by and among Stamps.com, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.001 per share as “Stamps.com common stock” and the holders of Stamps.com common stock, as “Stamps.com stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Stamps.com Inc.
Stamps.com is a leading provider of postage online and shipping software solutions to customers including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia®, ShipStation®, ShippingEasy®, ShipWorks®, and MetaPack™. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications. Stamps.com common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “STMP.”
Stream Parent, LLC
Parent was formed on July 2, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Stream Merger Sub, Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on July 2, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Parent and Merger Sub are affiliates of Thoma Bravo Fund XIV, L.P. (the “Thoma Bravo Fund”) managed by Thoma Bravo, L.P. (formerly Thoma Bravo, LLC) (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the Effective Time, Stamps.com, as the Surviving Corporation (each, as defined below), will be indirectly owned by the Thoma Bravo Fund.
In connection with the transactions contemplated by the Merger Agreement, the Thoma Bravo Fund has provided Parent with an equity commitment which, when taken together with the proceeds from the debt financing, is sufficient to fund the aggregate purchase price required to be paid at the closing of the Merger. In addition, the Thoma Bravo Fund has obtained a debt commitment sufficient to fund, together with cash on hand at Stamps.com, certain fees and expenses to be paid at the closing of the Merger, including any amounts required to terminate Stamps.com’s credit facility, subject to the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger (page 22)
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Stamps.com and the separate corporate existence of Merger Sub will cease, with Stamps.com continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Stamps.com common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Stamps.com common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Stamps.com will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Stamps.com and specified in the certificate of merger, being referred to herein as the “Effective Time”).
Merger Consideration (page 59)
Stamps.com common stock
At the Effective Time, each then outstanding share of Stamps.com common stock (other than shares of Stamps.com common stock (1) held by Stamps.com as treasury stock, (2) owned by Parent or Merger Sub, (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub (collectively, the “Owned Company Shares”) or (4) owned by Stamps.com stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Stamps.com common stock in accordance with Section 262 of the DGCL (the shares contemplated by this clause (4), collectively, the “Dissenting Company Shares”)) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $330.00, without interest thereon (the “Per Share Price”), less any applicable withholding of taxes.
At or prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate consideration with a designated payment agent for payment of each share of Stamps.com common stock owned by each Stamps.com stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Treatment of Company Options and Company RSU Awards
The Company from time to time has granted options to purchase shares of Stamps.com common stock (each, a “Company Option”) and restricted stock units covering shares of Stamps.com common stock (each, a “Company RSU Award”). The Merger Agreement provides that equity awards, whether vested or unvested, that are outstanding as of immediately before the Effective Time will be cancelled and converted into cash consideration equal to, for Company RSU Awards, the product of (A) the aggregate number of shares of Stamps.com common stock subject to the Company RSU Award multiplied by (B) the Per Share Price, and for Company Options, the product of (A) the aggregate number of shares of Stamps.com common stock subject to such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable share exercise price under such Company Option. Payments in respect of the cancellation of Company RSU Awards and Company Options will be subject to any required withholdings of taxes. Any Company Options with a per share exercise price equal to or greater than $330.00 will be cancelled at the Effective Time for no payment or consideration. Stamps.com’s equity incentive plans will terminate as of the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options and Company RSU Awards.”
Treatment of Stamps.com Employee Stock Purchase Plan
The Merger Agreement generally provides that no new purchase intervals will begin or be extended under Stamps.com’s Employee Stock Purchase Plan (the “ESPP”) after July 8, 2021, and the ESPP will terminate immediately prior to, and effective as of, the Effective Time. In addition, no new participants will be permitted in the ESPP following July 8, 2021, or as soon as administratively practicable thereafter, and with respect to any purchase intervals in effect on July 8, 2021, as of and following such date, existing participants in the ESPP will not be allowed to increase payroll contribution rates or make separate non-payroll contributions to the ESPP, except as required by applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Stamps.com Employee Stock Purchase Plan.”
Material U.S. Federal Income Tax Consequences of the Merger (page 53)
The receipt of cash by Stamps.com stockholders in exchange for shares of Stamps.com common stock in the Merger will be a taxable transaction to Stamps.com stockholders for U.S. federal income tax purposes. Such receipt of cash by each Stamps.com stockholder that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Stamps.com common stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless such U.S. Holder complies with certification procedures under the backup withholding rules (generally, by providing a properly completed and executed IRS Form W-9 or applicable successor form).
A Stamps.com stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Stamps.com common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax (generally, by providing a properly completed and executed applicable IRS Form W-8 or applicable successor form).
Stamps.com stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Stamps.com stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Appraisal Rights (page 48)
If the Merger is consummated, stockholders who continuously hold shares of Stamps.com common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw or waive their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL (“Section 262”). This means that Stamps.com stockholders may be entitled to have their shares of Stamps.com common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Stamps.com common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Stamps.com stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stamps.com stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Stamps.com common stock.
To exercise appraisal rights, Stamps.com stockholders must: (1) submit a written demand for appraisal to Stamps.com before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Stamps.com common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Stamps.com unless certain stock ownership conditions are satisfied by Stamps.com stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced in Annex C to this proxy statement. If you hold your shares of Stamps.com common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Regulatory Approvals Required for the Merger (page 56)
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Austrian Cartel Act 2005 (the “Austrian Cartel Act”) have each expired or been terminated or declaratory clearance confirmation has been received from the competent authority. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
Stamps.com and the Thoma Bravo Fund made the filings required under (i) the HSR Act on July 21, 2021 and (ii) the Austrian Cartel Act on July 29, 2021.
Closing Conditions (page 75)
The obligations of Stamps.com, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act;
•
with respect to the filing under the Austrian Cartel Act, the expiration of the applicable waiting period as dictated by the Federal Competition Authority or otherwise receiving a declaratory clearance decision from the Federal Competition Authority or the application for an in-depth review having been rejected or withdrawn;

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;
•
the accuracy of the representations and warranties of Stamps.com, Parent and Merger Sub in the Merger Agreement, subject, in certain instances, to materiality qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•
the performance in all material respects by Stamps.com, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•
in the case of Parent and Merger Sub, the absence of any continuing change, event, violation, effect, occurrence, development, circumstance or other matter at Stamps.com that, individually or in the aggregate, generally: (1) is or would reasonably be expected to be materially adverse (with certain limitations) to the business, assets or financial condition of Stamps.com and its subsidiaries (the “Company Group”), taken as a whole; or (2) would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger prior to the Termination Date.

Financing of the Merger (page 46)
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $6.6 billion. This amount includes funds needed to: (1) pay Stamps.com stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at closing of the Merger pursuant to the Merger Agreement.

In connection with the financing of the Merger, the Thoma Bravo Fund and Parent have entered into an equity commitment letter, dated as of July 8, 2021 (the “Equity Commitment Letter”), pursuant to which the Thoma Bravo Fund has agreed to provide Parent with an equity commitment which, when taken together with the proceeds from the debt financing, is sufficient to fund (i) the aggregate purchase price required to be paid at the closing of the Merger, (ii) the cash consideration required to be paid in connection with the Company RSU Awards and (iii) the cash consideration required to be paid in connection with the Company Options. Stamps.com has a contractual right to enforce the foregoing Equity Commitment Letter against the Thoma Bravo Fund, and under the terms of the Merger Agreement, Stamps.com has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the foregoing equity commitment.
In addition, in connection with the Merger Agreement, Parent entered into a debt commitment letter, dated July 8, 2021 (the “Debt Commitment Letter”) with certain commitment parties (the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have committed to provide, upon certain terms and subject to certain conditions, Merger Sub with certain debt financing. A portion of the proceeds under this debt financing will be used for all fees and expenses to be paid at the closing of the Merger by Stamps.com, Parent or Merger Sub, including any amounts required to terminate that certain Amended and Restated Credit Agreement, dated as of June 29, 2020, by and among the Company, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, BOFA Securities, Inc., JPMorgan Chase Bank, N.A. and the other parties thereto (the “Credit Facility”), subject to the terms and conditions of, the Merger Agreement.
Pursuant to the limited guaranty delivered by the Thoma Bravo Fund in favor of Stamps.com, dated as of July 8, 2021 (the “Guaranty”), the Thoma Bravo Fund has agreed to guarantee the payment of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to $397,000,000, including amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Stamps.com, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger— Financing of the Merger.”
Required Stockholder Approval (page 17)
The affirmative vote of the holders of a majority of the outstanding shares of Stamps.com common stock is required to adopt the Merger Agreement. As of August 12, 2021, 9,248,733 votes constitute a majority of the outstanding shares of Stamps.com common stock. We expect that a similar figure will constitute a majority of the outstanding shares of Stamps.com common stock at the close of business on the Record Date. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Stamps.com’s named executive officers (as defined in Item 402 of Regulation S-K) that is based on or otherwise relates to the Merger Agreement, the Compensation Proposal and the proposal to adjourn the special meeting (including any adjournments or postponements thereof (the “Special Meeting”) from time to time, if necessary and appropriate as determined by the Board of Directors or the Chairman of the Board of Stamps.com, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, each require the affirmative vote of the holders of a majority of the shares of Stamps.com common stock virtually present in person, by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
As of August 12, 2021, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 685,522 shares of Stamps.com common stock, representing approximately 3.71% of the shares of Stamps.com common stock outstanding as of August 12, 2021 (and own Company Options to acquire an additional 642,970 shares (of which 425,758 shares are currently vested), representing approximately 6.94% of the shares of Stamps.com common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers). We expect that our directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the Record Date.
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Stamps.com common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. Certain executive officers, who hold an aggregate of 6,041 shares of Stamps.com common stock, representing less than 1% of our common stock at August 12, 2021, have entered into agreements to vote in favor of the Merger.

The Special Meeting (page 17)
Date, Time and Place
The Special Meeting of Stamps.com stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on September 30, 2021 at 9:00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Stamps.com common stock at the close of business on August 26, 2021 (the “Record Date”). Each holder of Stamps.com common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of August 12, 2021, there were 18,497,464 shares of Stamps.com common stock outstanding and entitled to vote at the Special Meeting. We expect that a similar figure will be outstanding and entitled to vote at the Special Meeting at the close of business on the Record Date. The holders of a majority of the shares of Stamps.com common stock issued and outstanding and entitled to vote thereat, virtually present in person, by remote communication, or represented by proxy, will constitute a quorum at the Special Meeting.
Recommendation of Stamps.com Board of Directors (page 31)
The Board of Directors has unanimously: (1) determined that it is fair to and in the best interests of Stamps.com and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Stamps.com, the performance by Stamps.com of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger, on the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (4) resolved to recommend that Stamps.com stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Prior to the adoption of the Merger Agreement by Stamps.com stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing prior written notice thereof to Parent and negotiating with Parent and its representatives in good faith so that a failure to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would no longer reasonably be likely to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. The termination of the Merger Agreement by Stamps.com following the Board of Directors’ authorization for Stamps.com to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go Shop’ Period—Solicitation of Other Offers”) will result in the payment by Stamps.com of a termination fee of either (1) $99,500,000 if the Merger Agreement is terminated before the No Shop Period Start Date (as defined below) with respect to an Excluded Party, or (2) $199,000,000, in the case of any other such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
Opinion of J.P. Morgan Securities LLC (page 35)
Pursuant to an engagement letter dated April 29, 2021, Stamps.com retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed Merger.

At the meeting of the Board of Directors on July 8, 2021, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Per Share Price to be paid to Stamps.com’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its July 8, 2021 oral opinion by delivering its written opinion to the Board of Directors of Stamps.com, dated July 8, 2021, that, as of such date, the Per Share Price to be paid to Stamps.com’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders.
The full text of the written opinion of J.P. Morgan, dated July 8, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Stamps.com’s stockholders are urged to read the opinion in its entirety.
J.P. Morgan’s written opinion was addressed to the Board of Directors of Stamps.com (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Per Share Price to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration paid to the holders of any other class of securities, creditors or other constituencies of Stamps.com or as to the underlying decision by Stamps.com to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The Opinion does not constitute a recommendation to any stockholder of Stamps.com as to how such stockholder should vote with respect to the proposed Merger or any other matter.
For more information, see the section of this proxy statement captioned “The Merger—Opinion of J.P. Morgan Securities LLC.”
Interests of Stamps.com’s Directors and Executive Officers in the Merger (page 42)
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Stamps.com stockholders should be aware that Stamps.com’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Stamps.com stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time of the Merger, each Company Option and Company RSU Award will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger—Treatment of Company Options and Company RSU Awards”;

•	continued receipt of salary and benefits by executive officers who are expected to continue to be employed by the Surviving Corporation following the closing of the Merger.
•
continued eligibility of Ken McBride, Stamps.com’s Chief Executive Officer, to receive severance payments, including on a change of control and accelerated vesting of equity awards issued to Stamps.com’s executive officers, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger—Potential Payments At or Following Change in Control”;

•	at the Effective Time, each unvested equity award held by Stamps.com’s non-employee directors will become fully vested; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of Stamps.com common stock held by Stamps.com directors and executive officers will be treated in the same manner as outstanding shares of Stamps.com common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals (page 65)
The “Go-Shop” Period—Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from the date of the Merger Agreement until 11:59 p.m., Pacific Time, on August 17, 2021 (the “No-Shop Period Start Date”), Stamps.com, its affiliates and their respective representatives had the right, directly or indirectly to: (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any inquiries regarding any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”), (2) subject to the entry into (and solely in accordance with) an acceptable confidentiality agreement, provide any information (including non-public information and data) relating to the Company Group to any third person with the intent to facilitate the making of an Acquisition Proposal and (3) continue, enter into, maintain, participate or otherwise engage in discussions with any third person (and its representatives and financing sources) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal.
The termination of the Merger Agreement by Stamps.com following the Board of Directors’ authorization for Stamps.com to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Stamps.com of a termination fee of either (1) $99,500,000 if the Merger Agreement is terminated before the No Shop Period Start Date with respect to an Excluded Party, or (2) $199,000,000, in the case of any other such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
The “No-Shop” Period—No Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from the No-Shop Period Start Date until the Effective Time, Stamps.com may not: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any Acquisition Proposal or (2) engage in discussions or negotiations with, or provide any non-public information to, any person relating to an Acquisition Proposal.
Notwithstanding the foregoing restrictions, under specified certain circumstances, from the No-Shop Period Start Date until the adoption of the Merger Agreement by Stamps.com’s stockholders, Stamps.com may provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person) if (and only if) the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to take such actions in respect of such Acquisition Proposal would be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘No-Shop’ Period—No Solicitation of Other Offers.”
After the No-Shop Period Start Date but prior to the adoption of the Merger Agreement by Stamps.com’s stockholders, Stamps.com is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, providing prior written notice to Parent at least two business days prior to such termination in advance to the effect that the Board of Directors (or a committee thereof) has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will include the identity of the person or “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal.

The termination of the Merger Agreement by Stamps.com following the Board of Directors’ authorization for Stamps.com to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Stamps.com of a termination fee of either (1) $99,500,000 if the Merger Agreement is terminated before the No-Shop Period Start Date with respect to an Excluded Party, or (2) $199,000,000, in the case of any other such termination. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
Termination of the Merger Agreement (page 77)
In addition to the circumstances described above, Parent and Stamps.com have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Pacific Time, on January 8, 2022, or if Stamps.com stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under some circumstances, (1) Stamps.com is required to pay Parent a termination fee equal to either $99,500,000 or $199,000,000; and (2) Parent is required to pay Stamps.com a termination fee equal to $365,000,000. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Effect on Stamps.com if the Merger is Not Completed (page 23)
If the Merger Agreement is not adopted by Stamps.com stockholders, or if the Merger is not completed for any other reason:
i.	the stockholders of Stamps.com will not be entitled to, nor will they receive, any payment for their respective shares of Stamps.com common stock pursuant to the Merger Agreement;
ii.
(a) Stamps.com will remain an independent public company; (b) Stamps.com common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (c) Stamps.com will continue to file periodic reports with the SEC; and

iii.
under certain specified circumstances, Stamps.com will be required to pay Parent a termination fee of either $99,500,000 or $199,000,000, upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Stamps.com common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on September 30, 2021 at 9.00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Stamps.com, and Stamps.com will become a wholly owned subsidiary of Parent;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal, if necessary or appropriate.
Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Stamps.com common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/STMP2021SM. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.

If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. As a beneficial owner, you will need to obtain a “legal proxy” from your broker, trustee or other nominee to vote your shares online during the virtual Special Meeting. We will not be required to allow access to the Special Meeting to anyone that does not log in at www.virtualshareholdermeeting.com/STMP2021SM with valid credentials.
Once online access to the Special Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/STMP2021SM. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.

Q:	Why did we choose to hold a virtual Special Meeting?
Our Board decided to hold the Special Meeting virtually in response to public health concerns over, large gatherings of people in order to help limit potential transmission of COVID-19. Furthermore, our experience with virtual meetings demonstrated that the goals of accessibility and stockholder participation can be well served by the virtual format.
Q:	Do you expect the Merger to be taxable to Stamps.com stockholders?
The exchange of Stamps.com common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the aggregate Per Share Merger Consideration you receive and (2) the adjusted tax basis of the shares of common stock you surrender in the Merger. If you are a Non-U.S. Holder, your exchange of shares of common stock for the Per Share Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. You should read the section entitled “The Merger - Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration (as defined in the Merger Agreement) of $330.00 in cash, less any applicable withholding taxes, for each share of Stamps.com common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Stamps.com common stock, you will receive $33,000 in cash in exchange for your shares of Stamps.com common stock, less any applicable withholding taxes.

Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of Stamps.com common stock is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to vote his or her shares at the Special Meeting by: (1) submitting a signed proxy card; (2) granting a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) voting in person by ballot at the Special Meeting will have the same effect as a voting such shares “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” (if any) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Stamps.com common stock. Instead, Stamps.com will remain an independent public company, Stamps.com common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Stamps.com will be required to pay Parent a termination fee of either $99,500,000 or $199,000,000, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Stamps.com to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the shares virtually present in person, by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of each of the Compensation Proposal and the Adjournment Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Stamps.com. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Stamps.com’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone up until 11:59 p.m. Eastern Time the day before the meeting date (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Stamps.com common stock represented by such holder’s book-entry shares for merger consideration.

Q:	What happens if I sell or otherwise transfer my shares of Stamps.com common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Stamps.com common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Stamps.com in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Stamps.com common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Stamps.com.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Stamps.com common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to virtually attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of Stamps.com common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card up until 11:59 p.m. Eastern Time the day before the meeting date; or
•	by attending the Special Meeting virtually and voting in person by ballot.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Stamps.com common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to virtually attend the Special Meeting in person, you are strongly encouraged to vote your shares of Stamps.com common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Stamps.com common stock virtually in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are virtually present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Stamps.com; or
•	attending the Special Meeting virtually and voting in person by ballot.

If you hold your shares of Stamps.com common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of Stamps.com common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Stamps.com common stock is called a “proxy card.” Ken McBride, our Chief Executive Officer, and Matthew A. Lipson, our Chief Legal Officer and Secretary, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
Stamps.com intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Stamps.com files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the fourth quarter of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Stamps.com common stock, please contact our proxy solicitor:

D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 745-0267
Email: STAMPS@dfking.com

FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Stamps.com refers to in this proxy statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Stamps.com’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Stamps.com for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” “depend” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•
the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including, but not limited to, receipt of required regulatory approvals;

•	the risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of either $99.5 million or $199 million;
•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;
•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;
•
the fact that receipt of the all-cash Per Share Merger Consideration (as defined in the Merger Agreement) would be taxable to Stamps.com stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•
the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Stamps.com’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, Stamps.com is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date;
•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;
•	risks that our stock price may decline significantly if the Merger is not completed;
•
risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval; and

•	other risks relating to the operation of our business described in our filings with the SEC.
Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on September 30, 2021 at 9:00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. You will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) approve the Adjournment Proposal, if necessary or appropriate.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A complete list of stockholders will be available for examination by any stockholder commencing no later than September 20, 2021 at our headquarters at 1990 E. Grand Ave., El Segundo, California 90245. If you would like to view the list, please contact our Investor Relations Department to schedule an appointment by calling (310) 482-5830. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting. As of August 12, 2021, there were 18,497,464 shares of Stamps.com common stock outstanding and entitled to vote at the Special Meeting. We expect that a similar figure will be outstanding and entitled to vote at the Special Meeting at the close of business on the Record Date.
The holders of a majority of the stock issued and outstanding and entitled to vote at the Special Meeting that are virtually present in person, by remote communication or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Special Meeting Attendance
The audio webcast of the Special Meeting will begin promptly at 9:00 a.m., Pacific Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Special Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
As the Special Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/STMP2021SM. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties accessing the virtual meeting, a toll-free number will be available to assist.
Once online access to the Special Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/STMP2021SM. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. As appropriate, we may answer some questions in writing and post the answers on our website following the Special Meeting. You may vote your shares at the Special Meeting even if you have previously submitted your vote.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of Stamps.com common stock is required to adopt the Merger Agreement. As of August 12, 2021, 9,248,733 votes constitute a majority of the outstanding shares of Stamps.com common stock. We expect that a similar figure will constitute a majority of the outstanding shares of Stamps.com common stock at the close of business on the Record Date. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.
The affirmative vote of the holders of a majority of the shares virtually present in person, by remote communication or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the Adjournment Proposal whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares virtually present in person, by remote communication or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve each of the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” (if any) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Stamps.com does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Stamps.com Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Stamps.com common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Shares Held by Stamps.com’s Directors and Executive Officers
As of August 12, 2021, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 685,522 shares of Stamps.com common stock, representing approximately 3.71% of the shares of Stamps.com common stock outstanding as of August 12, 2021 (and own Company Options to acquire an additional 642,970 shares (of which 425,758 shares are currently vested), representing approximately 6.94% of the shares of Stamps.com common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers). We expect that our directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the Record Date.
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Stamps.com common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. Certain executive officers, who hold an aggregate of 6,041 shares of Stamps.com common stock, representing less than 1% of our common stock at August 12, 2021, have entered into agreements to vote in favor of the Merger.
Voting of Proxies
If your shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to virtually attend the Special Meeting and wish to vote in person, a ballot will be available online at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to virtually attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not virtually attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary; or
•	attending the Special Meeting and voting in person by ballot.
If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of Stamps.com common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.
Recommendation of the Board of Directors
The Board of Directors has unanimously: (1) determined that it is fair to and in the best interests of Stamps.com and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on substantially the terms and conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Stamps.com, the performance by Stamps.com of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger, on substantially the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (4) resolved to recommend that Stamps.com stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Stamps.com. We have retained D.F. King & Co, Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. We will also indemnify D.F. King against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the fourth calendar quarter of 2021.

Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Stamps.com common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw or waive their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that holders of shares of Stamps.com common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Stamps.com common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger— Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to Stamps.com before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of Stamps.com common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of Stamps.com common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of Stamps.com common stock
If the Merger is completed, the shares of Stamps.com common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Stamps.com common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Stamps.com common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
The proxy statement is available at https://investor.Stamps.com and clicking on the link titled “SEC Filings”.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by writing to Stamps.com at 1990 E. Grand Avenue, El Segundo, CA 90245. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Stamps.com common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 745-0267
Email: STAMPS@dfking.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
Stamps.com is a leading provider of postage online and shipping software solutions to customers including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia®, ShipStation®, ShippingEasy®, ShipWorks®, and MetaPack™. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications. Stamps.com common stock is listed on Nasdaq under the symbol “STMP.”
Stream Parent, LLC
c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 94111
(415) 263-3660
Parent was formed on July 2, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Stream Merger Sub, Inc.
c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 94111
(415) 263-3660
Merger Sub is a wholly owned subsidiary of Parent and was formed on July 2, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Parent and Merger Sub are affiliates of the Thoma Bravo Fund, managed by Thoma Bravo. Thoma Bravo is a leading private equity investment firm focused on the software and technology-enabled services sectors. At the Effective Time, Stamps.com, as the Surviving Corporation, will be indirectly owned by the Thoma Bravo Fund.
In connection with the transactions contemplated by the Merger Agreement, the Thoma Bravo Fund has provided Parent with an equity commitment which, when taken together with the proceeds from the debt financing, is sufficient to fund the aggregate purchase price required to be paid at the closing of the Merger. In addition, the Thoma Bravo Fund has obtained a debt commitment sufficient to fund, together with cash on hand at Stamps.com, certain fees and expenses to be paid at the closing of the Merger, including any amounts required to terminate Stamps.com’s credit facility, subject to the terms and conditions of, the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Stamps.com and the separate corporate existence of Merger Sub will cease, with Stamps.com continuing as the Surviving Corporation. As a result of the Merger, Stamps.com will become a wholly owned subsidiary of Parent, and Stamps.com common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition,

Stamps.com common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Stamps.com if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Stamps.com common stock pursuant to the Merger Agreement;
ii.
(a) Stamps.com will remain an independent public company; (b) Stamps.com common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (c) Stamps.com will continue to file periodic reports with the SEC;

iii.
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Stamps.com’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Stamps.com operates and economic conditions;

iv.
the price of Stamps.com common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Stamps.com common stock would return to the price at which it trades as of the date of this proxy statement;

v.
the Board of Directors will continue to evaluate and review Stamps.com’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Stamps.com’s business, prospects and results of operations will be adversely impacted; and

vi.
under specified circumstances, Stamps.com will be required to pay Parent a termination fee of either $99.5 million or $199 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration
At the Effective Time, each share of Stamps.com common stock (other than Owned Company Shares or Dissenting Company Shares) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Price, less any applicable withholding of taxes.
At or prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate consideration with a designated payment agent for payment of each share of Stamps.com common stock owned by each Stamps.com stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Price in respect of each share of Stamps.com common stock that you own (less any applicable withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”
Background of the Merger
The Board of Directors, with Stamps.com senior management, regularly and in the ordinary course of business, reviews and assesses Stamps.com’s long-term strategy, financial performance and operations in light of developments in Stamps.com’s business and overall developments in the industry in which it operates, taking into account the overall performance of the market and the mailing and shipping industries generally. As part of this ongoing review and assessment, the Board of Directors considers various alternatives to Stamps.com’s long-term strategy, including alternatives involving possible strategic acquisitions to expand the markets and service offerings that Stamps.com provides, alternatives involving possible organic expansion into new markets and service offerings that Stamps.com provides, and alternatives involving possible strategic transactions and partnerships with third parties. Stamps.com regularly engages with its stockholders to discuss and to solicit feedback on their views and perspectives of Stamps.com’s long-term business plan, strategic opportunities and value.
In May 2017 representatives of Thoma Bravo contacted Mr. Ken McBride, CEO of Stamps.com, to express an interest in pursuing a transaction in which Thoma Bravo would acquire Stamps.com indicating it would be willing to pay a price of $135.00 per share. The closing market price per share of Stamps.com common stock during the month of May 2017 ranged from approximately $103 to $141. The Board of Directors discussed this indication of interest and the then current prospects for the Stamps.com’s business and determined not to proceed with any discussion or confidential information sharing with Thoma Bravo at that time.
In May 2019 representatives of Thoma Bravo contacted Mr. McBride to express an interest in pursuing a transaction in which Thoma Bravo would acquire Stamps.com indicating it would be willing to pay a price of $50.00 per share. The closing market price per share of Stamps.com common stock during the month of May 2019 ranged from approximately $34 to $87. The Board of Directors discussed this indication of interest and the then current prospects for the Stamps.com’s business and determined not to proceed with any discussion or confidential information sharing with Thoma Bravo at that time.
In August 2019, in connection with commercial discussions with an industry participant (“Industry Participant A”), Industry Participant A discussed the possibility of making an equity investment in Stamps.com. These discussions did not progress beyond preliminary or exploratory discussions and Industry Participant A indicated that it was not interested in further pursuing the discussions.
On March 2, 2021, financial sponsor (“Sponsor A”) contacted David Habiger, a director of Stamps.com, who had a prior relationship with a portfolio company of Sponsor A that concluded several years earlier, asking for an introduction to Mr. McBride. Mr. Habiger did not engage in any substantive discussions with Sponsor A and shortly thereafter made an introduction of Sponsor A to Mr. McBride.
On March 9, 2021 Sponsor A contacted Mr. McBride. The discussion addressed investor-related matters and did not discuss any potential acquisition of Stamps.com.
On April 14, 2021, Sponsor A sent Mr. McBride a preliminary, non-binding written indication of interest to acquire Stamps.com for a per share price range of $260 to $270 in cash, which represented a 25% to 30% premium to Stamps.com’s closing price as of April 13, 2021 and a 30% to 35% premium to Stamps.com’s 60-day volume weighted average trading price at that time. The proposal did not include any other material terms. Later that day, Mr. McBride shared the letter from Sponsor A with the Board of Directors and Proskauer Rose LLP (“Proskauer”), Stamps.com’s general outside legal counsel who from time to time has advised Stamps.com on a number of matters.
On April 21, 2021, the Board of Directors met virtually and discussed the indication of interest from Sponsor A. In the course of this meeting, Matthew Lipson, Chief Legal Officer of Stamps.com, provided the directors with an overview of their fiduciary duties. Mr. Habiger described Sponsor A’s outreach to him and how he made the introduction to Mr. McBride. Stamps.com senior management provided a summary of Sponsor A’s proposal. The Board of Directors discussed overall strategy to maximize stockholder value, including engaging in a sales process relative to other opportunities available to Stamps.com, the manner of conducting, and timing of, a sale process, valuation, business risks and other parties that could potentially be interested in acquiring Stamps.com. The Board also discussed the possibility of retaining a financial advisor and authorized management to approach a potential financial advisor in connection with a possible transaction. After discussion the Board of Directors instructed Mr. McBride to notify Sponsor A that it was rejecting the proposal at the proposed price range and to separately communicate to Sponsor A that the Board of Directors could potentially be open to considering a proposal at a higher valuation.
On April 21, 2021, Mr. McBride sent a letter to Sponsor A stating that at the price range indicated in Sponsor A’s proposal Stamps.com had no interest in pursuing a transaction. Mr. McBride the same day communicated telephonically with a representative of Sponsor A that the Board of Directors was open to considering other proposals from Sponsor A, but at a higher valuation. That same day Sponsor A sent a letter to Mr. McBride requesting access to confidential information and time with management in order to revisit Sponsor A’s original offer price. Sponsor A also provided Stamps.com with a form of non-disclosure agreement.
Between April 22, 2021 and April 29, 2021, members of Stamps.com senior management, spoke with J.P. Morgan concerning its possible retention as financial advisor. Stamps.com senior management approached J.P. Morgan concerning the engagement given Stamps.com’s long-term relationship with J.P. Morgan, J.P. Morgan’s strength as a financial advisor and the historical and ongoing discussions Stamps.com senior management had with J.P. Morgan on a variety of topics including capital raising and mergers and acquisition transactions.
During the period between April 22, 2021 and April 29, 2021, J.P. Morgan provided a proposal for its engagement as a financial advisor and provided a draft of an engagement letter, which Stamps.com senior management and Proskauer negotiated with J.P. Morgan. J.P. Morgan also provided Stamps.com with a presentation, which, among other things addressed preliminary valuation perspectives, process alternatives for pursuing a transaction (including use of a post-signing “go-shop”) and a review of potential buyers, including highlighting Sponsor A, Thoma Bravo, and Industry Participant A as the most logical buyers, based largely upon the past interest such parties had expressed in a potential transaction with Stamps.com and in the case of Sponsor A and Thoma Bravo, the size and type of transactions such sponsors have historically pursued.
On April 22, 2021, Mr. McBride informed Sponsor A that the Board was reviewing its April 21, 2021 letter and list of requested due diligence items and provided Sponsor A with a form of non-disclosure agreement that Stamps.com would be willing to execute in order to provide Sponsor A access to Stamps.com confidential information.
On April 29, 2021, the Board of Directors met virtually, among other things, to discuss with Stamps.com’s senior management and Proskauer the process of considering strategic transactions and the retention of a financial advisor. At the meeting Proskauer made a presentation concerning the fiduciary duties of the Board of Directors in considering strategic transactions. Directors and members of Stamps.com senior management also discussed various options available to Stamps.com to enhance stockholder value. These considerations included Stamps.com’s continued operation as a standalone company, review of discussions to date with Sponsor A, and potential strategic transactions involving one or more other financial or industry participants. The Board also discussed the process going forward in connection with consideration of strategic transactions, the non-disclosure agreement, including the proposed standstill included in the form of non-disclosure agreement, and the diligence requests received from Sponsor A. Stamps.com senior management summarized for the Board of Directors the previously noted presentation that had been received from J.P. Morgan prior to the meeting concerning the potential process, preliminary valuation perspectives and the universe of potential buyers. In the presentation, J.P. Morgan had, as previously noted, indicated that the most logical buyers were Sponsor A, Thoma Bravo and Industry Participant A. Stamps.com senior management noted that both Thoma Bravo and Industry Participant A had previously expressed interest in making acquisition or investment proposals, as noted above. At this meeting Mr. Habiger expressly disclosed to the Board of Directors his conflict of interest involving Thoma Bravo, including that he was President of J.D. Power, which was a portfolio company of Thoma Bravo and that he had investments in several funds managed by Thoma Bravo. Mr. Habiger also expressly disclosed to the Board of Directors his prior relationship with a company owned by Sponsor A, which had concluded several years earlier. Having been informed regarding Mr. Habiger’s relationship to Thoma Bravo and his prior relationship with a company owned by Sponsor A and having considered the potential conflicts of interest implications, the Board of Directors determined to include Mr. Habiger in the ensuing meetings of the Board of Directors, with exceptions noted. The Board of Directors also reviewed the proposed final terms of engagement with J.P. Morgan, including the financial terms. Stamps.com senior management reviewed with the Board of Directors information J.P. Morgan had provided concerning its qualifications and experience. Following a discussion by the Board of Directors, the Board of Directors approved the retention of J.P. Morgan as its exclusive financial advisor in connection with any potential strategic transaction, subject to finalizing the proposed engagement letter, which was finalized and executed that same day. The Board then considered that Sponsor A and Thoma Bravo were among the best suited financial sponsors to make strong proposals. The Board noted that Thoma Bravo had shown interest in Stamps.com based on its proposals in 2017 and 2019. The Board also considered, after discussion with J.P. Morgan, whether the inclusion of two financial sponsors of the caliber, financial resources and relevant industry focus as Thoma Bravo and Sponsor A would be sufficient to test the market for financial sponsor interest and whether the potential benefits of conducting a broader marketing process was outweighed by the risks of distraction of management, the potential for leaks and disruption of existing commercial relationships. Stamps.com senior management also informed the Board of Directors that the J.P. Morgan presentation noted different process alternatives that Stamps.com could pursue, including (i) moving forward with current parties with a “go-shop” arrangement, (ii) targeting outreach efforts to a limited number of additional potential buyers and/or (iii) conducting a broad confidential outreach to potential buyers. As the Board of Directors considered the valuation in the initial proposal from Sponsor A to be inadequate, the Board of Directors discussed using J.P. Morgan’s assistance in determining whether materially higher valuations might be obtainable. After a discussion, the Board of Directors authorized management, with advice from and in conjunction with J.P. Morgan, to engage in outreach to selected buyers by enabling due diligence reviews by Sponsor A pursuant to a non-disclosure agreement and initiating outreach to Thoma Bravo and, potentially, Industry Participant A, to determine whether they would be interested in making any strategic proposals and their willingness to agree to the use of a “go-shop” process.
On April 29, 2021, following the meeting of the Board of Directors, Stamps.com and Sponsor A entered into a non-disclosure agreement. The non-disclosure agreement contained standstill provisions but did not contain a prohibition on Sponsor A requesting a waiver of the standstill provisions, and expressly permitted Sponsor A to confidentially communicate to the Board of Directors, senior management of Stamps.com or its external financial advisors any non-public proposals regarding a potential transaction in a manner not reasonably expected to require public disclosure.
On May 1, 2021, Stamps.com provided Sponsor A access to the virtual dataroom containing a selected and limited set of information regarding Stamps.com.
On May 3, 2021, at the direction of Stamps.com, J.P. Morgan contacted representatives of Sponsor A to discuss Sponsor A’s due diligence requests, including scheduling live management sessions regarding business strategy and finance, financial forecasts and other data requests and the anticipated results for the fiscal quarter ended March 31, 2021.
On May 16 and 17, 2021, Mr. McBride contacted representatives of Thoma Bravo and told such representatives that Stamps.com would be willing to consider an indication of interest from Thoma Bravo if Thoma Bravo was willing to submit one.
On May 18, 2021, at the direction of Stamps.com, J.P. Morgan contacted Thoma Bravo regarding signing a non-disclosure agreement and providing Thoma Bravo’s access to due diligence information. That same day, at the direction of Stamps.com, J.P. Morgan provided Thoma Bravo with a non-disclosure agreement, which was executed on May 20, 2021. The non-disclosure agreement contained standstill provisions but did not contain a prohibition on Thoma Bravo requesting a waiver of the standstill provisions, and expressly permitted Thoma Bravo to confidentially communicate to the Board of Directors, senior management of Stamps.com or external financial advisors any non-public proposals regarding a potential transaction in a manner not reasonably expected to require public disclosure.
Between May 18, 2021 and June 9, 2021, Sponsor A and Thoma Bravo and their respective advisors and representatives conducted due diligence on Stamps.com. Stamps.com provided substantially the same information set to both parties. During this period, at the direction of Stamps.com, J.P. Morgan facilitated calls and virtual meetings with both Sponsor A and Thoma Bravo and the Company in order to address diligence requests and prepare both interested parties to provide proposals for the Board of Directors to consider. During this period, at the direction of Stamps.com, J.P. Morgan indicated to both sponsors that, at this time, if the Board of Directors made the decision to move ahead, it would require the sponsor to agree to a post-signing go-shop process.
On May 20, 2021, Stamps.com senior management hosted a meeting with Sponsor A to provide a detailed overview of Stamps.com’s business.
On May 26, 2021, Stamps.com senior management hosted a meeting with Thoma Bravo to provide a detailed overview of Stamps.com’s business.
On May 28, 2021, the Board of Directors met virtually, among other things, to receive an update from Stamps.com senior management regarding J.P. Morgan’s discussions with Sponsor A and Thoma Bravo.
On June 2, 2021, at the direction of Stamps.com, J.P. Morgan informed Sponsor A and Thoma Bravo that, having substantially concluded their respective due diligence processes, they should each be prepared to provide an updated proposal (in Sponsor A’s case) or an initial proposal (in Thoma Bravo’s case), in each case, regarding a potential acquisition of Stamps.com. J.P. Morgan specifically noted, at the direction of Stamps.com, that since the Board of Directors would be deciding whether or not to proceed with either party regarding a potential strategic transaction, valuation was the single most important aspect of any revised or new proposal.
During early June 2021, Stamps.com conducted business and legal due diligence calls with both Sponsor A and Thoma Bravo.
On June 8, 2021 and June 9, 2021, Mr. McBride and J.P. Morgan contacted Industry Participant A to inform Industry Participant A of the existence of the outreach to selected buyers. A representative of Industry Participant A stated that it might consider an acquisition transaction through participation in the “go-shop” process but was unlikely to make any proposal at the current time.
On June 8, 2021, Sponsor A provided an updated nonbinding indication of interest to acquire Stamps.com for $260 per share, which was at the lowest end of the range that Sponsor A had proposed in its initial proposal on April 14, 2021. The Stamps.com closing price on the Nasdaq on June 7, 2021 was $191.96, and thus Sponsor A’s proposal reflected an approximately 36% premium to the price per share of Stamps.com common stock at such time, which was an increase from the premium in its initial proposal. The Sponsor A indication of interest proposed to fund the potential transaction with a majority equity contribution from Sponsor A’s funds and a limited set of certain of its limited partners, as well as borrowings from lenders. Sponsor A’s indication of interest did not offer a “go-shop,” did not request exclusivity and noted several additional confirmatory due diligence items it needed.
On June 8, 2021, Thoma Bravo provided a non-binding indication of interest to acquire Stamps.com for $270 per share, which reflected an approximately 41% premium to the closing price per share of Stamps.com common stock on June 7, 2021. The Thoma Bravo indication of interest proposed to fund the potential transaction with an equity contribution from Thoma Bravo’s funds (without the need to obtain equity from any co-investors), as well as borrowings from lenders. The Thoma Bravo indication of interest offered a 30 day “go-shop” and requested three weeks of exclusivity.
On June 9, 2021, the Board of Directors met virtually with senior management of Stamps.com, representatives of J.P. Morgan and representatives of Proskauer. Proskauer advised the Board on its fiduciary duties in this context. J.P. Morgan informed the Board of Directors it had provided services to both Sponsor A and Thoma Bravo and would provide a conflicts disclosure letter summarizing such services and the related fees earned, which it provided later that day. J.P. Morgan provided the Board of Directors with its preliminary valuation analysis of Stamps.com and its analysis of the financial terms of each of the Sponsor A and Thoma Bravo proposals. J.P. Morgan also summarized its work since its engagement, including discussions with Sponsor A, Thoma Bravo, Industry Participant A and facilitating due diligence. J.P. Morgan also provided the Board of Directors information about potential additional financial sponsors and strategic/industry bidders who could be invited to participate in the market outreach process. The presentation also covered various scenarios for additional outreach, and their respective advantages and disadvantages, including proceeding with the market outreach process with only Sponsor A and Thoma Bravo, broadening the market outreach process on a targeted basis or a further broadened market outreach process to a wide set of potential counterparties. J.P. Morgan noted various advantages and disadvantages with each of these approaches, including the risk of information leaks, the perception of Stamps.com being actively “shopped”, the impact on Stamps.com’s management’s attention and the risk of adversely impacting the interest and momentum with the current parties, as well as the ability to utilize a “go-shop” construct to solicit and actively engage with additional potential bidders after execution of a merger agreement.
The Board of Directors also discussed the status of discussions with Industry Participant A and Industry Participant A’s expressed preference to consider participation in a “go-shop” process rather than the current sales process. Additionally, the Board of Directors considered J.P. Morgan’s views as to the benefits and drawbacks of including other potential parties in a limited market outreach, and the strong competitive dynamic that could be engendered between Sponsor A and Thoma Bravo, and also considered the likelihood that any transaction would include a “go-shop” process, and decided that it was preferable to maintain the current process with only Sponsor A and Thoma Bravo. Given that the indications of interest from both Sponsor A and Thoma Bravo were nearly the same from a price perspective as Sponsor A’s initial proposal, the Board of Directors discussed with J.P. Morgan an approach to obtain materially higher proposals from both parties by potentially offering a limited period of exclusivity in a single round of bidding to the party that offered the highest and best valuation that was materially higher than the prior proposals. The Board of Directors then authorized J.P. Morgan to solicit the highest possible and best offer from Sponsor A and Thoma Bravo in a single round of bidding, in exchange for a limited period of exclusivity, instructing them to provide updated indications of interest by the morning of June 10, 2021, including with a price per share of at least $280 (which would reflect a price per share floor of an approximately 46% premium to the closing price per share of Stamps.com common stock on June 7, 2021) and to confirm their willingness to agree to a “go-shop” process following execution of a definitive agreement with respect to a strategic transaction with Stamps.com.
On June 10, 2021, the Board of Directors met virtually with Stamps.com senior management and representatives of J.P. Morgan to review the proposals that were received that morning from Sponsor A and Thoma Bravo. Representatives of Proskauer were consulted throughout the ensuing bid process. Sponsor A provided an updated nonbinding indication of interest of $311 per share (which reflected an approximately 62% premium to the closing price per share of Stamps.com common stock on June 7, 2021), a 45-day “go-shop” period with a 1.5% break-up fee applicable during the “go-shop” period and a 3% fee applicable thereafter. In addition, Sponsor A required 28 days of exclusivity. Thoma Bravo provided an updated nonbinding indication of interest of $320 per share (which reflected an approximately 67% premium to the closing price per share of Stamps.com common stock on June 7, 2021) and a 40-day “go-shop” period and with similar break-up fee and exclusivity terms as Sponsor A’s $311 indication. Given the material increase in valuation indicated by both bidders and taking into account the preliminary valuation analysis provided by J.P. Morgan, and given that Thoma Bravo’s bid was $9.00 per share higher than Sponsor A’s bid, the Board of Directors determined that it was in the best interests of stockholders to grant exclusivity to Thoma Bravo. Although J.P. Morgan, at the instruction of the Board of Directors, had informed both bidders that each should make only a single bid, in order to obtain the highest possible price in exchange for exclusivity (and without any commitment by the Board of Directors to agree to any eventual transaction), before Stamps.com entered into exclusivity with Thoma Bravo, Sponsor A made a new unsolicited proposal of $330 per share (which reflected an approximately 72% premium to the closing price per share of Stamps.com common stock on June 7, 2021). Although the Board of Directors believed that Thoma Bravo had been the high bidder based on the parameters established for the bidding process, and that there was a risk of Thoma Bravo abandoning the process if Thoma Bravo believed that the Board of Directors was changing the process in response to a second bid by Sponsor A that was submitted after the single round of bidding, the Board of Directors, nevertheless, determined that it would be in the best interests of stockholders to treat the Sponsor A unsolicited bid as the new high bid, and accordingly the Board of Directors was prepared to enter exclusivity with Sponsor A unless Thoma Bravo matched or exceeded the price per share offered in Sponsor A’s second bid. In response, Thoma Bravo increased its proposal to $330 per share, without changing the other non-financial terms in its prior proposal. Given the fact that Thoma Bravo had initially been the high bidder, the high premium to Stamps.com’s current market price implied by the proposed price, and the fact that Thoma Bravo’s bid did not require equity co-investors as Sponsor A’s indication of interest had specified, the Board of Directors decided it was in the best interests of stockholders to grant exclusivity to Thoma Bravo based on the updated $330 price per share proposal. This price represented a premium of approximately 72% to Stamps.com’s closing price and 90-day volume weighted average price as of June 7, 2021. The exclusivity agreement with Thoma Bravo was entered into later in the day on June 10, 2021.
Over the next several weeks, Stamps.com senior management and representatives of Thoma Bravo and Thoma Bravo’s legal counsel, Kirkland & Ellis LLP (“Kirkland”), engaged in telephonic and virtual meetings to address the legal and business due diligence inquiries of Thoma Bravo and Kirkland regarding Stamps.com.
On June 11, 2021, senior management of Stamps.com authorized Proskauer to prepare a draft merger agreement with respect to the potential transaction with Thoma Bravo.
On June 11, 2021, representatives of Proskauer and Kirkland discussed a draft merger agreement, confirming that Proskauer would prepare the initial draft while Kirkland would focus on completing the legal due diligence process on behalf of Thoma Bravo.
During the period from June 14, 2021 to July 6, 2021, representatives of Stamps.com met on a regular basis with, and provided requested information to, representatives of Thoma Bravo and its advisors to provide information in connection with Thoma Bravo’s due diligence review of Stamps.com.
On June 24, 2021, representatives of Proskauer provided Kirkland an initial draft merger agreement. The draft merger agreement contemplated, among other things, (i) a 40-day “go-shop” period following the execution of the definitive agreement for Stamps.com to solicit and consider superior proposals with a related 1.5% termination fee for parties that constituted “Excluded Part[ies]” as defined in the merger agreement; (ii) a 3% termination fee for a superior proposal accepted after the “go-shop” period or for parties that did not constitute “Excluded Part[ies]” as defined in the merger agreement; (iii) a 6% termination fee payable by Thoma Bravo if it failed to consummate the transactions under certain circumstances (a “reverse termination fee”); (iv) a best efforts covenant from both parties to secure regulatory approval of the transaction with a “hell or high water” required divestiture provision; (v) acceleration of all unvested stock options and restricted stock units; and (vi) other customary terms for a strategic transaction of this nature.
On July 2, 2021, representatives of Proskauer sent representatives of Kirkland a draft of the disclosure schedules to the draft merger agreement.
On July 2, 2021, representatives of Kirkland sent representatives of Proskauer a revised draft of the Stamps.com draft merger agreement. The revised draft merger agreement contained certain material revisions compared to the Stamps.com initial draft merger agreement, including, without limitation, (i) a requirement that all directors and officers sign voting agreements to vote their shares of Stamps.com common stock in favor of the merger concurrently with the execution of the merger agreement; (ii) a definition of “Excluded Party” that would have the effect that any offer during the “go-shop” period by a party that had previously made a written proposal (without any temporal limitation) to acquire Stamps.com prior to the signing of the merger agreement, such as Sponsor A, would (if the merger agreement were terminated to pursue such offer) trigger a 3% termination fee rather than the 1.5% termination fee that would be applicable to other parties; (iii) the removal of the “hell or high water” required divestiture provision; (iv) no acceleration of any unvested stock options or restricted stock units; (v) a requirement that Stamps.com reimburse up to $6 million of Thoma Bravo expenses incurred in connection with the proposed transaction if the stockholders of Stamps.com did not approve the merger as well as in other specified cases; and (vi) a 5% “reverse termination fee” if Thoma Bravo was unable to close the transaction due to not having the requisite debt financing.
On July 2, 2021, representatives of Kirkland sent representatives of Proskauer drafts of the other transaction documents, including an equity commitment letter, a limited guarantee and a voting agreement.
On or about July 3, 2021, representatives of Kirkland communicated in discussions with representatives of Proskauer that the modifications to the “Excluded Party” definition incorporated in Thoma Bravo’s July 1, 2021 draft of the merger agreement were critical to Thoma Bravo’s willingness to move forward with the transaction.
On July 6, 2021, the Board of Directors met virtually with senior management, representatives of J.P. Morgan and representatives of Proskauer. Proskauer advised the Board of Directors regarding its fiduciary duties in connection with the proposed transaction. Given his previously disclosed employment relationship with J.D. Power, a portfolio company of Thoma Bravo, Mr. Habiger excused himself from the Board of Directors meeting. Representatives of J.P. Morgan provided an update on Thoma Bravo’s diligence efforts and on their discussions with representatives of Thoma Bravo. Representatives of Proskauer summarized the legal and fiduciary issues presented by the changes to the merger agreement requested by Thoma Bravo and Kirkland, including Thoma Bravo and Kirkland’s continued resistance against a “hell or high water” antitrust covenant. Given the known lack of competitive business overlap between Stamps.com and Thoma Bravo’s portfolio companies, the “hell or high water” demand was deemed to be acceptable under the circumstances, and therefore the discussion focused on the definition of “Excluded Party.” The Board (with Mr. Habiger still being recused) engaged in an active discussion regarding the original purpose of the “go-shop” (namely to facilitate bids by parties who were not involved in pre-signing market outreach), the fact that Sponsor A had already been given several clear opportunities to be the higher bidder in the process of granting exclusivity, and in fact had caused Thoma Bravo to further increase its bid even after Thoma Bravo had been determined to be the highest and best bidder based on the single round of bidding of the original market outreach process, the fact that, based on the prior preliminary valuation analysis provided by J.P. Morgan, Thoma Bravo’s bid appeared to fully value Stamps.com at the highest end of all credible ranges, the fact that Thoma Bravo had made it clear that the “Excluded Party” provision proposed in its markup (and its implications on Sponsor A) was fundamental to its willingness to proceed with a transaction and the fact that Sponsor A had not made any outreach to Stamps.com since June 10, 2021 and that there was no assurance whatsoever that Sponsor A would be interested in making a “back up” offer should Thoma Bravo follow through on its credible threats of abandoning the process were this point not conceded by Stamps.com. Among other things, the Board was advised that Thoma Bravo had taken the position that unvested options and RSU Awards should not accelerate, that Thoma Bravo’s position was inconsistent with its original proposal which showed the capitalization of Stamps.com with all options and RSU Awards (whether vested or unvested) being exercised, and that Thoma Bravo was no longer raising acceleration of options or RSU Awards as an issue. In addition, representatives of Proskauer noted that there were various open points in the draft merger agreement where the Stamps.com draft provided the Board of Directors greater flexibility than the Thoma Bravo revised draft, and that any concession made regarding the definition of “Excluded Party” could be paired with concessions by Thoma Bravo to enhance the Board of Director’s flexibility in any “go-shop” process and in the event of unsolicited bids. Based on these factors, the Board of Directors (again, with Mr. Habiger still recused) determined that continuing to negotiate the merger agreement with Thoma Bravo was in the best interests of stockholders and that the concession on the “Excluded Party” definition was necessary to avoid the likely loss of a valuable opportunity for stockholders, while also providing an opportunity to negotiate added changes to the merger agreement that would enhance the overall flexibility of the Board of Directors to utilize the “go-shop” process and reduce risk to Stamps.com. In addition, the Board of Directors (with Mr. Habiger participating) also recognized that, although there had not been any discussions between Thoma Bravo and management concerning continued employment of management and it had not authorized any discussions between Thoma Bravo and management regarding management compensation, Thoma Bravo might want to retain management in the event that a merger agreement was signed. The Board further recognized that in such event management would require independent counsel, and therefore authorized management to retain, as a corporate expense, independent counsel to represent it should management wish to negotiate with Thoma Bravo after a merger agreement was executed.
Later on July 6, 2021, representatives of Proskauer provided representatives of Kirkland a revised draft of the merger agreement which included the elements of the “Excluded Party” definition and the removal of the “hell or high water” antitrust clause which Thoma Bravo had indicated were threshold issues, but also made other changes to enhance the utility of the “go-shop” period. In addition, the parties negotiated a final “reverse termination fee” of 5.5% and resolved other remaining open points in the draft merger agreement and disclosure schedules.
Between July 2, 2021 and July 8, 2021, representatives of Proskauer and Kirkland negotiated the ancillary agreements to the draft merger agreement and the draft disclosure schedules. On July 7, 2021, representatives of Proskauer and Kirkland discussed the final open points in the merger agreement, and Thoma Bravo agreed to a further request that no director other than Ken McBride would be required to enter into a voting agreement in connection with the parties’ execution of the merger agreement.
On July 7, 2021, the Board of Directors met virtually with senior management, representatives of J.P. Morgan and representatives of Proskauer. Representatives of Proskauer provided an update on the merger agreement, the voting agreement and the “go-shop” period. The Board of Directors discussed the terms of the merger agreement with Proskauer and J.P. Morgan. Representatives of Proskauer presented a further update on the Board of Directors’ fiduciary duties.
On July 8, 2021, after market close, the Board of Directors held a meeting with representatives of Stamps.com senior management, Proskauer and J.P. Morgan. Representatives of J.P. Morgan reviewed for the Board of Directors a summary of the current status and financial terms of the acquisition proposal submitted by Thoma Bravo as set forth in the merger agreement and related documentation. Representatives of J.P. Morgan and Proskauer reviewed with the Board of Directors the key legal and financial terms of the Thoma Bravo $330 per share proposal, and representatives of J.P. Morgan then provided J.P. Morgan’s financial analyses of the Thoma Bravo $330 per share proposal. J.P. Morgan then rendered its oral opinion to the Board of Directors, which was subsequently confirmed by delivery of its written opinion, dated July 8, 2021, that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the $330 per share merger consideration (as proposed in the Thoma Bravo $330 per share proposal) to be paid to the Stamps.com common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. For more information about J.P. Morgan’s opinion, see below under the caption “The Merger—Opinion of J.P. Morgan.” Representatives of Proskauer then provided a review for the Board of Directors of its fiduciary duties, and reviewed certain material terms of the proposed final merger agreement. Representatives of Proskauer answered questions from members of the Board of Directors regarding the terms of the proposed merger agreement and Stamps.com’s ability to conduct its business during the pendency of the Merger. The Board of Directors continued to discuss the potential transaction with Thoma Bravo and the reasons that the Board of Directors believed that it was in the best interests of Stamps.com and its stockholders to enter into the merger agreement with Thoma Bravo and consummate the Merger upon the terms and subject to the conditions set forth in the merger agreement. For more information concerning the recommendation of the Board of Directors, see the section titled “The Merger Agreement—Reasons for the Merger.” Mr. Habiger again reminded other members of the Board of Directors of his employment by J.D. Power, which is a Thoma Bravo portfolio company, and again recused himself from the meeting so that the Board of Directors could continue to discuss the Merger in an executive session. Following such discussion, Mr. Habiger rejoined the meeting and then the Board of Directors unanimously (i) determined that it was in the best interests of Stamps.com and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the Merger upon the terms and subject to the conditions set forth in the merger agreement; (ii) approved the execution and delivery of the merger agreement by Stamps.com, the performance by Stamps.com of its covenants and other obligations under the merger agreement, and the consummation of the Merger upon the terms and conditions set forth in the merger agreement; and (iii) resolved to recommend that Stamps.com stockholders adopt the merger agreement and approve the Merger in accordance with the DGCL.
Later that evening, Stamps.com and Thoma Bravo executed the merger agreement and related agreements entered into in connection with the transactions contemplated by the merger agreement. At the time of the execution of the merger agreement, Thoma Bravo and Stamps.com had not discussed the terms of any post-closing employment or equity participation for Stamps.com management, nor had any members of Stamps.com management had any such discussions with Thoma Bravo.
The following morning on July 9, 2021 before market open, Stamps.com issued a press release announcing the execution of the merger agreement.
Since the execution of the Merger Agreement, in connection with the “go-shop” period provided for in the Merger Agreement, which expired at 11:59 p.m. Pacific Time on August 17, 2021, at the direction of the Board of Directors, representatives of J.P. Morgan contacted and sought to engage in discussions with 35 parties regarding submitting an Acquisition Proposal, including Industry Participant A and Sponsor A with which Stamps.com had engaged prior to the execution of the Merger Agreement. 16 of the parties were financial parties and 19 of the parties were industry participants. In addition, J.P. Morgan received inquiries from two other potentially interested parties, one financial party and one industry participant, during the “go-shop” period. Stamps.com executed confidentiality agreements with three parties. None of the parties contacted or who made inquiries made an Acquisition Proposal.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (1) determined that it is fair to and in the best interests of Stamps.com and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger on the terms and conditions set forth in the Merger Agreement; (2) approved, adopted and declared advisable the Merger Agreement and the execution and delivery of the Merger Agreement by Stamps.com, the performance by Stamps.com of its obligations and other agreements under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger, on the terms and conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (4) resolved to recommend that Stamps.com stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, if necessary or appropriate.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with Stamps.com management, Proskauer Rose LLP, its outside legal advisor, and J.P. Morgan, its financial advisor. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by Stamps.com, the performance by Stamps.com of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and (ii) resolution to recommend that Stamps.com stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL:
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Attractive Value. The Board of Directors considered the current and historical market prices of the Stamps.com common stock, including the market performance of the common stock relative to those of other participants in the Stamps.com’s industry and general market indices, and the fact the current and historical trading price of Stamps.com common stock, including that the Per Share Merger Consideration constituted a substantial premium over the market price of Stamps.com common stock:

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A 64% premium to the one-month volume-weighted average closing price of $201, a 72% premium to the three-month volume-weighted average closing price of $192 and a 73% premium to the twelve-month volume-weighted average closing price of $191, in each case, ending on July 7, 2021, the last full trading day prior to the execution of the Merger Agreement.

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Best Alternative for Maximizing Stockholder Value. The Board of Directors considered that the Per Share Merger Consideration was more favorable to Stamps.com stockholders than the potential value that might result from other alternatives reasonably available to Stamps.com, including, but not limited to, the continued operation of Stamps.com on a stand-alone basis in light of a number of factors, including the following:

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the belief that the Per Share Merger Consideration represented the highest price that Thoma Bravo was willing to pay and the highest price per share value reasonably obtainable as of the date of the Merger Agreement and that the estimated cost savings from Stamps.com no longer being a public company were factored into Thoma Bravo’s final offer of $330.00 per share;

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the fact that, after Stamps.com received an unsolicited proposal from Sponsor A at a price per share that management and the Board of Directors viewed as sufficiently high enough to pursue if the price could be improved, but not compelling enough at the price proposed, Stamps.com initiated a process that was designed to maximize the price while avoiding the disruption of a public process. Stamps.com solicited an offer from Thoma Bravo, which had previously expressed an interest in a transaction with Stamps.com and engaged in negotiations with Thoma Bravo and Sponsor A, which the Board of Directors, after discussions with J.P. Morgan, considered among the best suited financial sponsors to make strong proposals. This process created competitive tension between Thoma Bravo and Sponsor A and resulted in Stamps.com being able to negotiate an increase of the purchase price from the initial indication of $260.00 - $270.00 per share to $330.00 per share, an increase of 22%-27%, and a broad “go shop” provision, which allowed for a broad post-signing market test;

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the fact that the Board of Directors and management of Stamps.com were generally aware of the potential market for the company at the time Stamps.com received the unsolicited proposal from Sponsor A, that the unsolicited proposal was at a premium over the Stamps.com common stock market price and that management and the Board of Directors were also aware of Thoma Bravo’s interest and believed that they could negotiate a higher price than the initial proposal from Sponsor A;

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the fact that the “go shop” provision in the Merger Agreement provided the opportunity for Stamps.com to solicit Acquisition Proposals from other bidders, including both strategic and financial parties, and the potential for a transaction at a higher price, if one were available; and

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the potential risk of losing the favorable opportunity with Thoma Bravo in the event Stamps.com continued trying to obtain any additional offers at higher prices and the potential negative effect that a protracted sale process might have on Stamps.com’s business, especially in light of the “go-shop” provision Thoma Bravo was willing to provide that would allow for Stamps.com to solicit Acquisition Proposals.

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More Attractive Value Than Alternatives. The Board of Directors evaluated carefully, with the assistance of its financial advisor, the risks and potential benefits associated with other strategic or financial alternatives and the potential for stockholder value creation associated with those alternatives, including the alternative of not engaging in a strategic or financial transaction and executing on Stamps.com’s business plans. As part of these evaluations, the Board of Directors considered:

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the belief that the Per Share Merger Consideration is more favorable to Stamps.com stockholders than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, which could include:

•	the continuation of Stamps.com’s business plan as an independent, publicly-listed company, based on its historical results of operations, financial prospects and condition; or
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potential expansion opportunities through strategic acquisitions to expand the markets that Stamps.com serves or increase the service offerings in its existing markets and possible strategic transactions with third parties, which has been part of Stamps.com’s ongoing strategy;

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the belief that the aforementioned other alternatives were not reasonably likely to create greater value for Stamps.com’s stockholders than the Merger, taking into account, among other variables, execution risks as well as business, competitive, industry and market risks, including:

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the belief that the market price did not reflect the value of Stamps.com’s business and that public shareholders would not realize the full value of their investment through the market price of the common stock if Stamps.com remained as a public company;

•	the risk that Stamps.com may not be able to grow its business at the rates reflected in Stamps.com’s business plan;
•	the increasing difficulty of finding suitable acquisitions and the potential impact on Stamps.com’s growth;
•	the risks relating to our arrangements with USPS and the potential impact of changes in Stamps.com’s financial arrangements with USPS which could adversely affect its revenues and operating results;
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the risks resulting from competition in the areas in which Stamps.com operates from current competitors and new competitors that could enter these business, which could include direct competitors such as Shippo, on-line marketplaces such as Amazon and e-commerce platforms such as Shopify; and

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the uncertainty as to whether growth in e-commerce, including Stamps.com’s business, during the COVID-19 pandemic, would continue, and that, accordingly, the growth rate from 2019 to 2020 may not be sustainable and, if the impact of the COVID-19 pandemic subsides and consumers revert to pre-pandemic shopping habits, e-commerce growth could drop or even reverse rapidly.

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Greater Certainty of Value. The Board of Directors considered that the all-cash Per Share Merger Consideration provides certainty of value and liquidity to stockholders at a substantial premium over the market price of Stamps.com common stock, while eliminating the effect on stockholders of long-term business and execution risk, as well as risks related to the financial markets generally.

•	Likelihood of Completion. The Board of Directors considered the likelihood of completion of the Merger in light of the terms of the Merger Agreement and the closing conditions, including:
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the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Stamps.com’s representations and warranties, are generally subject to a “material adverse effect” qualification;

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the ability of the parties to consummate the Merger, including the fact that Parent’s obligation to complete the Merger is not conditioned upon, nor limited by, the receipt of third-party debt financing or the completion of any marketing period;

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the fact that Parent has obtained committed equity financing for the transaction from the Thoma Bravo Fund and committed debt financing from third party lenders sufficient to fund (i) the aggregate purchase price required to be paid at the closing of the Merger, and (ii) together with the cash on hand at Stamps.com, the payment of all fees and expenses to be paid at the closing of the Merger by Stamps.com, Parent or Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement; and

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the requirement that, in the event of a failure of the merger to be consummated under specified circumstances, particularly circumstances relating to the failure of equity or debt financing sources to provide funds at closing, Parent will pay Stamps.com a termination fee of $365 million in cash, and the fact that Thoma Bravo Fund provided a limited guaranty in favor of Stamps.com, which guarantees the obligation to pay any termination fee, reimburse and indemnify Stamps.com with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement (as described in the below section captioned “—Financing of the Merger”).

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Opportunity to Receive Alternative Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The Board of Directors considered the terms of the Merger Agreement permitting Stamps.com to solicit alternative proposals during a 40 day “go-shop period” and receive unsolicited alternative proposals, and the other terms and conditions of the Merger Agreement, including:

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the right, pursuant to a 40-day “go-shop” period beginning on July 8, 2021 and continuing until 11:59 p.m., Pacific time on August 17, 2021, to solicit alternative Acquisition Proposals from, and participate in discussions and negotiations with, third parties regarding any alternative Acquisition Proposals;

•	the ability, under certain circumstances after the No Shop Period Start Date, to furnish information to, and conduct negotiations with, third parties regarding bona fide Acquisition Proposals;
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Parent’s obligation to pay Stamps.com a termination fee of $365 million, if the Merger Agreement is terminated by Stamps.com due to any breach of representations or covenants made by Parent or Merger Sub that causes a closing condition not to be met (following notice and an opportunity to cure) or in certain circumstances in which all other closing conditions have been met, but Parent or Merger Sub fails to close when required to do so under the Merger Agreement;

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Stamps.com’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of either (i) $99.5 million if the Merger Agreement is terminated before the No Shop Period Start Date with respect to an Excluded Party, or (ii) $199 million in the case of any other such termination; and

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the fact that the Board of Directors believed that the termination fee of either $99.5 million or $199 million payable by Stamps.com in the circumstances described above, which represents approximately 1.5% and 3%, respectively, of Stamps.com’s implied equity value in the Merger, is reasonable, is within the market averages for such fees, and is not preclusive of, or a substantial impediment to, other proposals.

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Opinion of J.P. Morgan. The Board of Directors of Stamps.com considered the oral opinion of J.P. Morgan, subsequently confirmed by delivery of its written opinion, dated July 8, 2021, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Per Share Price to be paid to Stamps.com's common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders, as more fully described below under the section of this proxy statement captioned “The Merger-Opinion of J.P. Morgan,” which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

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Additional Considerations and Risks. The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

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the fact that Stamps.com would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Stamps.com;

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the risks and costs to Stamps.com if the Merger is not completed in a timely manner or at all, including the potential adverse effect on Stamps.com’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on Stamps.com’s day-to-day operations and Stamps.com’s relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other things, could adversely affect Stamps.com’s overall competitive position and the trading price of the common stock;

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the requirement that Stamps.com pay Parent a termination fee, under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal, of either (1) $99.5 million if the Merger Agreement is terminated before the No Shop Period Start Date with respect to an Excluded Party or (2) $199 million, in the case of any other such termination;

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if Parent fails to complete the Merger as a result of a breach of the Merger Agreement, depending upon the reason for not closing, remedies may be limited to the termination fee payable by Parent described above, which may be inadequate to compensate Stamps.com for the damage caused (and such termination fee is itself limited in certain situations), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;
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the restrictions on the conduct of Stamps.com’s business prior to the consummation of the Merger, including the requirement that Stamps.com use commercially reasonable efforts to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Stamps.com from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Stamps.com might have pursued;

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the fact that, prior to the execution of the Merger Agreement, Stamps.com did not conduct a broad market check process or solicit bids from a large group of potential interested parties, although the Board of Directors followed a process that involved negotiations with two financial sponsors that the Board of Directors and management believe was well suited to maximize the value of Stamps.com and Stamps.com would be able to perform a market check during the ‘‘go shop” period;

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the fact that while Sponsor A was not precluded from making a bid for Stamps.com, the termination fee applicable to a Superior Proposal from Sponsor A (or an entity in which it participated) would be $199 million (3% of Stamps.com’s implied equity value in the Merger).

•	the fact that an all cash transaction would be taxable to Stamps.com’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, Stamps.com is unable to solicit other Acquisition Proposals after the No Shop Period Start Date;
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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Stamps.com management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Stamps.com common stock;
•	the fact that the completion of the Merger will require antitrust clearance in the United States;
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the fact that Stamps.com’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Stamps.com’s stockholders (see below under the caption “—Interests of Stamps.com’s Directors and Executive Officers in the Merger”) and that David Habiger, one of Stamps.com’s independent directors is chief executive officer of a portfolio company of a fund managed by Thoma Bravo; and

•	the possible loss of key management or other personnel of Stamps.com during the pendency of the Merger.
The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of J.P. Morgan
Pursuant to an engagement letter dated April 29, 2021, Stamps.com retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the Board of Directors on July 8, 2021, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Per Share Price to be paid to Stamps.com’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its July 8, 2021 oral opinion by delivering its written opinion to the Board of Directors of Stamps.com, dated July 8, 2021, that, as of such date, the Per Share Price to be paid to Stamps.com’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders.
The full text of the written opinion of J.P. Morgan dated July 8, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Stamps.com’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors of Stamps.com (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Per Share Price to be paid in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration paid to the holders of any class of securities, creditors or other constituencies of Stamps.com or as to the underlying decision by Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of Stamps.com as to how such stockholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated July 8, 2021 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning Stamps.com and the industries in which it operates;
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compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of Stamps.com with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Stamps.com relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Stamps.com and Parent with respect to certain aspects of the Merger, and the past and current business operations of Stamps.com, the financial condition and future prospects and operations of Stamps.com, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Stamps.com and Parent or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Stamps.com, Parent or the Merger Sub under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Stamps.com to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this proxy statement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Stamps.com, Parent and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Stamps.com with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Stamps.com or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by Stamps.com’s management. Stamps.com does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Stamps.com’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “The Merger—Company Financial Projection”.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Per Share Price to be paid to Stamps.com’s common stockholders in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Stamps.com or the underlying decision by Stamps.com to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the consideration to be paid to Stamps.com’s common stockholders in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the common stock will trade at any future time.
The terms of the Merger Agreement, including the Per Share Price to be paid to Stamps.com’s common stockholders, were determined through arm’s length negotiations among Stamps.com, Parent and the Merger Sub, and the decision to enter into the Merger Agreement was solely that of Stamps.com’s Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by Stamps.com’s Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of Stamps.com’s Board of Directors or management with respect to the Merger or the consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to Stamps.com’s Board of Directors on July 8, 2021 and contained in the presentation delivered to Stamps.com’s Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses. For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method to calculate fully diluted shares outstanding.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Stamps.com with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Stamps.com. The companies selected by J.P. Morgan were: eBay Inc. (“eBay”), GoDaddy Inc. (“GoDaddy”), LendingTree, Inc. (“LendingTree”), Moneysupermarket.com Ltd. (“MoneySuperMarket”), Shutterstock, Inc. (“Shutterstock”) and Yelp Inc. (“Yelp”). These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Stamps.com based on business sector participation, operational characteristics and financial metrics.

For each of the selected companies, J.P. Morgan calculated the multiple of firm value to estimated adjusted EBITDA for the 2022 calendar year (which we refer to as “CY2022E FV / Adj. EBITDA”). The multiples were based on the selected companies’ closing stock prices on July 7, 2021 and publicly available Wall Street analysts’ consensus estimates. The following table represents the results of this analysis:
Selected Company	CY2022E FV / Adj. EBITDA
eBay	8.9x1
GoDaddy	19.0x
LendingTree	15.7x
MoneySuper Market	11.2x
ShutterStock	17.7x
Yelp	11.1x
Median	13.5x
Company	11.9x
(1)	Adjusted to include sale of eBay’s classifieds business to Adevinta.
Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 9.0x to 19.0x for CY2022E FV / Adj. EBITDA, and applied this reference range to a CY2022E Adj. EBITDA for Stamps.com, as provided by Company management in its management projections. This resulted in an implied equity value range of $164.25 to $310.50 per share (in each case, rounded to the nearest $0.25) for Stamps.com, compared to (i) the closing price of the common stock on July 7, 2017 of $197.01 per share (which we refer to as the “Unaffected Price”), which was the last trading day prior to the public announcement of the Merger, and (ii) the merger consideration of $330.00 per share.
Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving companies that engaged in businesses which J.P. Morgan judged to be reasonably analogous to the business of Stamps.com or aspects thereof. For each of the selected transactions, J.P. Morgan calculated the ratio of the target company’s firm value to the public estimates of adjusted EBITDA for the 12-month period following the announcement of the transaction (which we refer to as “FV / NTM Adj. EBITDA”). Specifically, J.P. Morgan reviewed the following transactions:
Announcement Date	Acquiror	Target	FV / NTM Adj. EBITDA
September, 2018	WeddingWire Inc.	XO Group Inc.	21.4x
March, 2018	Sycamore Partners/GTCR, LLC	CommerceHub, Inc.	20.3x
July, 2017	Internet Brands, Inc.	WebMD Health Corp.	11.2x
July, 2017	Red Ventures Holdco, LP	Bankrate, Inc.	10.9x
May, 2017	IAC/InterActiveCorp	Angies List, Inc.	14.9x
November, 2015	Expedia, Inc.	HomeAway, Inc.	21.1x
March, 2014	CoStar Group, Inc.	Apartments.com/Classified Ventures, LLC	16.6x
Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 11.0x to 21.0x for FV / NTM Adj. EBITDA, and applied this reference range to the NTM Adj. EBITDA for Stamps.com, as provided by Stamps.com management in its management projections. This resulted in an implied equity value range of $178.25 to $310.00 per share (in each case, rounded to the nearest $0.25) for Stamps.com, compared to (i) the Unaffected Price and (ii) the merger consideration of $330.00 per share.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for the common stock. J.P. Morgan calculated the unlevered free cash flows that Stamps.com is expected to generate from Q2 2021 to 2026 based upon financial projections prepared by the management of Stamps.com through the years ended 2026. J.P. Morgan also calculated a range of terminal asset values of Stamps.com at the end of the six-year period ending in 2026 by applying a perpetual growth rate ranging from 2.5% to 3.5% of the unlevered free cash flow of Stamps.com during the terminal year. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9% to 10%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Stamps.com. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by adding Stamps.com’s net cash balance of approximately $550 million as of June 30, 2021. Based on the results of this analysis, J.P. Morgan arrived at a range of equity values of between $225.00 and $287.25 per share of the common stock on a stand-alone basis (i.e., without synergies).
Other Information
52-Week Historical Trading Range. For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed the trading range for Stamps.com common stock for the 52-week period ended July 7, 2021. J.P. Morgan noted that the low and high closing share prices during this period were $159.22 and $325.13 per share of Stamps.com common stock, respectively.
Analyst Price Targets for Stamps.com. For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed (i) certain publicly available equity research analyst share price targets for Stamps.com common stock, and noted that the range of such price targets, rounded to the nearest $0.25, was $245.00 per share of Stamps.com common stock to $378.00 per share of Stamps.com common stock, and (ii) certain publicly available equity research analyst share price targets for Stamps.com common stock discounted by twelve months at a cost of equity of 10%, and noted that the range of discounted values for such price targets, rounded to the nearest $0.25, was $223.00 per share of Stamps.com common stock to $344.00 per share of Stamps.com common stock, in each case, as compared to the merger consideration of $330.00 per share in cash and the closing price per share of Stamps.com common stock as of July 7, 2021 of $197.01.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Stamps.com. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Stamps.com, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Stamps.com. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Stamps.com and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Stamps.com with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Stamps.com and the industries in which it operates.

For services rendered in connection with the Merger, Stamps.com has agreed to pay J.P. Morgan an aggregate fee of approximately $48 million, $4 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger.. Stamps.com. In addition, Stamps.com has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationships with Parent. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Stamps.com for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Stamps.com’s revolving credit facility in June 2020. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with certain affiliates of Thoma Bravo, LLC, an affiliate of Parent (“Thoma Bravo”) for which J.P. Morgan and such affiliates have received customary compensation. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain affiliates of Thoma Bravo, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock. During the two year period preceding delivery of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Stamps.com were approximately $140,000 and from Thoma Bravo and certain of Thoma Bravo’s affiliates were approximately $96 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Stamps.com for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Management Projections
Although Stamps.com has in the past publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, Stamps.com does not, as a matter of course, publicly disclose long-term forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections. However, Stamps.com is including certain previously nonpublic, unaudited prospective financial information prepared by its management for the calendar years 2021 to 2026 in order to provide Stamps.com stockholders with access to information that was made available to the Board of Directors in connection with its evaluation of the Merger. The Management Projections were presented to the Board of Directors on June 9, 2021 in connection with the Board of Directors’ consideration of proposals received by Stamps.com from Thoma Bravo and Sponsor A.
The following table presents the Management Projections:
($mm)	2021E(1)	2022E	2023E	2024E	2025E	2026E
Revenue	$805	$936	$1,085	$1,226	$1,373	$1,497
Adj. EBITDA(2)	$244	$302	$369	$441	$508	$569
EBIT(3)	$240	$299	$366	$439	$506	$567
Taxes	$(72)	$(105)	$(101)	$(121)	$(139)	$(156)
EBIAT(4)	$168	$194	$265	$318	$367	$411
Depreciation and Amortization	$3	$3	$3	$3	$2	$2
Capital Expenditures	$(3)	$(2)	$(2)	$(2)	$(2)	$(2)
Change in Net Working Capital	$(8)	$3	$4	$3	$4	$3
Stock-based compensation net of tax	$(32)	$(35)	$(45)	$(51)	$(57)	$(62)
Other(5)	$(50)	$0	$0	$0	$0	$0
Free cash flow(5)	$79	$164	$225	$271	$314	$352
(1)	Represents actual results for the first quarter and projections for the balance of the year.
(2)
Adjusted EBITDA represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and (a) excludes certain non-cash items, including stock-based compensation expense and contingent consideration charges and (b) excludes certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds.

(3)	EBIT represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefits, and subject to the exclusions in (a) and (b) of footnote (2).
(4)	EBIAT represents earnings before interest and other expense, net, interest and other income, net, after income tax expense or benefits, and subject to the exclusions in (a) and (b) of footnote (2).
(5)
Free cash flow represents EBIAT plus depreciation and amortization, minus capital expenditures, minus change in net working capital, minus stock-based compensation (which is treated as if it were a cash expense for this purpose) and, in 2021, minus estimated after-tax expenses relating to settlements of litigations, and subject to the exclusions in (a) (other than stock-based compensation) and (b) of footnote (2).

Management Projections were developed by Stamps.com management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, or any changes to Stamps.com’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Management Projections are based on a number of assumptions which include, but are not limited to organic growth (i.e. no acquisitions); continued investments across Stamps.com’s businesses consistent with strategic initiatives; stable carrier economics and revenue sharing arrangements in the United States; anticipated carrier economics and revenue sharing arrangement in Stamps.com’s developing businesses outside of the United States; and no material fluctuations in interest rates and income taxes. Management Projections were based on information known to management as of May 16, 2021. In the view of Stamps.com management, the Management Projections have been reasonably prepared by Stamps.com management on bases reflecting the best currently available estimates and judgments of Stamps.com management of the future financial performance of Stamps.com at the time of the presentation to the Board of Directors and other matters covered thereby.
Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by Stamps.com management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Stamps.com’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Stamps.com’s control. The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, Stamps.com’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Stamps.com’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Management Projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Stamps.com’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that Stamps.com, J.P. Morgan, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Stamps.com or any other person regarding the Management Projections or Stamps.com’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Stamps.com contained in Stamps.com’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.
The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. At the direction of Stamps.com management, the non-GAAP financial measures used in the Management Projections were relied upon by J.P. Morgan for purposes of its opinion and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Accordingly, Stamps.com has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Stamps.com may not be comparable to similarly titled amounts used by other companies. Neither Stamps.com’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
The summary of the Management Projections is included solely to give stockholders access to the information that was made available to the Board of Directors, J.P. Morgan, Parent and Merger Sub, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Stamps.com common stock.
In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Stamps.com does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Interests of Stamps.com’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.
Arrangements with Parent
As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates or otherwise provide any financing with respect to the Merger. Except as approved by the Board of Directors, from the date of the Merger Agreement, to the earlier of the termination of the Merger Agreement or the Effective Time, pursuant to the terms of the Merger Agreement, Parent and Merger Sub covenant not to, and covenant to not permit any of their subsidiaries or respective controlled affiliates to, authorize, make or enter into, any arrangements or understandings (formal or informal, binding or otherwise) with any executive officer of Stamps.com (1) regarding any continuing employment or consulting relationship with the Surviving Corporation; (2) pursuant to which any such executive officer would be entitled to receive consideration of a different amount or nature than Stamps.com stockholders; or (3) pursuant to which any such executive officer (directly or indirectly) would agree to provide equity investment to finance any portion of the Merger.
Continued Employment of Executive Officers
The Company’s executive officers as of the Effective Time are expected to continue to serve as officers of the Surviving Corporation and to continue to receive their salary and benefits. Under the Merger Agreement, for a period of 12 months after the Effective Time, Parent has agreed to provide each employee who continues with the Surviving Corporation salary, bonuses and certain benefits at least as favorable as provided prior to the Effective Time.
Insurance and Indemnification of Directors and Executive Officers
For a period of six years after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to current or former directors, officers and employees of Stamps.com with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent that Stamps.com would be permitted by applicable law and to the fullest extent required by the organizational documents of Stamps.com and as provided in any indemnification agreements as in effect prior to the Effective Time. For a period of six years after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the current or former directors, officers and employees of Stamps.com than those set forth in Stamps.com’s organizational documents as of the date of the Merger Agreement. The Surviving Corporation will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors, officers and employees of Stamps.com.
The Merger Agreement also provides that, prior to the Effective Time, Stamps.com may purchase a six-year prepaid “tail” policy on the same terms and conditions as Parent would be required to cause the Surviving Corporation to purchase as discussed below. Stamps.com’s ability to purchase a “tail” policy is subject to a cap on the premium equal to 300% of the aggregate annual premiums currently paid by Stamps.com for its existing directors’ and officers’ liability insurance and fiduciary insurance for its last full fiscal year. If Stamps.com does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors, officers and employees of Stamps.com, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by Stamps.com as of the date of the Merger Agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Parent or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Stamps.com for such insurance, but if the costs exceed such cap, Parent or the Surviving Corporation will purchase as much of such insurance coverage as possible for such amount. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”
Potential Payments At or Following Change in Control
Treatment of Company Options and Company RSU Awards
The Company from time to time has granted Company Options and Company RSU Awards under its 2010 Equity Incentive Plan, as amended, 2016 ShippingEasy Equity Inducement Plan, February 26, 2018 Equity Inducement Award, 2018 Metapack Equity Inducement Award and 1999 Employee Stock Purchase Plan (as amended from time to time through October 24, 2018) (collectively, the “Company Equity Plans”).
At the Effective Time, each Company Option (whether vested or unvested) will be cancelled and automatically converted into the right to receive an amount in cash without interest, equal to the product of (A) the aggregate number of shares of Stamps.com common stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any required withholding of Taxes.
No new purchase intervals will begin or be extended under the ESPP after July 8, 2021, and the ESPP will terminate immediately prior to, and effective as of, the Effective Time. In addition, no new participants will be permitted in the ESPP following July 8, 2021, or as soon as administratively practicable thereafter, and with respect to any purchase intervals in effect on July 8, 2021, as of and following such date, existing participants in the ESPP will not be allowed to increase payroll contribution rates or make separate non-payroll contributions to the ESPP, except as required by applicable law.
Any Company Option (whether vested or unvested) with a per share exercise price equal to or greater than $330.00 will be cancelled immediately upon the Effective Time without payment or consideration.
Each Company RSU Award (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time, and shall be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Stamps.com common stock subject to the Company RSU Award multiplied by (B) the Per Share Price, subject to any required withholding of Taxes.

The Company Equity Plans will terminate as of the Effective Time and the provisions in any other employee plan or contract providing for the issuance or grant of any other interest in respect of the capital stock of Stamps.com will be cancelled as of the Effective Time.
Executive Agreements with Named Executive Officers
We have entered into an agreement with Mr. McBride that could result in the payment of compensation and benefits to Mr. McBride following a change in control. Mr. McBride and the Company have agreed that, in the event of (i) an involuntary termination by us without cause following a change in control or (ii) a resignation by Mr. McBride within two to nine months following the change in control, he will receive a lump sum payment equal to six months of his then-current base salary and Company-provided health and welfare benefits for a period of six months following his termination. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or a termination with cause.
Section 280G Mitigation Actions
In connection with the Merger, the Company may take certain actions to mitigate any potential adverse tax consequences to the Company and certain employees of the Company under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger. Specifically, the Company is permitted to enter into agreements with any “disqualified person” (as defined under Section 280G of the Code and the regulations thereunder, and which includes our executive officers) containing a “net best” provision such that in the event that a disqualified person becomes subject to the excise tax imposed under Section 4999 of the Code, any parachute payments will be reduced to the safe harbor limit so that the excise tax is not triggered, unless the net after tax value of the amounts due to the disqualified person after imposition of the excise tax would be greater than the net after tax value of the reduced amount (in which case no reduction will apply). The Company does not expect that any of our executive officers will be subject to the excise tax imposed under Section 4999 of the Code.
Quantification of Potential Payments to Stamps.com Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Stamps.com’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.
The table below assumes that: (i) the Effective Time of the Merger will occur on October 4, 2021; (ii) the employment of Mr. McBride will be terminated immediately following the Effective Time of the Merger in a manner entitling him to receive the severance benefits described in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control”; and (iii) no named executive officer becomes entitled to additional compensation or benefits or equity awards prior to the Effective Time of the Merger. Pursuant to applicable proxy disclosure rules, the value of the equity award vesting acceleration below is equal to the number of shares covered by the applicable Company Option or Company RSU Award that are accelerating multiplied by the Per Share Price. The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Effective Time of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger.
As described in the footnotes to the amounts shown in the table below, the cash payments to Mr. McBride and the benefits that may be provided to Mr. McBride are conditioned on the occurrence of both the Merger, as well as his qualifying termination of employment (a “double-trigger” basis), and the other amounts in the table are conditioned only upon the occurrence of the Merger (a “single-trigger” basis).

Golden Parachute Compensation
Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Ken McBride	466,200	9,892,958	9,282	10,386,440
Jeff Carberry	0	5,606,010	0	5,606,010
Sebastian Buerba	0	5,935,775	0	5,935,775
John Clem	0	6,595,306	0	6,595,306
Nathan Jones	0	5,664,157	0	5,664,157
(1)
The conditions under which each of these payments and benefits are to be provided are described in more detail above in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control.”

(2)
The amounts in the cash column for Mr. McBride assumes involuntary termination of Mr. McBride's employment following the closing of the Merger or his resignation within two to nine months following the closing of the Merger, as described in more detail in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control.”

(3)
The amounts listed in this column represent the accelerated vesting that each named executive officer may become entitled to receive with respect to his or her equity awards as a result of accelerated vesting of their respective equity awards, as described in more detail in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control.”

(4)	The amounts listed above include the following components:
Name	Health and Welfare Benefits ($)(1)
Ken McBride	9,282
(1)
The amounts in the health and welfare benefits column for Mr. McBride assumes involuntary termination of Mr. McBride's employment following the closing of the Merger or his resignation within two to nine months following the Merger and a benefit value of $1,547 per month, as described in more detail in the section of this proxy statement captioned “—Potential Payments At or Following Change in Control.”

Equity Awards Held by Stamps.com’s Executive Officers and Non-Employee Directors
At the Effective Time of the Merger, each Company Option and Company RSU Award held by our executive officers and non-employee directors will receive the treatment described in the section of this proxy statement captioned “Treatment of Company Options and Company RSU Awards.”
Each of our executive officers is eligible to receive the applicable vesting acceleration benefits with respect to his or her equity awards described above under the heading “—Potential Payments At or Following Change in Control.”
At the Effective Time each unvested equity award held by Stamps.com’s non-employee directors will become fully vested and, as applicable, exercisable pursuant to the terms of Stamps.com’s Non-Employee Director Compensation Policy.
Equity Interests of Stamps.com’s Executive Officers and Non-Employee Directors
The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards held by each of Stamps.com’s executive officers and non-employee directors that are outstanding as of August 16, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement. Such numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. However, such numbers take into account the vesting of equity awards that may become vested on or prior to October 4, 2021. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per Share Price (minus the applicable per share exercise price for any Company Options). No additional shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Equity Interests of Stamps.com’s Executive Officers and Non-Employee Directors
Name	Shares (#)(1)	Shares ($)	Company Options (#)(2)	Company Options ($)	Total ($)
Kenneth McBride	1,050	346,500	150,000	44,244,000	44,590,500
Jeff Carberry	2,112	696,960	52,207	15,398,977	16,095,937
Jonathan Bourgoine	—	—	26,912	6,485,648	6,485,648
Sebastian Buerba	—	—	25,146	7,417,064	7,417,064
John Clem	884	291,720	58,992	17,113,143	17,404,863
Nathan Jones	637	210,210	28,248	7,185,498	7,395,708
Amine Khechfe	99	32,670	12,292	3,625,648	3,658,318
Matthew Lipson	1,358	448,140	68,216	18,719,088	19,167,228
Steve Rifai	—	—	63,000	16,914,500	16,914,500
Mohan P. Ananda	637,524	210,382,920	30,000	5,315,300	215,698,220
David C. Habiger	572	188,760	30,000	5,302,300	5,491,060
G. Bradford Jones	40,286	13,294,380	25,000	4,118,700	17,413,080
Katie May	—	—	42,957	7,738,776	7,738,776
Theodore R. Samuels II	1,000	330,000	30,000	5,189,200	5,519,200
(1)	This number includes shares of common stock beneficially owned, excluding shares issuable upon exercise of Company Options or settlement of Company RSU Awards.
(2)
For our directors, all of their Company Options are vested and are included in the table above. For our executive officers, the number of shares of common stock subject to Company Options includes both vested and unvested Company Options. The number of shares subject to the vested and unvested portions of the Company Options and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Price minus the aggregate exercise price with respect to such shares) of those portions of the Company Options are as follows:

Name	Vested Company Options (#)	Vested Company Options ($)	Unvested Company Options (#)	Unvested Company Options ($)
Kenneth McBride	116,460	34,351,042	33,540	9,892,958
Jeff Carberry	33,201	9,792,967	19,006	5,606,010
Jonathan Bourgoine	6,127	1,392,320	20,785	5,093,328
Sebastian Buerba	5,022	1,481,289	20,124	5,935,775
John Clem	36,632	10,517,837	22,360	6,595,306
Nathan Jones	6,268	1,521,341	21,980	5,664,157
Amine Khechfe	3,348	987,526	8,944	2,638,122
Matthew Lipson	51,446	13,772,609	16,770	4,946,479
Steve Rifai	54,056	14,276,378	8,944	2,638,122
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $6.6 billion. This amount includes the funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement.
Equity Financing
Pursuant to the Equity Commitment Letter, the Thoma Bravo Fund has agreed to provide Parent with an equity commitment which, when taken together with the proceeds from the debt financing, is sufficient to fund the aggregate purchase price required to be paid at the closing of the Merger, including (A) the aggregate consideration to which the holders of Stamps.com common stock become entitled pursuant to the Merger Agreement, (B) the cash consideration to be paid in connection with the Company RSU Awards and (C) the cash consideration to be paid in connection with the Company Options. The Equity Commitment Letter provides, among other things, that:

(1) Stamps.com is an express third party beneficiary thereof with respect to enforcing Parent’s right to cause the equity commitment under the Equity Commitment Letter by the Thoma Bravo Fund to be funded to Parent in order to consummate the Merger, if, and only if, (a) all conditions in Article VII of the Merger Agreement have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the Debt Financing (as defined below) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded and (c) Stamps.com has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then Stamps.com shall take such actions that are required of it by the Merger Agreement to consummate the closing of the Merger pursuant to the terms of the Merger Agreement; and (2) Parent and the Thoma Bravo Fund each waive any defenses to the enforceability of remedies, subject to enforceability limitations, and will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) there is adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Equity Commitment Letter may not be amended or otherwise modified without the prior written consent of Parent, the Thoma Bravo Fund and Stamps.com.
Debt Financing
In addition, in connection with the Merger Agreement, Parent entered into the Debt Commitment Letter with the Debt Commitment Parties, pursuant to which the Debt Commitment Parties have committed to provide, upon certain terms and subject to certain conditions, Merger Sub with certain debt financing.
A portion of the proceeds under this debt financing will be used for all fees and expenses to be paid at the closing of the Merger by Stamps.com, Parent or Merger Sub, including any amounts required to terminate Stamps.com’s credit facility, contemplated by, and subject to the terms and conditions of, the Merger Agreement. In addition, the proceeds under this debt financing will be used (i) to provide ongoing working capital, and (ii) for other general corporate purposes.
The obligations of the Debt Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):
•	that a Company Material Adverse Effect (as defined in the Merger Agreement) will not have occurred after July 8, 2021 and be continuing;
•
the Merger shall have been consummated in accordance with the terms of the Merger Agreement in all material respects (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the approval of the Debt Commitment Parties);

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents; and

•	the Equity Financing and the refinancing of the Credit Facility shall have occurred or, substantially concurrently with the initial borrowing, shall occur.
Guaranty
Pursuant to the Guaranty, the Thoma Bravo Fund has agreed to guarantee the due, punctual and complete payment and performance of all of the liabilities and obligations of Parent under the Merger Agreement, including, but not limited to: (1) the aggregate amount of the Parent Termination Fee (as defined under the caption “The Merger—Termination Fee”) solely if and when any of the Parent Termination Fee is payable pursuant to the Merger Agreement; (2) any amounts due by Parent pursuant to legal proceedings as a result of default under the Merger Agreement; and (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to Stamps.com and its representatives in connection with any debt financing. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Thoma Bravo Fund under the Guaranty are subject to a cap equal to $397,000,000.

Subject to specified exceptions, the Guaranty will terminate upon the earliest of:
•	the closing of the Merger;
•	the valid termination of the Merger Agreement in accordance with its terms in circumstances where the Parent Termination Fee is not payable under the Merger Agreement;
•
the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Stamps.com would be entitled to a Parent Termination Fee under the Merger Agreement, in which case the Guaranty shall terminate 90 days after such termination unless Stamps.com shall have delivered a written notice with respect to the Guaranteed Obligations prior to such 90th day; provided that if the Merger Agreement has been so terminated and such notice has been provided, the Thoma Bravo Fund, as the guarantor entity under the Guaranty, shall have no further liability or obligation under the Guaranty from and after the earliest of (x) the closing of the Merger, including payment of the aggregate merger consideration payable at the closing of the Merger in accordance with the Merger Agreement, (y) a final, non-appealable order of a court of competent jurisdiction determining that the Thoma Bravo Fund, as the guarantor entity under the Guaranty, does not owe any amount under the Guaranty and (z) a written agreement among the Thoma Bravo Fund, as the guarantor entity under the Guaranty, and Stamps.com terminating the obligations and liabilities of the Thoma Bravo Fund, as the guarantor entity under the Guaranty, pursuant to the Guaranty; and

•	payment of the Guaranteed Obligations by the Thoma Bravo Fund, as the guarantor entity under the Guaranty, Parent and/or Merger Sub to Stamps.com.
Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement— Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions, or such other time agreed to in writing by Parent, Stamps.com and Merger Sub.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Stamps.com common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw or waive their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Stamps.com common stock unless otherwise expressly noted herein. Only a holder of record of shares of Stamps.com common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Stamps.com common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Stamps.com common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, if the Merger is completed, holders of shares of Stamps.com common stock who: (1) submit a written demand for appraisal of their shares prior to the vote to adopt the Merger Agreement at the Special Meeting, (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Stamps.com common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Stamps.com common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Price in respect of such shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Stamps.com’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Stamps.com common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Price described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Stamps.com common stock, Stamps.com believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Stamps.com common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Stamps.com a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting; and
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time).

In addition:
•
at least one stockholder (or any person who is the beneficial owner of shares of Stamps.com common stock held either in a voting trust or by a nominee on behalf of such person, for which appraisal has been demanded) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so; and

•	one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain.
Filing Written Demand
Any holder of shares of Stamps.com common stock wishing to exercise appraisal rights must deliver to Stamps.com, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Stamps.com common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Stamps.com stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Stamps.com common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Stamps.com common stock must be executed by or on behalf of the holder of record, and must reasonably inform Stamps.com of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Stamps.com common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Stamps.com Inc.
Attention: Investor Relations
1990 E. Grand Avenue
El Segundo, CA 90245
Any holder of shares of Stamps.com common stock who has delivered a written demand to Stamps.com and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Stamps.com a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require the consent of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Stamps.com common stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. If an appraisal proceeding is commenced and Stamps.com, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Stamps.com common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Stamps.com common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Stamps.com common stock. Accordingly, any holders of shares of Stamps.com common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Stamps.com common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Stamps.com common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any holder of shares of Stamps.com common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Stamps.com has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Stamps.com common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Stamps.com common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on such list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value
After determining the holders of Stamps.com common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Stamps.com common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Stamps.com nor Parent anticipates offering more than the Per Share Price to any stockholder exercising appraisal rights, and each of Stamps.com and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Stamps.com common stock is less than the Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Stamps.com common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, such stockholder will be entitled to receive only the consideration offered pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Price in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Stamps.com common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Stamps.com common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Stamps.com common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to Stamps.com stockholders who hold their shares of Stamps.com common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to Stamps.com stockholders in light of their particular circumstances. For example, this discussion does not address:
•
tax consequences that may be relevant to Stamps.com stockholders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through or disregarded entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through or disregarded entity); insurance companies; mutual funds; governmental organizations; dealers or brokers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; foreign pension funds and their affiliates; entities subject to the U.S. anti-inversion rules; certain U.S. expatriates or former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Stamps.com common stock (by vote or value);

•	tax consequences to Stamps.com stockholders holding their shares of Stamps.com common stock through an “individual retirement account” (IRA), “Roth IRA,” or other tax-deferred account;
•	tax consequences to Stamps.com stockholders holding their shares of Stamps.com common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to Stamps.com stockholders whose shares of Stamps.com common stock constitute qualified small business stock within the meaning of Section 1202 of the Code;
•
tax consequences to Stamps.com stockholders that received their shares of Stamps.com common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	tax consequences to Stamps.com stockholders who own an equity interest in Parent following the Merger;
•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•
tax consequences to Stamps.com stockholders who hold their Stamps.com common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;
•
tax consequences to Stamps.com stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Stamps.com common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, as a result of the Merger;
•	any state, local or non-U.S. tax consequences as a result of the Merger; or
•	tax consequences to Stamps.com stockholders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Stamps.com common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of Stamps.com common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Stamps.com common stock surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares of Stamps.com common stock acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Stamps.com common stock. A U.S. Holder’s gain or loss on the disposition of shares of Stamps.com common stock will generally be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Stamps.com common stock that is, for U.S. federal income tax purposes, not a U.S. Holder.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of shares of Stamps.com common stock pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
Stamps.com is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Stamps.com common stock (the “Relevant Period”) and, if shares of Stamps.com common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of Stamps.com common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a Stamps.com stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Although the Code provides that FATCA withholding generally also will apply to payments of gross proceeds from sales or other dispositions of Stamps.com common stock, the U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to such gross proceeds. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
You are encouraged to consult with your own tax advisors regarding the possible implications of FATCA on the disposition of Stamps.com common stock pursuant to the Merger.
You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.
Regulatory Approvals Required for the Merger
General
Stamps.com and Parent have agreed to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign).
HSR Act, U.S. and non-U.S. Antitrust Matters
Under the HSR Act and the Austrian Cartel Act, and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), the applicable waiting periods for the HSR Act and Federal Cartel Authority and the Federal Cartel Attorney Competition Authority have expired or been terminated, and in the case of an application to the Cartel Court, clearance obtained or the application for an in-depth review rejected or withdrawn. The waiting periods under the HSR Act and Austrian Cartel Act are 30 calendar days for the HSR Act unless the waiting period is terminated earlier or extended by a request for additional information and documentary material, and four calendar weeks from the date of notification of the merger filing in Austria for the Austrian Cartel Act, The Merger is subject to the provisions of the HSR Act and the Austrian Cartel Act, and therefore cannot be completed until Stamps.com and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and Thoma Bravo files a merger filing notification with the Austrian Cartel Act and the applicable waiting period has expired or been terminated in the U.S., and the Austrian competition authority has issued a clearance decision in Austria. Stamps.com and Thoma Bravo Fund made the necessary filings with the FTC and the Antitrust Division of the DOJ on July 21, 2021. The Austrian filing was made on July 29, 2021. Stamps.com and Thoma Bravo Fund may also file pre-merger or post-merger notification filings, forms and submissions with other Governmental Authorities (as defined in the Merger Agreement) pursuant to other applicable antitrust laws in connection with the Merger to the extent required in the reasonable judgement of counsel to Parent and Stamps.com. The Merger Agreement provides that Stamps.com, Parent and Merger Sub will use reasonable best efforts to obtain regulatory clearance, including, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other antitrust laws applicable to the Merger; provided, however, that no party is required to (x) offer, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of any person, or any other restrictions on the activities of any Person; or (y) contest, defend or appeal any Legal Proceedings (as defined in the Merger Agreement).
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting periods under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals
One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Stamps.com, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Stamps.com, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Stamps.com, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Stamps.com, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Stamps.com, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Stamps.com and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into Stamps.com, with Stamps.com becoming a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Stamps.com and Merger Sub, and all of the debts, liabilities and duties of Stamps.com and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. At the Effective Time, the officers of Stamps.com as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Stamps.com as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent, Stamps.com and Merger Sub. On the Closing Date (as defined in the Merger Agreement), the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Effective Time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the DGCL.
Merger Consideration
Stamps.com Common Stock
At the Effective Time, and without any action required by any stockholder, each share of Stamps.com common stock (other than Owned Company Shares or Dissenting Company Shares, which include, for example, shares of Stamps.com common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Price, less any applicable withholding of taxes.
Outstanding Company Options and Company RSU Awards
Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time and shall be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Stamps.com common stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any required withholding of taxes.
Any Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time with a per share exercise price equal to or greater than $330.00 will be cancelled immediately upon the Effective Time without payment or consideration.
Each Company RSU Award (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time, and shall be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Stamps.com common stock subject to the Company RSU Award multiplied by (B) the Per Share Price, subject to any required withholding of taxes.
The Company Equity Plans will terminate as of the Effective Time and the provisions in any other employee plan or contract providing for the issuance or grant of any other interest in respect of the capital stock of Stamps.com will be cancelled as of the Effective Time.
Treatment of Stamps.com Employee Stock Purchase Plan
The Merger Agreement generally provides that no new offering periods or purchase periods will begin under the ESPP after July 8, 2021, no new participants will be allowed to begin participating in the ESPP after July 8, 2021 or as soon as administratively practicable thereafter, and no new Purchase Interval (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after July 8, 2021. After July 8, 2021, except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, each ESPP participant will not be allowed to increase his or her payroll contribution rate from the rate in effect as of July 8, 2021, or make separate non-payroll contributions to the ESPP, except as required by applicable law. Each share of Stamps.com common stock purchased under the ESPP that remains outstanding as of immediately before the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price less any applicable withholding taxes.
Exchange and Payment Procedures
Prior to the Closing, Parent will designate Stamps.com’s transfer agent or such other bank or trust company, reasonably acceptable to Stamps.com (the “Payment Agent”) to act as the payment agent for the Merger. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent cash sufficient to pay the aggregate consideration to Stamps.com’s stockholders.
Promptly following the Effective Time (and in any event within five business days), the Payment Agent will mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Stamps.com common stock (other than Dissenting Company Shares and Owned Company Shares) (collectively, the “Certificates”); and (ii) uncertificated shares of Stamps.com common stock that represented outstanding shares of Stamps.com common stock (other than Dissenting Company Shares and Owned Company Shares) (collectively, the “Uncertificated Shares”) a letter of transmittal in customary form (or effective affidavits of loss in lieu of such Certificates) and instructions for use in effecting the surrender of such holder’s shares of Stamps.com common stock represented by such holder’s Certificate(s) or Uncertificated Shares in exchange for the Per Share Price payable in respect of such shares. The amount of any Per Share Price paid to stockholders may be reduced by any applicable withholding of taxes.
If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent upon demand, and any holders of Stamps.com common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Per Share Price. To the extent permitted by applicable laws, any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental authority, will become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of Stamps.com, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Stamps.com are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, violation, effect, occurrence, development, circumstance or other matter (each, an “Effect”) that (x) had, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of the Company Group, taken as a whole, or (y) would reasonably be expected to prevent, materially impair or materially delay the consummation by Stamps.com of the Merger prior to the Termination Date, except that, solely with respect to clause (x), none of the following, or any Effects related thereto or arising therefrom, shall be deemed in and of themselves (and subject to the limitations expressly set forth below with respect thereto), either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to have, a Company Material Adverse Effect on the Company Group:
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any change in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world;

•
any changes in conditions in the financial markets, credit markets, capital markets or international trade, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	any changes in conditions in the industries (including, for the avoidance of doubt, each of the software and shipping industries) in which the Company Group operates;
•
any changes in any regulatory, legislative or political conditions in the United States or any other country or region in the world, including changes to United States Postal Service regulations or commercial programs, in each case after July 8, 2021;

•
any act of terrorism, war (whether or not declared), geopolitical conditions, outbreaks of hostilities, cyber-attacks, national or international calamity, earthquakes, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events (including epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures (each, as defined in the Merger Agreement) or any change in COVID-19 Measures or interpretations thereof) anywhere in the world;

•
any Effect resulting from the execution, announcement or pendency, or the performance, of the Merger Agreement or the transactions (including the Merger), including any impact thereof on relationships, contractual or otherwise, of the Company Group with, or any actions taken or threatened to be taken by any, employees, suppliers, customers, business partners, vendors or any other third Person (including Governmental Authorities);

•
any Legal Proceedings made or brought by any of the current or former stockholders of Stamps.com (on their own behalf or on behalf of Stamps.com) against Stamps.com arising out of the Merger or in connection with the transactions (including any Transaction Litigation (as defined in the Merger Agreement));

•
any change or prospective change in GAAP, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP, in each case, after the date of the Merger Agreement (and including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19));

•
any change in the market price or trading volume of Stamps.com’s stock (including Stamps.com’s common stock) (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•
the failure of Stamps.com to meet internal or analysts’ expectations or projections or the results of operations of Stamps.com for any period (including (i) any public estimates or expectations of Stamps.com’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excluded in the definition of Company Material Adverse Effect));

•
any action taken (or refrained from being taken) by Stamps.com at the express direction of (including if requested or approved in writing by) Parent or any action expressly required to be taken by Parent, Merger Sub or Stamps.com pursuant to the terms of the Merger Agreement, or the failure of Stamps.com to take any action that Stamps.com is prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent to such action after a written request therefor pursuant to the Merger Agreement;

•	the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or the respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing; or
•	the availability or cost of equity, debt or other financing (including the Debt Financing or any Alternate Debt Financing (as defined in the Merger Agreement)) to Parent or Merger Sub.
In the Merger Agreement, Stamps.com has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Stamps.com;
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Stamps.com’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Stamps.com’s organizational documents and Stamps.com’s contracts;

•	the organizational documents of Stamps.com;
•	the necessary approval of the Board of Directors;
•	the rendering of J.P. Morgan’s opinion to the Board of Directors;
•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;
•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, or laws applicable to Stamps.com;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of Stamps.com;
•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Stamps.com common stock;
•
other than the Voting Agreements (as defined below), the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Stamps.com’s securities;

•	the subsidiaries of Stamps.com;
•	the accuracy and required filings of Stamps.com’s SEC filings and financial statements;
•	Stamps.com’s disclosure controls and procedures;
•	Stamps.com’s internal accounting controls and procedures;
•	certain indebtedness of Stamps.com;
•	the absence of specified undisclosed liabilities;
•
(i) the conduct of the business of the Company Group in the ordinary course of business in all material respects, from March 31, 2021 through July 8, 2021, except as a result of the Company’s sale process, including the transactions (as well as the execution, delivery and performance of the Merger Agreement and the discussions, negotiations and transactions related to the sale process conducted by Stamps.com in connection with the Merger Agreement), and any actions taken in good faith to respond to COVID-19 Measures), and (ii) from March 31, 2021 through July 8, 2021, no occurrence of a Company Material Adverse Effect;

•	the existence and validity of specified categories of Stamps.com’s material contracts and government contracts;
•	certain real property owned, leased or subleased by Stamps.com;
•	environmental matters;
•	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	Stamps.com’s compliance with laws, standards and requirements and possession of necessary permits;
•	litigation matters;
•	insurance matters;
•	absence of any transactions, relations or understandings between Stamps.com or any of its subsidiaries, on the one hand, and any affiliate or related person thereof, on the other hand;
•	payment of fees to brokers in connection with the Merger Agreement;
•	trade controls matters and compliance with the Foreign Corrupt Practices Act of 1977; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Stamps.com that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•
Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•
the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the absence of litigation, orders and investigations;
•	ownership of equity interests of any Company Group Member (as defined in the Merger Agreement), including Stamps.com common stock;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of Parent and Merger Sub;
•	the absence of any required consent of holders of voting interests and/or equity interests in Parent or Merger Sub;
•	no untrue statement of a material fact or omissions in the information supplied by Parent or Merger Sub for purposes of this proxy statement;
•	delivery and enforceability of each of the Equity Commitment Letter, Guaranty, and the Debt Commitment Letter and Redacted Fee Letter (each as defined in the Merger Agreement);
•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds;
•	the absence of agreements between Parent and members of the Board of Directors or Stamps.com management;
•	the absence of any stockholder or management arrangements related to the Merger, other than the Voting Agreements;
•	the absence of agreements among Guarantor, Parent, Merger Sub and any agent, broker, investment banker or financial advisor;
•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•
no ownership by Parent, Merger Sub or their respective Affiliates of more than ten percent (10%) of the voting equity interests of (or instruments convertible into voting equity interests of), or control or operation by any of them of, any business engaged in, or that otherwise competes in any material respect with, any of the material lines of business in which any Company Group Member is engaged; and

•	the exclusivity and terms of the representations and warranties made by Stamps.com.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; (3) expressly prohibited by the Merger Agreement; (4) required by applicable law or required, or in Stamps.com’s reasonable, good faith discretion, advisable, in connection with any COVID-19 Measures; or (5) approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed (provided, that Parent shall be deemed to have approved in writing if it provides no written response within five (5) Business Days after a written request by Stamps.com for such approval)); during the period of time between the date of the signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “Interim Period”), Stamps.com will and will cause each of its subsidiaries to:
•	maintain its existence in good standing pursuant to applicable law (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States);
•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business; and
•
use its commercially reasonable efforts to preserve intact its current material assets, properties, contracts or other legally binding understandings, licenses and business organization, to keep available the services of its current officers and senior management-level employees, and to preserve its current relationships with its material third party business relations.

In addition, Stamps.com has also agreed that, except as (1) disclosed in the confidential disclosure letter to the Merger Agreement; (2) approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed (provided, that Parent shall be deemed to have approved in writing if it provides no written response within five (5) Business Days after a written request by Stamps.com for such approval)); (3) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of the Merger Agreement expressly contemplated by the Merger Agreement; (4) as required by applicable law or required, or in Stamps.com’s reasonable, good faith discretion, advisable in connection with any COVID-19 Measures; or (5) expressly contemplated by the Merger Agreement during the Interim Period, Stamps.com will not, among other things
•	amend the organizational documents of any member of the Company Group;
•
liquidate, dissolve, merge, consolidate, restructure, recapitalize or effect any other reorganization, other than the Merger as contemplated by the Merger Agreement and other than as between Stamps.com and any of its direct or indirect subsidiaries or solely among Stamps.com’s subsidiaries;

•
issue, sell, deliver or grant (or commit to issue, sell, deliver or grant) any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Stamps.com other than as provided in the Merger Agreement;

•
directly or indirectly acquire, repurchase or redeem any of the securities of a Company Group Member (as defined in the Merger Agreement), except pursuant to Company Equity Awards (as defined in the Merger Agreement) outstanding as of the date of the Merger Agreement, transactions between Stamps.com and any of its subsidiaries, or in accordance with Stamps.com’s then-existing 10b5-1 stock repurchase plan;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of Stamps.com (except for permitted liens);
•	declare, set aside or pay any dividend or other distribution;
•	incur, assume or suffer any indebtedness for borrowed money or issue any debt securities;
•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
•	mortgage, pledge or create or suffer to exist any lien on any Company Group Member’s assets;
•	make any loans, advances or capital contributions to, or investments in, any other person;
•
acquire, lease, license, sell, abandon, transfer, assign, guarantee or exchange any assets, in each case, in excess of $2,000,000 individually or $5,000,000 in the aggregate or constituting material Company intellectual property;

•
(A) enter into, adopt, amend (including accelerating the vesting of), modify or terminate any compensation or benefit plan or arrangement of any director, officer, individual consultant or employee, (B) materially increase the compensation or benefits payable to or pay any bonus or remuneration or pay any compensation or benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any existing employee plan as in effect as of the date of the Merger Agreement to directors, officers, employees or individual consultant or other individual service providers of Stamps.com (other than, in each case of (A) and (B): (1) as may be required by applicable law or the terms of the applicable employee plan or any change in control, severance or similar agreement or any retention or similar agreement disclosed in the confidential disclosure letter to the Merger Agreement and in effect as of the date of the Merger Agreement; (2) making employee plans available to any new employee hires or any employees who are newly eligible as a result of a promotion, each in the ordinary course of business and consistent with past practice; (3) renewing existing employee plans in the ordinary course of business; or (4) for increases in or payment of compensation, bonus, retention or severance arrangements for employees at the vice president level or below in the ordinary course of business and consistent with past practice); or (C) enter into any change in control, severance or similar arrangement or any retention, transaction or similar agreement with any officer, employee, director or independent contractor or other individual service provider (except such agreements entered into in the ordinary course of business with any such individual service provider of the Company Group at the vice president level or below); provided that in each case of (A) through (C), the Company Group may (1) change the title of its employees, provided that such changes do not involve material increases in compensation or benefits, acceleration of vesting or acceleration of payment and (2) make bonus, sales or commission payments in the ordinary course of business as required by the terms of any employee plans disclosed in the confidential disclosure letter to the Merger Agreement and payments of continued base salary or wages to employees and set targets and metrics therefor in the ordinary course of business or in accordance with any employee plan;
•	settle, release, waive or compromise litigation involving Stamps.com;
•	change accounting practices;
•	change tax elections or settle any tax claims;
•
incur or commit to incur capital expenditures (excluding internal and external capitalized labor costs) in excess of $10 million in the aggregate, other than to the extent that such capital expenditures are otherwise reflected in Stamps.com’s capital expenditure budget set forth on the confidential disclosure letter to the Merger Agreement;

•
enter into, materially modify or amend or terminate any (i) Contract (other than any Material Contracts (as defined in the Merger Agreement)) that would have a material adverse effect or (ii) Material Contract set forth in the confidential disclosure letter;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Stamps.com or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effect certain layoffs without complying with applicable laws;
•	hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $350,000;
•
make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements other than investment in equity securities held in the ordinary course of business for cash management purposes, or acquisitions or investments which the Company Group is obligated to pay aggregate consideration of less than $5 million, individually, or $10 million, in the aggregate;

•	negotiate, modify, extend or enter into any collective bargaining agreement, or recognize or certify any labor group; or
•	enter into agreements to do any of the foregoing.
The “Go Shop” Period—Solicitation of Other Offers
Under the Merger Agreement, from the date of the Merger Agreement until the No-Shop Period Start Date, Stamps.com and its representatives have the right to, directly or indirectly, among other things: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined below),

(2) continue, enter into, maintain, participate or otherwise engage in discussions with any third person (and its representatives and financing sources) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, or (3) subject to entering into and solely in accordance with an Acceptable Confidentiality Agreement (as defined below), furnish to any third person (and its representatives, prospective debt and equity financing sources and their respective representatives) any information (including nonpublic information and data) relating to the Company Group or afford to any such third person (and its representatives, prospective debt and equity financing sources and their respective representatives) access to the business, properties, assets, books, records or other non-public information and data, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute or could reasonably be expected to lead to an Acquisition Proposal, provided that Stamps.com must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives, and the Company Group must not provide any competitively sensitive non-public information except in accordance with customary “clean room” or other similar procedures; and Stamps.com may grant a waiver, amendment or release under any “standstill provision” or similar obligation to allow such third person to submit or amend an Acquisition Proposal on a confidential basis to the Board of Directors.
Stamps.com is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal (as defined below), unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing at least two (2) Business Days prior written notice to Parent and negotiating with Parent in good faith in an effort to amend the terms and conditions of the Merger Agreement, so that such Acquisition Proposal no longer constitutes a Superior Proposal relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
If Stamps.com terminates the Merger Agreement for the purpose of entering into an agreement with any Excluded Party prior to the No-Shop Period Start Date, then Stamps.com would be required to pay a termination fee of $99,500,000 to Parent. For more information, please see the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with Stamps.com that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to Stamps.com to keep such information confidential (subject to customary exceptions), provided that with respect to agreements executed and delivered after the Merger Agreement, the provisions contained therein are not materially less favorable, in the aggregate, to Stamps.com than the terms of the confidentiality agreement entered into between Stamps.com and Thoma Bravo (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal). A joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement is an Acceptable Confidentiality Agreement.
“Acquisition Proposal” means any offer, proposal or indication of interest by a Third Person to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(1)
any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Stamps.com or any other person(s), of securities representing more than 20% of the total outstanding voting power of Stamps.com after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding voting power of Stamps.com after giving effect to the consummation of such tender or exchange offer;

(2)
any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(3)
any merger, consolidation, business combination, recapitalization, amalgamation, share exchange, reorganization, liquidation, dissolution or other transaction involving Stamps.com pursuant to which any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold Equity Interests representing more than 20% of the total outstanding voting power of Stamps.com outstanding after giving effect to the consummation of such transaction.

“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal), (a) who submits a written bona fide Acquisition Proposal to Stamps.com or any of its representatives after the date of the Merger Agreement and prior to the No-Shop Period Start Date, (b) whose Acquisition Proposal is determined by the Board of Directors, in good faith, (after consultation with its outside counsel and its financial advisor) to be, or would reasonably be expected to lead to, a Superior Proposal and (c) who did not submit an Acquisition Proposal in writing to the Company Group, the Board of Directors or their respective representatives within six (6) months prior to the date of the Merger Agreement (it being understood that with respect to a group, each member of such group must meet the criteria set forth in this clause (c) at all times (including following any termination of the Merger Agreement) prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) in order for such group to qualify as an Excluded Party; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Acquisition Proposal is withdrawn by such Third Person (or group, if applicable) after the date of the Merger Agreement; it being understood that a modification of an Acquisition Proposal submitted by a Third Person (or group) shall not be deemed a withdrawal or termination of an Acquisition Proposal by such Third Person (or group).
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that is on terms that the Board of Directors (or a committee thereof) determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of such Acquisition Proposal and the identity of the person making such Acquisition Proposal and other aspects of the Acquisition Proposal that the Board of Directors (or a committee thereof) deems relevant, and if consummated, would result in a transaction more favorable to Stamps.com’s stockholders (solely in their capacity as such) than the Merger (taking into account (i) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination and (ii) all legal, regulatory, financial (including any termination fee amounts and conditions), timing financing and other aspects of such Acquisition Proposal), except that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “80%.”
“Third Person” means any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) Stamps.com or any of its controlled affiliates or (ii) Parent, Merger Sub, the Thoma Bravo Fund or any of their respective affiliates or any “group” including Parent, Merger Sub, Guarantor or any of their respective affiliates.
The “No-Shop” Period—No Solicitation of Other Offers
From the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Stamps.com has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:
•	solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
•	participate or engage in discussions, communications or negotiations with any Third Person, regarding an Acquisition Proposal;

•
other than with respect to any Excluded Party which has reaffirmed its Acquisition Proposal to the Board of Directors within 24 hours of the No-Shop Period Start Date, and its Representatives (but only for so long as the applicable person remains an Excluded Party), furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the specific intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or
•
enter into any letter of intent, agreement in principle, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements.

In addition, Stamps.com has agreed to, other than with respect to any Excluded Party which has reaffirmed its Acquisition Proposal to the Board of Directors within 24 hours of the No-Shop Period Start Date, cease and cause to be terminated any discussions or negotiations with any person and its representatives, request the prompt return or destruction of all non-public information concerning the Company Group furnished to any person with whom a confidentiality agreement was entered into in connection with its consideration of making an Acquisition Proposal within the twelve-month period immediately preceding the No-Shop Period Start Date and will (i) cease providing any further information with respect to Stamps.com or any Acquisition Proposal to any such persons or their respective representatives and (ii) terminate all access granted to any such persons or their respective representatives to any physical data room, the virtual data room or any other diligence access to non-public information regarding the Company Group made available in connection with an Acquisition Proposal. Stamps.com will not be required to enforce, and will be permitted to waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors, if the Board of Directors has determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by Stamps.com stockholders, Stamps.com may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal was not the result of a material breach of Stamps.com’s obligations, as described in the immediately preceding paragraph (provided that Stamps.com and its representatives may contact any Third Person to clarify any ambiguous terms and conditions of an Acquisition Proposal which are necessary to determine whether the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (ii) the failure to act in respect of such Acquisition Proposal would be reasonably likely to be inconsistent with the Board of Director’s fiduciary duties to stockholders under applicable law.
Stamps.com is not entitled to terminate the Merger Agreement after the No-Shop Period Start Date for the purpose of entering into an agreement in respect of a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing prior written notice to Parent of at least two (2) Business Days and negotiating with Parent in good faith in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
If Stamps.com terminates the Merger Agreement prior to the adoption of the Merger Agreement by Stamps.com stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, other than entering into an agreement in respect of a Superior Proposal with an Excluded Party prior to the No-Shop Period, then Stamps.com must pay a $199,000,000 termination fee to Parent.

The Board of Directors’ Recommendation; Company Board Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Stamps.com common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.
Prior to the adoption of the Merger Agreement by stockholders (or in the case of a failure of the Board of Directors to publicly reaffirm its recommendation to approve the Merger within ten business days after Parent so requests in writing (it being understood that Stamps.com will have no obligation to make such reaffirmation on more than two occasions), after the No-Shop Period Start Date), the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the recommendation of the Board of Directors to approve the Merger, in each case, in a manner adverse to Parent in any material respect (it being understood that it will be considered a modification adverse to Parent that is material if (I) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (II) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten business days of such public announcement providing that the Board of Directors reaffirms its recommendation);

•	adopt, approve, endorse, recommend or otherwise publicly declare advisable to Stamps.com stockholders an Acquisition Proposal;
•
fail to publicly reaffirm the recommendation of the Board of Directors to approve the Merger within ten business days after Parent so requests in writing (it being understood that Stamps.com will have no obligation to make such reaffirmation on more than two occasions); or

•	fail to include the recommendation of the Board of Directors to approve the Merger in this proxy statement.
For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (1) a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to Stamps.com stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by Stamps.com of the receipt of an Acquisition Proposal, (3) the determination by the Board of Directors (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, or (4) delivery by the Company to Parent of any notice related to an Intervening Event (as defined below) or Superior Proposal as set forth below.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if there has been an Intervening Event (as defined below), if the Board of Directors (or committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable law.
The Board of Directors may only effect a Company Board Recommendation Change for an Intervening Event if:
•
Stamps.com has provided prior written notice to Parent at least three business days in advance to the effect that the Board of Directors (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•
prior to effecting such Company Board Recommendation Change, Stamps.com and its representatives, during such three-business-day period, must have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the documentation related to any debt financing proposed to be entered into by Parent (the “Debt Documents”) to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (2) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents proposed by Parent and other information provided by Parent in response to the notice described in the foregoing clause (1), in each case that are offered in writing by Parent no later than 11:59 p.m. (Pacific time) on the last day of the three-business-day period, in a manner that would constitute a binding agreement between the parties if accepted by Stamps.com; and
•
following the three-business-day notice period described above, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents) shall have determined that the failure of the Board of Directors (or a committee thereof) to make such a Company Board Recommendation Change to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable law; provided, however, that each time material modifications to the Intervening Event occur, Stamps.com must notify Parent of such modification and the three-business-day period described above will recommence and be extended for two business days from the day of such notification.

In addition, the Board of Directors may only effect a Company Board Recommendation Change or authorize Stamps.com to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:
•
the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law;

•	the Company Group and its representatives have complied in all material respects with their obligations under the Merger Agreement with respect to such Acquisition Proposal;
•
Stamps.com has provided prior written notice to Parent at least two business days in advance to the effect that the Board of Directors (or a committee thereof) has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will include the identity of the person or “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•
prior to effecting such Company Board Recommendation Change or termination, Stamps.com and its Representatives, during the two-business-day notice period described above, has: (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents that are offered in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by Stamps.com, by no later than 11:59 p.m. Pacific Time on the last day of the two-business-day notice period described above, provided, (x) that neither Stamps.com, any of its Affiliates or any of their respective representatives may disclose to any person or “group” of persons making an Acquisition Proposal the specific price per share of any offer of Parent unless and until a definitive agreement with respect to such offer is executed by Stamps.com (provided, however, that, for the avoidance of doubt, this clause (x) shall not prevent or limit in any respect Stamps.com, its affiliates or their respective representatives from notifying any such person or “group” or persons that its Acquisition Proposal fails to constitute a Superior Proposal (including the general basis for such failure)), and (y) that in the event of any material modifications to any Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material modification (a “Material Revision”)), Stamps.com will be required to deliver a new written notice to Parent and to comply with the requirements of the foregoing clause (1) (it being understood that the “notice period” in respect of such new written notice will be two business days);
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following the two-business-day notice period described above, including any subsequent notice period with respect to a Material Revision (as defined in the Merger Agreement), the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that failure to effect such Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable law; and

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in the event of any termination of the Merger Agreement in order to cause or permit the Company Group to enter into an acquisition agreement with respect to such Acquisition Proposal, Stamps.com will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of either (1) $99,500,000 if the Merger Agreement is terminated before the No-Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal with an Excluded Party, or (2) $199,000,000, in the case of any other such termination.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material change, event, effect or circumstance or material change in circumstances or facts (including any change in probability or magnitude of circumstances) that (a) was not known to or reasonably foreseeable by the Company Board on the date of the Merger Agreement (or if known by the Company Board, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of the Merger Agreement) and becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval and (b) does not relate to (i) any Acquisition Proposal or (ii) the mere fact, in and of itself, that Stamps.com meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Stamps.com common stock or the credit rating of Stamps.com (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).
Employee Benefits
The Merger Agreement provides that from and after the Effective Time through one year following the Effective Time, Parent will cause the Surviving Corporation to honor all of the terms of Stamps.com’s employee plans and arrangements set forth in the confidential disclosure letter to the Merger Agreement following the Merger in accordance with their terms as in effect on the date of the Merger Agreement, subject to the Surviving Corporation’s right to amend or terminate any such benefit plan in accordance with its terms or if otherwise required pursuant to applicable law. In addition, for a period of one year following the Effective Time, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with (i) a base salary or wage rate at least as favorable as such Continuing Employee’s base salary or wage rate immediately prior to the Effective Time, (ii) short-term cash bonus or cash commission compensation opportunities that are substantially comparable in the aggregate to such compensation opportunities the Continuing Employee received as of immediately prior to the Effective Time under the applicable employee plans as set forth on the confidential disclosure letter, (iii) vacation, paid time off, qualified defined contribution retirement, health and welfare and other employee benefits (excluding any equity, equity-based benefits, defined benefit pension plans and/or nonqualified deferred compensation plans) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately prior to the Effective Time under the employee plans and arrangements as set forth on the confidential disclosure letter, and (iv) severance payments and benefits that are substantially comparable in the aggregate to the severance payments and benefits that each such Continuing Employee would have been eligible to receive immediately prior to the Effective Time under the employee plans as set forth on the confidential disclosure letter.
The Surviving Corporation will grant any Continuing Employee credit for service with the Company Group prior the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but not including for any purpose under equity or equity-based benefit or compensation arrangements) to the same extent and for the same purpose as such service was credited to such person under the corresponding employee benefit plan as of the Effective Time, except where the service credit would result in duplication of coverage or benefits. Each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation (other than Stamps.com’s benefit plans and arrangements in existence immediately before the Effective Time) to the extent that coverage under any of the employee benefit plans sponsored by the Surviving Corporation replaces at the Effective Time coverage under a comparable Stamps.com benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. For purposes of each employee benefit plan sponsored by the Surviving Corporation that provides medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of the plan to be waived for the Continuing Employee and his or her covered dependents to the same extent waived under the corresponding comparable Stamps.com benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time, and the Surviving Corporation will use commercially reasonable efforts to cause full credit to be given for any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year of the comparable Stamps.com benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time that ends on the date that the Continuing Employee’s participation in the corresponding employee benefit plan sponsored by the Surviving Corporation begins for purposes of satisfying the applicable deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to the Continuing Employee and his or her covered dependents for the applicable plan year as if the amounts had been paid according to the employee benefit plan of the Surviving Corporation to the same extent as such amounts were credited for the same purpose under the corresponding comparable Stamps.com benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. The account of each Continuing Employee under any flexible spending plan sponsored will be credited by the Surviving Corporation with any unused balance in the account of the Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately before the Effective Time will be credited to the Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that the limits or forfeitures applied under Stamps.com’s benefit plans and arrangements in effect as of the date of the Merger Agreement).
From and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms the Annual Bonus Plans with respect to the 2021 calendar year and, to the extent the Effective Time occurs in calendar year 2022, in a manner consistent with past practice. In addition, Parent shall cause the Surviving Corporation to pay, at a time no later than the time customarily paid by the Company related to any Annual Bonus Plan, to each employee of Stamps.com or any of its subsidiaries actively employed on the applicable payment dates for the 2021 and 2022 bonuses who is then participating in any Annual Bonus Plan, respectively, a bonus based on actual performance, in a manner consistent with past practice and in accordance with the terms of such Annual Bonus Plan.
Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Stamps.com agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.
Cooperation with Debt Financing
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Stamps.com has agreed that during the Interim Period, Stamps.com will use commercially reasonable efforts to, and will use its reasonable efforts to cause each of its subsidiaries and its and their respective representatives to, among other things:
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participate (and cause senior management of Stamps.com and its representatives with appropriate seniority and expertise to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letter at times and locations (which may include telephonic or video calls) to be mutually agreed upon reasonable advance notice and during normal business hours;

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provide reasonable and customary assistance to Parent and Parent’s financing sources in connection with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one (1) or more periods following the Effective Time, except that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (I) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (II) the determination of any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of Stamps.com;

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assist Parent in connection with the preparation, and, subject to the occurrence of the Effective Time, registration, execution and delivery of definitive financing documents and related documentation as may be reasonably requested by Parent or its financing sources and otherwise facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;

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furnish Parent, Merger Sub and their financing sources, as promptly as reasonably practicable, with regard to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing type being incurred, financial and other pertinent and customary information regarding the Company Group as may be reasonably requested by Parent, Merger Sub or Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials.

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reasonably facilitate the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time and obtain and deliver any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Effective Time and the release and termination of any and all related liens on or prior to the Effective Time;

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deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Effective Time, give any other necessary notices to allow for the payoff, discharge and termination in full of all indebtedness required to be repaid at the Effective Time and release all liens in connection therewith, and cooperate in the replacement, backstop or cash collateralization of any outstanding letters of credit;

•	provide customary authorization letters required for the syndication of the Debt Financing;
•	facilitate and assist in the preparation, execution and delivery of credit agreements, guarantees, certificates (including a customary solvency certificate) and other definitive financing documents;
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take all corporate and other organizational actions, subject to the occurrence of the closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing; and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation concurrently with or immediately following the Effective Time, in each case of clauses (A) and (B), including, facilitating the execution and delivery of documents reasonably related to the debt financing on the terms contemplated by the Debt Commitment Letters, in connection with the authorization of the debt financing and debt documents and execution and delivery of the debt documents in anticipation of the closing;

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promptly furnish (but in no event later than three (3) business days prior to the closing date) Parent, Merger Sub and Parent’s financing sources with all documentation and other information about Stamps.com as is reasonably requested by Parent, Merger Sub or Parent’s financing sources relating to applicable “know your customer” and anti-money laundering rules and regulations; and

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cooperate in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of Stamps.com or its representatives and is neither in conflict with Law nor any of Stamps.com’s rights or obligations under the Merger Agreement.

Notwithstanding the foregoing, neither Stamps.com nor any of its subsidiaries is required to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which they have not received prior reimbursement or are not otherwise indemnified by or on behalf of Parent; (2) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Effective Time; (3) give any indemnities in connection with the cooperation requirements described herein that are, in each case, effective prior to the Effective Time; (4) take any action that, in their good faith determination would unreasonably interfere with the conduct of their business, breach any confidentiality obligations or create an unreasonable risk of damage or destruction to any of their property or assets; (5) take any action that will conflict with or violate their respective organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which Stamps.com is a party; or (6) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged. In addition, (1) no action, liability or obligation of the Company Group or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Company Group pursuant to the cooperation requirements described herein (other than with respect to customary authorization letters required for the syndication of the Debt Financing) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than with respect to customary authorization letters required for the syndication of the Debt Financing) that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time; and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation as the obligor. No officer or representative of the Company Group shall be required to deliver any certificate or opinion or take any other action pursuant to the cooperation requirements described herein that could reasonably be expected to result in personal liability to such officer or representative and the Board of Directors shall not be required to approve any financing or agreements related thereto, that are, in each case, effective prior to the Effective Time. Stamps.com shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in the Merger Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained solely as a result of Stamps.com’s willful breach.
In addition, Parent shall (1) reimburse the Company Group for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Stamps.com in connection with the cooperation requirements described herein and (2) indemnify the Company Group and its respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation described herein, except to the extent resulting from Stamps.com’s and its subsidiaries’ or any of their respective representatives’ bad faith or willful and material misconduct.
Indemnification and Insurance
The Merger Agreement provides that all existing rights to exculpation, indemnification and the advancement of expenses for acts or omissions occurring at or prior to the Effective Time existing as of the signing of the Merger Agreement in favor of the current or former directors, officers or employees of Stamps.com (in each case, as provided in the respective organizational documents of Stamps.com and as provided in any indemnification agreements between Stamps.com and any such person) will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time, in each case, except as otherwise required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of the Company Group, to the fullest extent permitted by law or pursuant to the organizational documents of Stamps.com and as provided in any indemnification agreements between Stamps.com and any such person, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company Group or other affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (2) the Merger, as well as any actions taken by Stamps.com, Parent or Merger Sub with respect thereto. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
In addition, without limiting the foregoing, unless Stamps.com has purchased a “tail” policy prior to the Effective Time (which Stamps.com may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums paid by the Company Group for its last full fiscal year), the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, the directors’ and officers’ insurance policies of the Company Group for a period of six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums paid by the Company Group for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.
For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger.”
Other Covenants
Stockholders Meeting
Stamps.com has agreed to take all necessary action (in accordance with applicable Delaware law, Stamps.com’s organizational documents and the rules of Nasdaq) to establish a record date for, duly call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of voting upon the adoption of the Merger Agreement, and approval of the Merger. The Special Meeting of the stockholders cannot be held later than 45 days after the date upon which Stamps.com receives confirmation from the SEC that it will not review, or that it has completed its review of this proxy statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Stamps.com prior to the tenth calendar day after filing this proxy statement that the SEC will or will not be reviewing this proxy statement).
Stockholder Litigation
At all times prior to the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, Stamps.com will: (1) control the defense of any stockholder litigation; (2) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (3) keep Parent reasonably informed with respect to status thereof; (4) give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense, settlement or prosecution of any such litigation; and (5) will consult with Parent with respect to the defense, settlement or prosecution of such litigation. Stamps.com may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Stamps.com, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable Law) of each of the following conditions:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act;
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the expiration of the applicable waiting period as dictated by the Federal Cartel Authority and the Federal Cartel Attorney Competition Authority, or, in the case of an application to the Cartel Court, obtaining clearance or the rejection or withdrawal of the application for an in-depth review; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable Law) of each of the following additional conditions:
•	other than with respect to the Company Fundamental Representations (as defined below), the Specified Company Fundamental Representations (as defined below) and the representation and warranty that no

Company Material Adverse Effect had occurred from March 31, 2021 through the date of the Merger Agreement (the “No Company MAE Representation”), the representations and warranties of Stamps.com contained in Article III of the Merger Agreement being true and correct both at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), and with such representations and warranties being interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect;
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the representations and warranties of Stamps.com contained in Article III of the Merger Agreement regarding organization, good standing, corporate power, enforceability, approval by the , non-contravention with the Charter or Bylaws Board of Directors, the fairness opinion, anti-takeover laws, required stockholder approval, no voting, preemptive or anti-dilutive rights or rights of first refusal, and brokers (collectively, the “Company Fundamental Representations”) that (a) are not qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Company Material Adverse Effect” being true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date) and (b) that are qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Company Material Adverse Effect” being true and correct in all respects (and, for the avoidance of doubt, taking into account such qualifications) both at and as of date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date);

•	the No Company MAE Representation being true and correct in all respects;
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the representations and warranties of Stamps.com relating to Stamps.com’s capital stock, stock reservation and securities (collectively, the “Specified Company Fundamental Representations”) are true and correct in all respects as of Closing Date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay additional Merger Consideration is excess of $35,000,000 over the amount of Merger Consideration that would have been payable pursuant to the Per Share Price, RSU consideration and option consideration had the Specified Company Fundamental Representations been true and correct in all respects as of the date of closing;

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Stamps.com having performed and complied in all material respects with its covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Stamps.com at or prior to the Effective Time;

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the receipt by Parent and Merger Sub of a certificate of Stamps.com, validly executed for and on behalf of Stamps.com and in its name by a duly authorized executive officer thereof, certifying that the conditions described in the preceding five bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing as of the Effective Time.
In addition, the obligation of Stamps.com to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable Law) of each of the following additional conditions:
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other than with respect to the Parent Fundamental Representations (as defined below), the representations and warranties of Parent and Merger Sub contained in Article IV of the Merger Agreement being true and correct in all respects both at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), and with such representations and warranties being interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement (including, without limitation, the Merger);
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the representations and warranties of Parent and Merger Sub contained in Article IV of the Merger Agreement pertaining to organization, good standing, power and enforceability, non-contravention with organizational documents of Parent and Merger Sub, brokers and no additional Parent vote or approval being required in connection with the transactions contemplated by the Merger Agreement (collectively, the “Parent Fundamental Representations”) that (a) are not qualified by the words “materially” or “material” or any qualifications based on such terms being true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date) and (b) are qualified by the words “materially” or “material” or any qualifications based on such terms being true and correct in all respects (and, for the avoidance of doubt, taking into account such qualifications) both at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date);

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Parent and Merger Sub each having performed and complied in all material respects with its covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Effective Time; and

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the receipt by Stamps.com of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding three bullets have been satisfied.

None of Parent, Merger Sub, or Stamps.com may rely on a failure of a condition set forth above in this section titled “Conditions to the Closing of the Merger” to be satisfied as a basis for not consummating the Merger or any of the other transactions contemplated by the Merger Agreement or terminating the Merger Agreement and abandoning the Merger if such failure was caused by a failure to act in good faith or use requisite efforts to cause the closing of the Merger to occur as required by the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated, and the transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:
•	by mutual written agreement of Stamps.com and Parent;
•	by either Stamps.com or Parent if:
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prior to the Effective Time, (1) any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by 11:59 p.m., Pacific Time, on January 8, 2022 (the “Termination Date”); or
•	stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;
•	by Stamps.com if:
•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants, obligations or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Stamps.com delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);
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prior to the adoption of the Merger Agreement by stockholders and so long as Stamps.com has complied in all material respects with its obligations related to Acquisition Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Stamps.com paying to Parent a termination fee of either (1) $99,500,000 if the Merger Agreement is terminated before the No-Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal with respect to an Excluded Party or (2) $199,000,000, in the case of any other such termination; or

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prior to the Effective Time the closing obligations of Stamps.com have been satisfied, Parent has failed to consummate the Merger under the timing restrictions, Stamps.com has notified the Parent in writing that it is ready, willing and able to consummate the Merger by satisfying its obligations under the Merger Agreement and those pursuant to the Equity Commitment Letter and has provided at least two business days’ written notice that it intends to terminate the Merger Agreement, and the Merger is not consummated by the end of such two-business-day period.

•	by Parent if:
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Stamps.com has breached or failed to perform any of its representations, warranties, covenants, obligations or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date); or

•
the Board of Directors (or a committee thereof) effects a Company Board Recommendation Change (except that such right to terminate will expire on the earlier of: (i) at 5:00 p.m., Pacific Time, on the tenth business day following the date on which Parent becomes aware of such Company Board Recommendation Change, and (ii) the time the stockholders adopt the Merger Agreement).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Thoma Bravo and Stamps.com or the Guaranty, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fee
If Stamps.com terminates the Merger Agreement for the purposes of entering into a definitive agreement with any Excluded Party prior to the No-Shop Period Start Date in respect of a Superior Proposal, Stamps.com would be required to pay a $99,500,000 termination fee to Parent. If the Merger Agreement is terminated under specified circumstances including the instances described below, Stamps.com must pay a $199,000,000 termination fee to Parent.
Parent will be entitled to receive a termination fee of $199,000,000 from Stamps.com if the Merger Agreement is terminated:
•
(A) (I) by either Parent or Stamps.com because the closing of the Merger has not occurred by the Termination Date at a time when the stockholders’ approval to the Merger Agreement has not been obtained, and the conditions pursuant to the antitrust laws and prohibitive laws or injunctions have not been satisfied; or (II) by Parent because Stamps.com has materially breached its representations, warranties, covenants, obligations or agreements in the Merger Agreement; (B) a person has made (since the date of the Merger Agreement and prior to its termination) an Acquisition Proposal that is not withdrawn or otherwise abandoned; and (C) Stamps.com enters into an agreement relating to (and ultimately consummates such Acquisition Transaction), or consummates, an Acquisition Transaction within 12 months of such termination (provided that, for purposes of the termination fee, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);
•
by Parent, because the Board of Directors has effected a Company Board Recommendation Change (which termination must occur by the earlier of 5:00 p.m., Pacific Time, on the 10th business day following the date on which Parent becomes aware of such Company Board Recommendation Change and the time that the Requisite Stockholder Approval is obtained); or

•	by Stamps.com, to enter into a definitive agreement in respect of a Superior Proposal other than with an Excluded Party prior to the No-Shop Period Start Date.
Stamps.com will be entitled to receive a termination fee of $365,000,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:
•
by Stamps.com if prior to the Effective Time, (1) the conditions to the obligations of Parent and Merger Sub under the Merger Agreement to consummate the Merger have been satisfied, (2) Parent and Merger Sub have failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement, (3) Stamps.com has notified the Parent in writing that it is ready, willing and able to consummate the Merger if Parent satisfies its obligations under the Merger Agreement and the equity financing contemplated by the Equity Commitment Letter and the debt financing contemplated by the Debt Commitment Letter is funded, (4) Stamps.com has provided at least two business days’ written notice that it intends to terminate the Merger Agreement, and (5) the Merger is not consummated by the end of such two-business-day period; or

•
by Stamps.com if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Stamps.com’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date).

Specific Performance
Parent, Merger Sub and Stamps.com have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and Stamps.com acknowledge and have agreed that: (1) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (2) the fees and expenses provisions of the Merger Agreement are not intended to and would not adequately compensate Stamps.com, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (3) the right of specific enforcement is an integral part of the Merger and without that right, neither Stamps.com nor Parent would have entered into the Merger Agreement. It is explicitly agreed that Stamps.com will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Financing Letters in order to cause the financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Financing Letters) subject to the terms and conditions set forth therein and in the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, it is explicitly agreed that the right of Stamps.com to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the purchase price and other amounts required to be paid in connection with the closing of the Merger (but not the right of Stamps.com to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (A) all of the conditions set forth in the closing conditions have been, and continue to be, satisfied

(other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (B) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded and (C) Stamps.com has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then Stamps.com shall take such actions that are required of it by the Merger Agreement to consummate the closing pursuant to the terms of the Merger Agreement.
Parent, Merger Sub and Stamps.com have agreed not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Stamps.com, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it will have to require the obtaining, furnishing or posting of any such bond or other security. Each of the foregoing parties have also agreed that it will use reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute before the Termination Date.
Limitations of Liability
The maximum aggregate monetary damages of Parent, Merger Sub and any of their affiliates for breaches (including any willful breach (but excluding, for the avoidance of doubt, for actual and intentional common law fraud)) under the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Guaranty or the Equity Commitment Letter will not exceed an amount equal to $365,000,000 plus certain enforcement expenses relating to legal proceedings that result in a judgment against the payor and losses and liabilities in connection with cooperation relating to debt financing. The maximum aggregate monetary damages of Stamps.com for breaches (including any willful breach (but excluding, for the avoidance of doubt, for actual and intentional common law fraud)) under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed an amount equal to $199,000,000 plus the enforcement expenses (if any) in the aggregate for all such breaches. Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and Stamps.com may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Stamps.com, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law.
Voting Agreement
Certain of Stamps.com’s officers, Ken McBride, Jeff Carberry, Matt Lipson, John Clem and Nathan Jones, have entered into voting agreements (the “Voting Agreements”) with Stamps.com and Parent pursuant to which each such officer has agreed, among other things, to vote their respective shares of Common Stock in favor of adoption of the Merger Agreement and approval of the Merger, and against any competing transaction, so long as, among other things, the Merger Agreement remains in effect. The Voting Agreements cannot be amended without Stamps.com’s consent.

Vote Required and Board of Directors Recommendation
The affirmative vote of the holders of a majority of the outstanding shares of Stamps.com common stock is required to approve and adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” (if any) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. Shares of Stamps.com common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Stamps.com stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Stamps.com common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE STAMPS.COM COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Stamps.com is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Stamps.com’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Stamps.com is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Stamps.com approve, on a non-binding, advisory basis the compensation that may be paid or become payable to Stamps.com’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Stamps.com’s Directors and Executive Officers in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Stamps.com. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Stamps.com common stock virtually present in person, by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Assuming a quorum is present, (1) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (2) abstentions will have the same effect as a vote against the Compensation Proposal and (3) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Stamps.com common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Stamps.com stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Stamps.com common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting from time to time, if necessary or appropriate as determined in the discretion of the Board of Directors or the Chairman of the Board of Stamps.com, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting. Approval of the Adjournment Proposal whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares virtually present in person, by remote communication or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 12, 2021, by (i) all persons who are beneficial owners of more than 5% of our common stock, (ii) each director, (iii) our named executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. The percentage of ownership is based on 18,497,464 shares of our common stock issued and outstanding on August 12, 2021. Shares of our common stock issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after August 12, 2021 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Ken McBride(1)	117,510	*
Jeff Carberry(2)	35,313	*
Sebastian Buerba(3)	5,022	*
John Clem(4)	37,516	*
Nathan Jones(5)	6,905	*
Mohan P. Ananda(6)	667,524	3.44%
David C. Habiger(7)	30,572	*
G. Bradford Jones(8)	65,286	*
Kate Ann May(9)	42,957	*
Theodore R. Samuels, II(10)	31,000	*

Other 5% Stockholders:
BlackRock, Inc.(11)	2,820,437	15.25%
55 East 52nd Street
New York, NY 10055

The Vanguard Group(12)	1,949,152	10.54%
100 Vanguard Blvd.
Malvern, PA 19355

All directors and executive officers as a group (14 people)(13)	1,155,989	6.09%
*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Includes 116,460 shares issuable upon exercise of options directly held by Mr. McBride that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(2)	Includes 33,201 shares issuable upon exercise of options directly held by Mr. Carberry that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(3)	Includes 5,022 shares issuable upon exercise of options directly held by Mr. Buerba that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(4)	Includes 36,632 shares issuable upon exercise of options directly held by Mr. Clem that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(5)	Includes 6,268 shares issuable upon exercise of options directly held by Nathan Jones that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(6)
Includes 30,000 shares issuable upon exercise of options directly held by Mr. Ananda that are presently exercisable or will become exercisable within 60 days of August 12, 2021. Includes: 548 shares held by Mr. Ananda; 464,500 shares held by Mr. Ananda in the Ananda Small Business Trust; 26,000 shares held by the Ananda Foundation; 144,077 shares held in trust for the benefit of Mr. Ananda's family; and 2,399 shares held beneficially for Mr. Ananda's children.

(7)	Includes 30,000 shares issuable upon exercise of options directly held by Mr. Habiger that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(8)	Includes 25,000 shares issuable upon exercise of options directly held by Brad Jones that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(9)	Includes 42,957 shares issuable upon exercise of options directly held by Ms. May that are presently exercisable or will become exercisable within 60 days of August 12, 2021.
(10)
Includes 30,000 shares issuable upon exercise of options directly held by Mr. Samuels that are presently exercisable or will become exercisable within 60 days of August 12, 2021. Includes 1,000 shares held by the Ted and Lori Samuels Family Trust, dated July 3, 1996. Mr. Samuels disclaims beneficial ownership of the shares held by the trust, except to the extent of his pecuniary interest therein.

(11)
Information regarding Blackrock, Inc.’s beneficial ownership is based solely on a Schedule 13G it filed with the SEC on January 25, 2021. BlackRock, Inc. shares beneficial ownership with a number of its subsidiaries, none of which individually beneficially owns 5% or more of our outstanding common stock, except for BlackRock Fund Advisors. Blackrock, Inc. also reports in their Schedule 13G that iShares Core S&P Small-Cap ETF's interest in our common stock is more than five percent of the total outstanding common stock.

(12)
Information regarding The Vanguard Group’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on April 16, 2021. Various registered investment companies advised by The Vanguard Group, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock, although no single such company’s interest in our common stock is more than five percent of the total outstanding.

(13)	Includes an aggregate of 470,517 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of August 12, 2021.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Stamps.com. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Stamps.com will hold the regular annual meeting of its stockholders in 2022 only if the Merger is not completed.
Under SEC Rule 14a-8, proposals of stockholders that are intended to be presented by such stockholders at our 2022 annual meeting of stockholders and included in the proxy statement and form of proxy relating to that meeting must be received no later than January 3, 2022. Stockholders wishing to submit proposals for the 2022 annual meeting of stockholders outside of Rule 14a-8 may do so if the proposal was timely received by us under our bylaws, as calculated below. In addition, subject to SEC Rule 14a-4(c), the proxy solicited by our Board of Directors for the 2022 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated below. Our bylaws provide that to be timely, notice of a nomination for director or other proposal must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days before the one year anniversary of the date of the preceding year's annual meeting (unless the date of the annual meeting is more than 30 days in advance, or 60 days after, the anniversary of prior year’s annual meeting). For our 2022 annual meeting of stockholders, to be timely stockholders must submit a nomination for director or other proposal no later than February 9, 2022, and no earlier than January 10, 2022.
WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Stamps.com filings with the SEC are incorporated by reference:
•
Stamps.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 26, 2021, including the information specifically incorporated by reference into the Annual Report on Form 10-K from Stamps.com’s definitive proxy statement on Schedule 14A filed on April 30, 2021;

•	Stamps.com’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 7, 2021 and for the fiscal quarter ended June 30, 2021, filed on August 6, 2021; and
•	Stamps.com’s Current Reports on Form 8-K filed on March 2, 2021, March 18, 2021, June 4, 2021, June 11, 2021, July 9, 2021, July 9, 2021, July 30, 2021, August 5, 2021 and August 19, 2021.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Stamps.com Inc.
Attention: Investor Relations
1990 E. Grand Avenue
El Segundo, CA 90245

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at https://investor.Stamps.com and clicking on the link titled “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Stamps.com common stock, please contact our proxy solicitor:
D.F. King & Co, Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 761-6521
Email: STAMPS@dfking.com

MISCELLANEOUS
Stamps.com has supplied all information relating to Stamps.com, and Parent has supplied, and Stamps.com has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

STAMPS.COM INC.,

a Delaware corporation;

STREAM PARENT, LLC,

a Delaware limited liability company; and

STREAM MERGER SUB, INC.,

a Delaware corporation

Dated as of July 8, 2021

A-xc

A-xci

A-xcii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 8, 2021 (the “Agreement Date”), by and among Stream Parent, LLC, a Delaware limited liability company (“Parent”), Stream Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Stamps.com Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. The Company Board has unanimously (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved, adopted and declared advisable this Agreement and the execution and delivery thereof by the Company, the performance by the Company of its covenants, obligations and other agreements hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.
B. The board of managers of Parent has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of Parent’s covenants, obligations and other agreements hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
C. The board of directors of Merger Sub has (i) approved, adopted and declared advisable this Agreement and the execution and delivery thereof by Merger Sub, the performance by Merger Sub of its covenants, obligations and other agreements hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (ii) directed that this Agreement and the Merger be submitted for approval and adoption by Parent, in its capacity as sole stockholder of Merger Sub; and (iii) resolved to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger in accordance with the DGCL.
D. Concurrently with the execution of this Agreement, the Company’s non-independent (for stock exchange purposes) directors and executive officers have entered into voting agreements in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”), dated as of the Agreement Date, with Parent and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ shares of Company Common Stock in favor of the approval of this Agreement.
E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guaranty (the “Guaranty”) from Thoma Bravo Fund XIV, L.P., a Delaware limited partnership (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (together with any related exhibits, schedules, annexes and supplements, the “Equity Commitment Letter”), (iii) a commitment letter among Parent, Merger Sub and the Financing Sources party thereto, pursuant to which the Financing Sources have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby (together with any related exhibits, schedules, annexes, supplements, term sheets and other agreements, the “Debt Commitment Letter”) and (iv) any fee letter (which may be redacted solely with respect to the fee amounts and other economic terms set forth therein, in each case, which do not affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”, together with the Debt Commitment Letter, the “Debt Financing Letters” and together with the Equity Commitment Letter, collectively, the “Financing Letters”).

F. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants, obligations and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, obligations and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the Agreement Date; or (b) executed, delivered and effective after the Agreement Date, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, with respect to such agreements executed and delivered following the Agreement Date, the provisions contained therein are not materially less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal). For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.
“Acquisition Proposal” means any offer, proposal or indication of interest by a Third Person to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(a) any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than twenty percent (20%) of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than twenty percent (20%) of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;
(b) any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or
(c) any merger, consolidation, business combination, recapitalization, amalgamation, share exchange, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold Equity Interests representing more than twenty percent (20%) of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).
“Annual Bonus Plan” means any Employee Plan that is an annual bonus plan.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations under such Laws.
“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the Austrian Cartel Act 2005 and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws issued by a Governmental Authority, that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2020 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banks in the Cities of Los Angeles or San Francisco, California are authorized or required by Laws to be closed.
“Business IP” means all (a) Intellectual Property used in or necessary for the operation of the Company Group Members’ respective businesses as currently conducted and (b) Company Intellectual Property.
“Bylaws” means those certain Amended and Restated Bylaws of the Company, dated as of November 7, 2018, as they may be further amended, modified or amended and restated from time to time.
“Charter” means that certain Amended and Restated Certificate of Incorporation of the Company filed with the State of Delaware Secretary of State Division of Corporations on June 25, 1999, as amended by (a) that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the State of Delaware Secretary of State Division of Corporations on May 6, 2004 and (b) that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the State of Delaware Secretary of State Division of Corporations on May 23, 2008, as it may be further amended, modified or amended and restated from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the Board of Directors of the Company.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Equity Plans” means (a) the equity plans set forth in Section 1.1 of the Company Disclosure Letter and (b) any other plans that provide for the issuance of any options or restricted stock unit awards (such options and awards, collectively, the “Company Equity Awards”), including any related sub-plans, addenda and agreements entered into and awards issued under such plans.
“Company Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, clause (a) of Section 3.5, Section 3.7(d) and Section 3.25.
“Company Group” means, collectively, the Company and its Subsidiaries.
“Company Group Member” means the Company or any of its Subsidiaries.
“Company Intellectual Property” means any Intellectual Property that is owned by any Company Group Member.
“Company Material Adverse Effect” means any change, event, violation, effect, occurrence, development, circumstance or other matter (each, an “Effect”) that (x) had, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of the Company Group, taken as a whole, or (y) would reasonably be expected to prevent, materially impair or materially delay the consummation by the Company of the Merger prior to the Termination Date. Notwithstanding the foregoing, solely with respect to the preceding clause (x), none of the following, or any Effects related thereto or arising therefrom, shall be deemed in and of themselves (and subject to the limitations expressly set forth below with respect thereto), either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to have, a Company Material Adverse Effect on the Company Group:
(a) any change in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world;
(b) any changes in conditions in the financial markets, credit markets, capital markets or international trade, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(c) any changes in conditions in the industries (including, for the avoidance of doubt, each of the software and shipping industries) in which the Company Group operates;
(d) any changes in any regulatory, legislative or political conditions in the United States or any other country or region in the world, including changes to United States Postal Service regulations or commercial programs, in each case after the Agreement Date;
(e) any act of terrorism, war (whether or not declared), geopolitical conditions, outbreaks of hostilities, cyber-attacks, national or international calamity, earthquakes, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events (including epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof) anywhere in the world;
(f) resulting from the execution, announcement or pendency, or the performance, of this Agreement or the Transactions (including the Merger), including any impact thereof on relationships, contractual or otherwise, of the Company Group with, or any actions taken or threatened to be taken by any, employees, suppliers, customers, business partners, vendors or any other third Person (including Governmental Authorities);
(g) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with the Transactions (including any Transaction Litigation);
(h) any change or prospective change in GAAP, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP, in each case, after the Agreement Date (and including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19)));
(i) any change in the market price or trading volume of the Company’s stock (including the Company Common Stock) (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(j) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company for any period (including (i) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excluded in the definition of Company Material Adverse Effect));
(k) any action taken (or refrained from being taken) by the Company at the express direction of (including if requested or approved in writing by) Parent or any action expressly required to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement, or the failure of the Company to take any action that the Company is prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent to such action after a written request therefor pursuant to Section 5.2 (including, for the avoidance of doubt, with respect to any of the matters set forth on Section 5.2(k) of the Company Disclosure Letter);

(l) the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing; or
(m) the availability or cost of equity, debt or other financing (including the Debt Financing or any Alternate Debt Financing) to Parent or Merger Sub;
except, in each case of the preceding clauses (a), (b), (c), (d), (e) and (h), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Options” means any options to purchase shares of Company Common Stock granted under any of the Company Equity Plans.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, any Company Group Member.
“Company RSU Awards” means any restricted stock units granted under any of the Company Equity Plans.
“Company Stockholders” means the holders of shares of Company Common Stock.
“Continuing Employees” means each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, return to work, employment or human resources Law, safety or similar Law, directive, guideline or recommendation promulgated by any applicable industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Credit Facility” means the Amended and Restated Credit Agreement, dated as of June 29, 2020, by and among the Company, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, BOFA Securities, Inc., JPMorgan Chase Bank, N.A. and the other parties thereto, as the same may from time to time be amended, modified, supplemented or restated.
“DOJ” means the United States Department of Justice or any successor thereto.
“Environmental Law” means any applicable Law or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.
“Equity Interests” means with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities or other equity or equity-linked interests which entitle the holder thereof to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation (including the ability to exert control over such Person)
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least fifty percent (50%) of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to the Company or any of its Representatives after the Agreement Date and prior to the No-Shop Period Start Date, (b) whose Acquisition Proposal is determined by the Company Board, in good faith (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal and (c) who did not submit an Acquisition Proposal in writing to the Company Group, the Company Board or their respective Representatives within six (6) months prior to the Agreement Date (it being understood that with respect to a group, each member of such group must meet the criteria set forth in this clause (c) at all times (including following any termination of this Agreement) prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) in order for such group to qualify as an Excluded Party; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Acquisition Proposal is withdrawn by such Third Person (or group, if applicable) after the Agreement Date; it being understood that a modification of an Acquisition Proposal submitted by a Third Person (or group) shall not be deemed a withdrawal or termination of an Acquisition Proposal by such Third Person (or group).
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“Financing Sources” means the Third Persons that have committed to provide the Debt Financing in connection with the Merger, including the parties to the Debt Commitment Letter and parties to any Alternate Debt Financing, and any joinder agreements or credit agreements or any other loan documents entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.
“FTC” means the United States Federal Trade Commission or any successor thereto.
“GAAP” means generally accepted accounting principles, consistently applied, in the United States.
“Government Contract” means any material Contract that is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand.
“Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case, whether federal, state, county or provincial, and whether local or foreign.
“Hazardous Substance” means any substance, material or waste that is listed or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive”, including petroleum and petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls and friable asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means any of the following monetary liabilities or obligations: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (d) liabilities pursuant to leases required to be capitalized under GAAP; (e) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) deferred purchase price liabilities related to past acquisitions; (g) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (h) indebtedness for borrowed money of others guaranteed by the Company or secured by any Lien or security interest on the assets of the Company (other than, in any case, (i) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (ii) liabilities or obligations solely between the

Company and any wholly owned Subsidiary or solely between any wholly owned Subsidiaries). For the avoidance of doubt, neither (A) Taxes nor (B) monetary amounts held by any Company Group Member related to product account balances on behalf of any customer of the Company Group, in each case, shall constitute “Indebtedness”.
“Intellectual Property” means the rights associated with the following: (a) all United States and foreign patents and applications therefor (“Patents”); (b) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (c) trademarks, service marks, trade dress rights and internet domain names (collectively, “Marks”), social media accounts and similar designation of origin and rights therein; (d) all rights in mask works, and all mask work registrations and applications therefor; (e) rights in trade secrets and confidential information; and (f) any other intellectual property or proprietary rights.
“Intervening Event” means any material change, event, effect or circumstance or material change in circumstances or facts (including any change in probability or magnitude of circumstances) that (a) was not known to or reasonably foreseeable by the Company Board on the Agreement Date (or if known by the Company Board, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the Agreement Date) and becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval and (b) does not relate to (i) any Acquisition Proposal or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the Agreement Date, or changes after the Agreement Date in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).
“IRS” means the United States Internal Revenue Service or any successor thereto.
“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer; Chief Financial Officer and Chief Legal Officer.
“Law” means any law, common law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority.
“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation (to the Knowledge of the Company, as used in relation to the Company Group) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.
“Material Contract” means any of the following Contracts that is currently in effect and to which any Company Group Member is bound by or is a party:
(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(b) any employment, management, severance, retention, transaction bonus, change in control compensation, individual consulting, relocation, repatriation or expatriation Contract (i) not terminable at will by a Company Group Member, pursuant to which a Company Group Member has continuing or contingent obligations as of the Agreement Date with any executive officer or other employee at the vice president level or above, or any member of the Company Board, (ii) containing obligations that could be triggered solely by the consummation of the Transactions without any further action by any Company Group Member, Parent or any of their respective Affiliates (excluding, for the avoidance of doubt, any “double trigger” arrangements) or (iii) for any other agreement not terminable at will by a Company Group Member, with an officer, director or employee which provides for cash compensation of $250,000 or more per year, but not including (A) items already described by the Company in its filings made with the SEC or (B) offer letters on a standard form that do not provide for severance benefits or a fixed period of employment;
(c) [Reserved];
(d) any Contract that is material to the business of the Company Group, taken as a whole, under which any Company Group Member receives a license to use material Intellectual Property from a third party or under which any Company Group Member grants any third party a license to use material Company Intellectual

Property, in each case, other than (i) non-disclosure agreements entered into in the ordinary course of business, (ii) nonexclusive, “off-the-shelf” software licenses, (iii) Contracts for Open Source Software, (iv) maintenance and support and professional services Contracts by the Company in the ordinary course of business, (v) non-exclusive licenses to customers and/or other third party commercial counterparties in the ordinary course of business and (vi) agreements with employees and contractors in the ordinary course of business that assign Intellectual Property created by the employee or contractor to a Company Group Member;
(e) any Contract containing any covenant or obligation (i) limiting the right of any Company Group Member to engage in any line of business or to compete with any Person in any line of business; or (ii) containing and limiting the right of any Company Group Member pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above, other than any such Contracts that (A) may be cancelled without material liability to any Company Group Member upon notice of ninety (90) days or less, (B) are not material to the Company Group, taken as a whole, or (C) customary non-solicitation or non-hire clauses with respect to the customers or service providers of a third party;
(f) any Contract entered into in the last three (3) years (i) relating to the disposition or acquisition of assets by any Company Group Member with a value greater than $5,000,000 after the Agreement Date, other than the disposition of assets in the ordinary course of business; or (ii) pursuant to which the Company Group acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit by any Company Group Member, in each case in excess of $2,000,000 other than (i) accounts receivables and payables in the ordinary course of business; (ii) obligations incurred pursuant to business credit cards in the ordinary course of business and (iii) extensions of credit of less than $100,000 to customers which are made in the ordinary course of business;
(h) any Contract that is an agreement in settlement of a dispute that imposes material obligations on any Company Group Member involving (i) a payment in excess of $1,000,000 or (ii) any material ongoing requirements or restrictions on the Company Group, in each case, after the Agreement Date;
(i) any Contract that is a Collective Bargaining Agreement;
(j) any Contract that involves any interest of any Company Group Member in a material joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person), other than any such Contract solely between the Company and any of its direct or indirect Subsidiaries or among members of the Company Group;
(k) any Contract or agreement with any Governmental Authority under which the Company or any of its Subsidiaries received payments in excess of $1,000,000 during the twelve (12)-month period ending December 31, 2020, other than non-exclusive licenses to customers in the ordinary course of business;
(l) any Contract that prohibits (i) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (ii) the pledging of the capital stock of the Company or any of its Subsidiaries, or (iii) the issuance of guarantees or similar obligations by the Company or any of its Subsidiaries; and
(m) each Contract set forth under subclause (m) on Section 3.13(a) of the Company Disclosure Letter.
“NASDAQ” means the NASDAQ Global Select Market.
“Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form,

(ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Parent Fundamental Representations” means, collectively: (a) Section 4.1(a), (b) Section 4.1(b), (c) Section 4.2, (d) clause (a) of Section 4.3, (e) Section 4.7 and (f) Section 4.9.
“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either (i) not yet delinquent or (ii) that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests granted or which arise in the ordinary course of business; (c) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case, that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (h) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the Agreement Date; (i) non-exclusive licenses to Intellectual Property granted by a Company Group Member to customers, vendors, contractors or other partners and entered into in the ordinary course of business; (j) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (k) Liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; (l) Liens to be released at or prior to Closing; (m) Liens securing obligations under the Credit Facility or any related loan document; and (n) any other Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.
“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
“Redacted Fee Letter” means a fee letter from a Financing Source redacted in a customary manner removing only the fees, pricing caps, and economic terms (including economic flex terms), which redacted information does not adversely affect the amount, availability, or conditionality of the funding of the Debt Financing.
“Registered Intellectual Property” means all United States, international and foreign (a) Patents and Patent applications (including provisional applications); (b) registered Marks and applications to register Marks (including intent-to-use applications); and (c) registered Copyrights and applications for Copyright registration.
“Sanctioned Country” means a country or territory which is currently or has in the last five (5) years been itself the subject of or target of any Sanctions and Export Control Laws (for the purposes of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).
“Sanctioned Person” means a Person (a) listed on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority, (b) located, organized, or resident in a Sanctioned Country, or (c) greater than fifty percent (50%) owned or controlled by one (1) or more Persons described in clause (a) or (b) above.
“Sanctions and Export Control Laws” means all U.S. and non-U.S. laws, regulations, rules, statutes and orders relating to (a) economic or trade sanctions, including the laws, regulations, rules, statutes and orders administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, and the European Union and (b) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Specified Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.7(a), the first sentence of Section 3.7(b) and Section 3.7(c).
“Subsidiary” of any Person means (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one (1) or more other Subsidiaries of such Person or by such Person and one (1) or more other Subsidiaries of such Person; (b) a partnership of which such Person or one (1) or more other Subsidiaries of such Person or such Person and one (1) or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one (1) or more other Subsidiaries of such Person or such Person and one (1) or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one (1) or more other Subsidiaries of such Person or such Person and one (1) or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that is on terms that the Company Board (or a committee thereof) determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacity as such) than the Merger (taking into account (a) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination and (b) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such Acquisition Proposal), except that for purposes of the definition of “Superior Proposal”, the references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “eighty percent (80%).”
“Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, excise, estimated, stamp, custom, duty, license, and property taxes, however denominated, together with all interest, penalties, fines, and additions imposed with respect to such amounts, whether disputed or not).
“Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and any amendments thereto.
“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent, Merger Sub, Guarantor or any of their respective Affiliates or any “group” including Parent, Merger Sub, Guarantor or any of their respective Affiliates.
“Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guaranty or the Equity Commitment Letter; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a breach.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Agreement Date	Preamble
Alternate Debt Financing	6.5(c)
Alternative Acquisition Agreement	5.3(b)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Closing Payments	4.12(a)
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company Equity Awards	1.1
Company Liability Limitation	8.3(f)(ii)
Company Related Parties	8.3(f)(i)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	0
Consent	3.6
Copyrights	1.1
D&O Insurance	6.10(c)
Debt Commitment Letter	Recitals
Debt Documents	6.6(a)(xii)
Debt Financing	4.12(b)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Enforcement Expenses	8.3(e)
Equity Commitment Letter	Recitals
Equity Financing	4.12(a)

Term	Section Reference
ERISA Affiliate	3.18(a)
ESPP	2.8(e)
Event Notice Period	5.3(e)(i)(1)
Exchange Fund	2.9(b)
Fee Letter	Recitals
Financing	4.12(b)
Financing Letters	Recitals
Go-Shop Period	5.3(a)
Guarantor	Recitals
Guaranty	Recitals
Indemnified Persons	6.10(a)
Interim Period	5.1
International Employee Plans	3.18(a)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1
Material Revision	5.3(e)(ii)(3)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Consideration	4.12(a)
Merger Sub	Preamble
New Debt Commitment Letters	6.5(c)
New Plans	6.11(d)
No-Shop Period Start Date	5.3(a)
Old Plans	6.11(d)
Option Consideration	2.8(b)(i)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(f)(i)
Parent Reimbursement Obligations	6.6(f)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1
Payment Agent	2.9(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Privacy Laws	3.16(h)
Proposal Notice Period	5.3(e)(ii)(3)
Protected Information	3.16(h)
Proxy Statement	6.3(a)
Representatives	5.3(a)
Required Amount	4.12(d)
Requisite Stockholder Approval	3.4
RSU Consideration	2.8(a)(i)

Term	Section Reference
SEC Clearance Date	6.3(g)
Specified Acquisition	5.4
Sublease	3.14(c)
Surviving Corporation	2.1
Tax Proceeding	3.17(c)
Termination Date	8.1(c)
Trade Control Laws	3.26(a)(i)
Uncertificated Shares	2.9(c)
VDR	1.3(s)
1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”.
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.
(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following May 18 is June 18 and one (1) month following May 31 is July 1).
(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
(q) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(r) References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; and, unless the context of this Agreement otherwise requires, references to a Person include the successors and permitted assigns of that Person.
(s) Documents or other information or materials will be deemed to have been “made available”, “provided” or words of similar import by the Company if such documents, information or materials have been (i) publicly filed with the SEC, (ii) posted to the virtual data room hosted by Datasite managed by the Company (the “VDR”), in each case, prior to 10:00 a.m., Pacific Time, on the Agreement Date and/or (iii) sent via email by representatives of the Company or Proskauer Rose LLP, on the one hand, to representatives of Kirkland & Ellis LLP, on the other hand, on the Agreement Date prior to 1:00 p.m. Pacific Time.
(t) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, reasonably consistent with past practices, including with respect to timing, frequency and magnitude.”
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific Time via the electronic exchange of documents and signature pages, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Stamps.com Inc.”.
(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance therewith.
(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance therewith.
2.7 Effect on Capital Stock.
(a) Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following Equity Interests, the following will occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such share of common stock of Merger Sub will thereafter represent ownership of a share of common stock of the Surviving Corporation;
(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $330.00, without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), consolidation of shares, reorganization, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar change with respect to the Company Common Stock and the Company Equity Awards occurring on or after the Agreement Date and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price for each such Dissenting Company Share pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn, waived or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.
(ii) The Company will give Parent (A) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed material strategy and other material decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not (or could not reasonably be expected to be) undermined or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which may be rejected in the sole discretion of the Company) but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.
2.8 Equity Awards.
(a) Company RSU Awards. At the Effective Time, by virtue of the Merger, the Company RSU Awards that are unexpired, unsettled, and outstanding as of immediately prior to the Effective Time shall be treated as follows:
(i) RSU Consideration. Each Company RSU Award (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time, and shall be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to the Company RSU Award multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “RSU Consideration”).

(b) Company Options. At the Effective Time, by virtue of the Merger, the Company Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows:
(i) Option Consideration. Each Company Option (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and shall be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any required withholding of Taxes, (the “Option Consideration”).
(ii) Treatment of Certain Company Options. Notwithstanding the foregoing, if the per share exercise price of any Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time, is equal to or greater than the Per Share Price, such Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(b)(ii) without payment or consideration.
(c) Payment Procedures. The Surviving Corporation shall pay on the first (1st) payroll date that occurs on or after the Closing Date the aggregate RSU Consideration and Option Consideration, as applicable, net of any applicable withholding Taxes, payable with respect to each of the Company RSU Awards and Company Options through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the applicable holders of such Company RSU Award and Company Options. Notwithstanding the foregoing, if any payment owed to a holder of Company RSU Award or Company Options pursuant to Section 2.8(a)(i) or Section 2.8(b)(i), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, net of any applicable withholding Taxes, promptly following the Closing Date (but in no event later than five (5) Business Days after the Closing Date).
(d) Further Actions. As of immediately prior to the Effective Time, the Company will take all action necessary to effect the cancellation and exchange, as applicable, of Company Equity Awards upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use reasonable best efforts to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. The Company shall provide to Parent or its counsel for review and approval drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s comments thereto.
(e) Treatment of Employee Stock Purchase Plan. With respect to the Company’s 1999 Employee Stock Purchase Plan (as amended through October 24, 2018) (the “ESPP”), as soon as practicable following the Agreement Date, the Company Board will adopt resolutions or take all other actions as may reasonably be required to provide that (i) no new participants will commence participation in the ESPP as of the Agreement Date or as soon as administratively practicable thereafter; (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, each individual participating in a Purchase Interval (as defined in the ESPP) in progress on the Agreement Date will not be permitted to (A) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the Agreement Date; or (B) make separate non-payroll contributions to the ESPP on or following the Agreement Date, except as may be required by applicable Law; and (iii) no new Purchase Interval will commence or be extended pursuant to the ESPP, in each case, after the Agreement Date. If the Effective Time is expected to occur prior to the end of the current Purchase Interval, (I) the Company shall take all actions reasonably necessary to provide that the automatic exercise of each outstanding purchase right under the ESPP shall occur in accordance with the terms of the ESPP, as of immediately prior to the Effective Time, by applying the accrued payroll deductions of each ESPP participant for such Purchase Interval to the purchase of whole shares of Company Common Stock at a purchase price equal to eighty-five percent (85%) of the lower of (x) the Fair Market Value (as defined in the ESPP) per share of

Company Common Stock on the participant’s Entry Date (as defined in the ESPP) into the then-current offering period and (y) the Fair Market Value (as defined in the ESPP) per share of Company Common Stock as of immediately prior to the Effective Time, and (II) the Company shall provide written notice to each ESPP participant, as required under the ESPP, at least ten (10) days prior to the Effective Time, under which the ESPP participant may elect to terminate such ESPP participant’s purchase right under the ESPP until as of immediately prior to the Effective Time. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), and each share of Company Common Stock purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Per Share Price in accordance with Section 2.7(a)(ii), subject to withholding of any applicable withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).
2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent will (i) designate the Company’s transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”), none of which, in each case, shall have a maturity exceeding three (3) months. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, none of the foregoing shall modify or otherwise affect the Per Share Price and Parent will, or will cause the Surviving Corporation to, promptly deposit, replace or restore the amount of cash in the Exchange Fund by wire transfer of immediately available funds so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make all payments contemplated by Section 2.7. Subject to the preceding sentence, any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (collectively, the “Certificates”); and (ii) subject to the last sentence of this Section 2.8(c), uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (collectively, the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or effective affidavits of loss in lieu of such Certificates as set forth in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates (or effective affidavits of loss in lieu of such Certificates as set forth in Section 2.11) will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (I) the aggregate number of shares of Company Common Stock represented by such Certificate (or effective affidavit of loss in lieu of such Certificates as set forth in Section 2.11) by (II) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates (or effective affidavits of loss in lieu of such Certificates as set forth in Section 2.11) so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable and customary terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates (or effective affidavit of loss in lieu of such Certificates as set forth in Section 2.11) and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates (or effective affidavit of loss in lieu of such Certificates as set forth in Section 2.11) and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Pacific Time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Pacific Time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first (1st) Business Day after the Closing Date.
(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. To the extent permitted by applicable Laws, any amounts remaining unclaimed by such holders with respect to such Certificates or Uncertificated Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority, shall become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate (or effective affidavit of loss in lieu of such Certificates as set forth in Section 2.11) or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavit of loss in lieu of such Certificates as set forth in Section 2.11) or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of loss regarding that fact by the holder thereof (in customary form and substance reasonably acceptable to Parent), the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable and customary amount (but in any event not to exceed the aggregate amount equal to the Per Share Price multiplied by the number of shares of Company Common Stock which are the subject of the applicable affidavit made pursuant to this Section 2.11) as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. Each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their respective Affiliates, as applicable, shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.13 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “Risk Factors”, “Special Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk”, solely to the extent such disclosures are general and predictive, cautionary or forward-looking in nature (and not, for the avoidance of doubt, with regard to statements of historical fact)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the Agreement Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended as of the Agreement Date. The Company is not in violation of the Charter or the Bylaws in any material respect.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a) Company Board Approval. The Company Board has unanimously (i) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved, adopted and declared advisable this Agreement and the execution and delivery thereof by the Company, the performance by the Company of its covenants, obligations and other agreements hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement and the Merger be submitted for approval and adoption by the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the Agreement Date.
(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, J.P. Morgan Securities LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various factors, qualifications, limitations and assumptions set forth therein, the Per Share Price to be paid to holders of Company Common Stock (other than holders of Owned Company Shares or Dissenting Company Shares) in connection with the Merger is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.
3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Equity Interests of the Company that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. Except as set forth in Section 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; or (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or order applicable to the Company Group or by which any of its properties or assets are bound, except in the case of each of clauses (b) and (c) for such violations, conflicts, breaches, defaults, terminations or accelerations that would not have a Company Material Adverse Effect.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority that has jurisdiction over the Transactions is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, as well as the rules and regulations of the NASDAQ; (iii) compliance with any applicable requirements of the HSR Act, the Austrian Cartel Act 2005 and any other applicable Antitrust Laws set forth on Section 3.6 of the Company Disclosure Letter; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of 50,000,000, consisting of 47,500,000 shares of Company Common Stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. As of 5:00 p.m., Pacific Time, on June 30, 2021 (such time and date, the “Capitalization Date”), 34,971,738 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Equity Awards referred to in Section 3.7(b)), 16,726,055 of which shares of Company Common Stock were held by the Company as treasury shares as of such time, and no shares of preferred stock were outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the Agreement Date the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Equity Awards granted prior to the Agreement Date and which are reflected in the Company Equity Award numbers as set forth in Section 3.7(b).
(b) Stock Reservation. (i) As of the Capitalization Date, 2,730,039 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (ii) as of the Capitalization Date, 10,767 shares of Company Common Stock were reserved for issuance pursuant to outstanding unsettled Company RSU Awards, and (iii) the Company’s good faith estimate as of the Agreement Date is that as of July 30, 2021, 12,262 shares of Company Common Stock will be reserved for issuance pursuant to the ESPP and aggregate contributions of $2,895,613.00 will have been received by the Company for the current offering period pursuant to the ESPP. The Company has made available or otherwise delivered to Parent a true, correct and complete list of all Company Equity Awards as of the Capitalization Date with the number of shares of Company Common Stock underlying the Company Equity Award, current vesting status, and exercise or strike price underlying each Company Equity Award (as applicable).

(c) Company Securities. Except as set forth in this Section 3.7 or Section 3.7(c) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants, calls, puts or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in the preceding clauses (i) through (v), together with the Company Common Stock, collectively the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.
(d) Other Rights. Other than the Voting Agreements, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
3.8 Subsidiaries.
(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended as of the Agreement Date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except where such violation would not have a Company Material Adverse Effect.
(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens).
(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.
(d) Other Investments. Other than marketable securities held in the ordinary course of business for cash management purposes and except as set forth on Section 3.8(d) of the Company Disclosure Letter, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person (other than a Company Group Member).
3.9 Company SEC Reports. Since January 1, 2019, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the Agreement Date (collectively, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
3.10 Company Financial Statements; Internal Controls.
(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in all material respects in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since January 1, 2019 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case, as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective as of such time. Since January 1, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(c) Internal Controls. The Company has established and maintains, and at all times since January 1, 2019 has maintained, a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. In the last three (3) years, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) in connection with the applicable evaluation of internal controls over financial reporting prior to the Agreement Date, any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith) of the Company Group in an amount in excess of $10,000,000, individually, as of the Agreement Date, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included with specificity in the Company SEC Reports.
3.11 No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) disclosed, reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the Agreement Date; (b) arising pursuant to this Agreement or incurred in connection with the Merger (including any Transaction Litigation); (c) liabilities for performance of obligations of the Company Group under Contracts binding upon the applicable Company Group Member (other than resulting from any breach, termination or acceleration of such Contracts) either delivered or made available to Parent or Parent’s Representatives prior to the Agreement Date or entered into in the ordinary course of business following the Agreement Date; (d) incurred in the ordinary course of business on or after March 31, 2021; or (e) that would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
3.12 Absence of Certain Changes.
(a) No Company Material Adverse Effect. (i) Since March 31, 2021 through the Agreement Date, except as a result of the Company’s sale process, including the Transactions (as well as the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related to the sale process conducted by the Company in connection with this Agreement), and any actions taken in good faith to respond to COVID-19 Measures, the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) since March 31, 2021 through the Agreement Date, there has not occurred a Company Material Adverse Effect.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the Agreement Date (other than (i) any Material Contracts contemplated by clause (a) of the definition of “Material Contract” and (ii) any Material Contracts which have otherwise been made publicly available pursuant to the Company SEC Reports as listed in Section 3.18(a) of the Company Disclosure Letter), and, a true, correct and complete copy of each Material Contract has been made available to Parent, or has been publicly made available in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database of the SEC.
(b) Validity. Each Material Contract is valid and binding on the applicable Company Group Member that is party thereto and is in full force and effect (except as limited by the Enforceability Limitations), and neither any Company Group Member that is party thereto nor, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.
(c) Government Contracts.
(i) Except where such breach, suspension, debarment, audit, investigation, disclosure, default, termination, failure to perform or other action would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries have (A) breached any Government Contract; (B) been suspended or debarred from government contracts by a Governmental Authority; (C) conducted or initiated any internal investigation or made any disclosure with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract; (D) received from any Governmental Authority any written notice of default with respect to any Government Contract; or (E) had any Government Contract terminated by any Governmental Authority for default or failure to perform.
(ii) Except in the case of each of the following as would not have a Company Material Adverse Effect, with respect to each Government Contract (A) all transactions have been properly recorded and credited to the Government as applicable; (B) there are no outstanding claims or disputes; and (C) to the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud or false claims.
3.14 Real Property.
(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter sets for all real property owned by the Company Group as of the Agreement Date (each such property, the “Owned Real Property”). With respect to each Owned Real Property: (i) the Company or one (1) of its Subsidiaries (as the case may be) has good, valid and marketable fee simple title to such Owned Real Property free and clear of all Liens (other than Permitted Liens), and (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.
(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other Contracts pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property that provide for payments by the Company in excess of $1,000,000 per annum, excluding any Contract for the use of real property that is terminable by any party thereto without penalty on ninety (90) days’ or less notice (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease and except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) no Company Group Member has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease. Except as set forth in Section 3.14(b) of the Company Disclosure Letter or as would otherwise not have a Company Material Adverse Effect, with respect to each of the Leases: (A) each Company Group Member’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (B) neither the Company Group nor any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (C) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group.
(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real

Property. With respect to each of the Subleases, to the Knowledge of the Company, (i) there are no material disputes with respect to such Sublease; (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Sublease.
3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary thereof has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of any applicable Environmental Law; (c) to the Knowledge of the Company, has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability to the Company or any Subsidiary thereof under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened (in writing) Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law; or (f) to the Company’s Knowledge, owns or operates any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in liability to the Company Group under Environmental Law.
3.16 Intellectual Property.
(a) Registered Intellectual Property; Proceedings. The Company has provided or made available a true, correct and complete list, as of the Agreement Date, of all (i) material Company Registered Intellectual Property, specifying, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered; and (ii) currently pending material Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or similar authorities anywhere in the world) to which the Company is a party that are related to any material items of Company Registered Intellectual Property. None of the material Company Intellectual Property is jointly owned with any third Person.
(b) No Order. Except as set forth in Section 3.16(b) of the Company Disclosure Letter and except as would not constitute a Company Material Adverse Effect, no material Company Intellectual Property is subject to any outstanding order by a Governmental Authority to which any Company Group Member is a named party with respect to the Company Group restricting in any manner the use, transfer or licensing thereof by any Company Group Member of such Company Intellectual Property or any of the Company Group’s products.
(c) Absence of Liens. Except as would not constitute a Company Material Adverse Effect, a Company Group Member owns and has good and valid legal and equitable title to each item of material Company Intellectual Property and has sufficient rights to all other material Business IP, in each case, free and clear of any Liens (other than Permitted Liens); provided, however, that the representation and warranty in this Section 3.16(c) shall not constitute or be deemed or construed as any representation or warranty of non-infringement or other non-violation of any Intellectual Property or other rights of any third Person, which is addressed in Section 3.16(d).
(d) No Infringement. Except as would not be material to the Company Group, to the Knowledge of the Company, the operation of the business of the Company Group as such business currently is conducted (including the sale of the Company Group’s products) does not infringe, misappropriate or otherwise violate the Intellectual Property of any third Person.
(e) No Notice of Infringement. Except as would not be material to the Company Group, since January 1, 2019 through the Agreement Date, to the Knowledge of the Company, no Company Group Member has (i) received written notice from any third Person, or (ii) been involved in any Legal Proceeding, alleging that the operation of the business of any Company Group Member infringes, misappropriates or otherwise violates the Intellectual Property of any third Person.
(f) No Third Person Infringement. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, since January 1, 2019 through the Agreement Date, no Company Group Member has provided any third

Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material items of Company Intellectual Property, and, to the Knowledge of the Company, no such activity is occurring as of the Agreement Date, except, in each case, as would not constitute a Company Material Adverse Effect.
(g) Proprietary Information. Except as would not constitute a Company Material Adverse Effect, each member of the Company Group has taken commercially reasonable steps to protect and preserve the rights of the Company Group in their confidential information and trade secrets that they reasonably wish to protect and preserve.
(h) Data Security Requirements and Privacy. Except as set forth in Section 3.16(h) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, the Company Group (i) maintains commercially reasonable policies and procedures designed to protect the security, integrity and privacy of personally identifiable information, personal information, or personal data as defined under applicable law related to data privacy and data security, and financial information (“Privacy Laws”) collected or otherwise processed by any Company Group Member from the Company Group’s customers (“Protected Information”); and (ii) is in compliance, in all material respects, with any requirement set forth in the Company Group’s Contracts concerning data privacy and data security, the Company Group’s external privacy policies and all applicable Privacy Laws. To the Knowledge of the Company, since January 1, 2019 through the Agreement Date and the Closing, there has been no data breach or other security incident that resulted in material unauthorized access to, or material unauthorized use, processing, disclosure, loss or theft of the Company Group’s material proprietary source code or any Protected Information in the possession, custody or under the control of any Company Group Member and that required, under applicable Privacy Laws, any Company Group Member to notify any Governmental Authority or individual of such data breach or security incident.
(i) Products and Source Code. Except as would not constitute a Company Material Adverse Effect, the Company Group Members utilize commercially reasonable monitoring tools to identify and remediate viruses, worms, Trojan horses or similar disabling codes or programs in the systems or proprietary software products of the Company Group, and, to the Knowledge of the Company, there are currently no such viruses, worms, Trojan horses, or such code or programs in such systems or products. Except as would not have a Company Material Adverse Effect, as of the Agreement Date, (i) the Company Group Members possess all source code and other materials that embody material Company Intellectual Property used by any Company Group Member in the development and maintenance of the proprietary software products of the Company Group (excluding, for clarity, any Open Source Software), and (ii) no member of the Company Group has any duty or obligation (whether present, contingent, or otherwise, and including as a result of the manner in which any Company Group Member uses Open Source Software) to disclose, deliver, license, or otherwise make available, any proprietary source code (excluding, for clarity, any Open Source Software that is not Company Intellectual Property) that embodies Company Intellectual Property, including for any software product of the Company Group, to any Person, and no Company Group Member has done the same.
3.17 Tax Matters. Except as would not constitute a Company Material Adverse Effect:
(a) Tax Returns. The Company and each of its Subsidiaries has (i) timely filed all Tax Returns required to be filed by the Company or such Subsidiary, and all Tax Returns filed by the Company and each of its Subsidiaries are true, correct, and complete in all respects and were prepared in all respects in compliance with applicable law; and (ii) timely paid all Taxes (whether or not shown on a Tax Return as due and owing) by each Company Group Member. No Company Group Member has requested or executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), nor is any written request for any such extension or waiver outstanding from any taxing authority.
(b) Taxes Paid. Each Company Group Member has timely paid or withheld with respect to its Affiliates, employees and third Persons (and paid over any amounts withheld to the appropriate Tax authority or is holding for future payment) all Taxes required to be paid or withheld.
(c) No Audits. No audits, actions, investigations, proceedings, arbitrations, suits, or other examinations with respect to Taxes or any Tax Return of the Company Group (each, a “Tax Proceeding”) are presently in progress, nor has any Tax Proceeding been threatened in writing. No Company Group Member has been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company Group which was not finally settled or paid in full. No written claim has been received by the Company Group since January 1, 2019 from a Governmental Authority in a jurisdiction where the Company or one (1) of its Subsidiaries does not file Tax Returns that the Company or one (1) of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(d) Spin-offs and Other Distributions. Since January 1, 2019, no Company Group Member has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code, or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.
(e) No Listed Transaction. No Company Group Member has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Laws).
(f) Liens on Assets. There are no Liens for Taxes on any assets of any Company Group Member, other than Liens for Taxes not yet delinquent.
(g) Tax Classification. Section 3.17(g) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each Company Group Member.
(h) Tax Agreements. No Company Group Member (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company); or (iii) has any liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of law.
3.18 Employee Plans.
(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans. For purposes of this Agreement, “Employee Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (ii) other employment, consulting, bonus, stock option, phantom stock, stock appreciation, stock purchase or other equity-based, benefit, incentive compensation, commission, profit sharing, savings, retirement, disability, insurance, vacation, paid time off, deferred compensation, severance, termination, post-employment, retention, change in control compensation and other fringe, welfare or other compensation or benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) sponsored, maintained or contributed to (or required to be contributed) by the Company Group or any other trade or business (whether or not incorporated) that would be treated as a single employer with any Company Group Member pursuant to Section 414 of the Code (an “ERISA Affiliate”), to which any Company Group Member is a party, or with respect to which any Company Group Member has or would reasonably expect to have any liability or obligation, contingent or otherwise, in each case, other than any such plans, policies or arrangements if and to the extent required to be provided, maintained or contributed to under applicable Law. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed under ERISA or the Code, if any, for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan since January 1, 2019; and (F) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee or individual service provider of any Company Group Member whose principal work location is outside of the United States (collectively, without regard to materiality, the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.
(b) Absence of Certain Plans. Except as set forth on Section 3.18(b) of the Company Disclosure Letter, no Employee Plan is, and neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.
(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan is and has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable law, including the applicable provisions of ERISA and the Code. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all required contributions or payments to or in respect of the Employee Plans have been timely and accurately made or paid, and no Employee Plan has any unfunded liabilities that have not been fully accrued. Each Employee Plan that is or was intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Employee Plan is so qualified, and to the Knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Employee Plan.
(d) Employee Plan Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of, against or involving any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan, including with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(e) No Prohibited Transactions. Neither the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.
(f) No Post-Termination Welfare Benefit Plan. Except as set forth on Section 3.18(f) of the Company Disclosure Letter, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law, and no Company Group Member has an obligation to provide such benefits.
(g) No Additional Rights. Except as set forth on Section 3.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment or benefit (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).
(h) Section 280G. No payment or benefit or acceleration thereof that could be made by the Company or any ERISA Affiliate (either alone or together with any other event) could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and no Company Group Member has any obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained, in documentary and operational compliance, in all material respects, with Section 409A of the Code, and no amount under any such Employee Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Sections 409A or 4999 of the Code.
(j) International Employee Plans. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and each International Employee Plan intended to receive favorable Tax treatment under applicable Tax laws has been qualified or similarly determined to satisfy the requirements of such laws.
(k) No New Employee Plans. The Company has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any material Employee Plan.
3.19 Labor Matters.
(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract, works council agreement or trade union agreement (each, a “Collective Bargaining Agreement”). No employees of the Company Group are represented by a labor union, works council, or other labor organization. To the Knowledge of the Company, there are no activities or proceedings to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred since January 1, 2019. No Collective Bargaining Agreement is being negotiated by the Company. There is no strike, lockout, slowdown, work stoppage or other material labor dispute against the Company Group pending or, to the Knowledge of the Company, threatened against the Company Group, and no such labor disputes have occurred since January 1, 2019. With respect to the Transactions, the Company Group has satisfied all material notice, consultation, bargaining, and consent obligations owed to its employees and their representatives under applicable law, orders, labor Contract or the rules of any works council or labor organization.
(b) Employment Law Compliance. Since January 1, 2019, the Company Group has complied, in all material respects with applicable Laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, employee independent contractors and worker classification, immigration status, discrimination in employment, employee health and safety, and collective bargaining).
(c) Other Compliance. Except as would not be material to the Company Group, taken as a whole, the Company Group has fully and timely paid and is not liable for any arrears of wages or any related penalty. None of the Company Group is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
3.20 Permits. Except as would not constitute a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted. The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened (in writing), except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.21 Compliance with Laws. Except as would not have a Company Material Adverse Effect, the Company Group is currently in compliance with all laws, rules, regulations, requirements, written guidance and orders of any relevant Governmental Authority that are applicable to the Company Group or to the products, conduct of the business or operations of the Company Group. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Laws, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with labor Law matters, which is exclusively addressed by Section 3.19; or (f) compliance with Trade Control Laws and the FCPA, which is exclusively addressed by Section 3.26. Since January 1, 2019, the Company has not breached or violated, and has been in compliance in all material respects with, any applicable law, certification, representation, clause, provision or requirement pertaining to or contained in any Material Contract with any Governmental Authority, except for such breaches, violations or failures that would not have a Company Material Adverse Effect.
3.22 Legal Proceedings; Orders.
(a) No Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened by or against any Company Group Member or by or against any present or former officer or director of any Company Group Member in such individual’s capacity as such. Except as would not have a Company Material Adverse Effect, no examination of the Company Group by any Governmental Authority has resulted in materially negative outstanding findings, requests or orders that have not been addressed.
(b) No Orders. The Company Group is not subject to any material order of any kind or nature that would prevent or materially impair the consummation of the Merger or the ability of the Company to perform, in all material respects, its covenants and obligations pursuant to this Agreement.
3.23 Insurance. Except as would not constitute a Company Material Adverse Effect, as of the Agreement Date, the Company Group has all policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the Agreement Date, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.
3.24 Related Person Transactions. Except as set forth in Section 3.24 of the Company Disclosure Letter and except for indemnification, advancement of expenses, compensation or other employment arrangements entered into, modified or waived in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Company Group Member, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
3.26 Trade Controls; Anti-Corruption.
(a) Trade Controls. Trade Controls. Except as would not constitute a Company Material Adverse Effect,
(i) no Company Group Member nor any of its or their officers, directors or employees or, to the Knowledge of the Company, any other Person acting on its or their behalf is currently or has in the last five (5) years been: (A) a Sanctioned Person; (B) operating in, organized in, conducting business with or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) otherwise in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements (collectively, “Trade Control Laws”);

(ii) for the past five (5) years, the Company Group has implemented and maintained in effect written policies, procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws;
(iii) within the past five (5) years, no Company Group Member is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any violation or alleged violation of any of the Trade Control Laws or Anti-Corruption Laws that are applicable to the Company Group (including by virtue of having made any disclosure relating to any violation or alleged violation), and no such investigation, inquiry or proceedings have been threatened (in writing or, to the Knowledge of the Company, orally) or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and
(iv) as of the Agreement Date, no licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.
(b) Anti-Corruption. Except as would not constitute a Company Material Adverse Effect, in the last five (5) years, no Company Group Member nor any of its or their respective officers, directors or employees or, to the Knowledge of the Company, any other Person acting on its or their behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the FCPA or other applicable Anti-Corruption Laws in other countries in which the Company Group conducts business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable Anti-Corruption Laws.
3.27 Non-Reliance; Exclusivity of Representations and Warranties.
(a) The Company is not relying on, or has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, in each case, except for the representations and warranties set forth in Article IV and in the closing certificate delivered pursuant to Section 7.3(c). Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions. The Company understands, acknowledges and agrees that it has not relied upon, and Parent and Merger Sub specifically disclaim, all other representations and warranties and information of any kind or nature whether express, implied or statutory.
(b) Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Letter and the Company SEC Reports as contemplated herein), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent and Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent and Merger Sub or their respective Affiliates or Representatives in connection with the Transactions, including the accuracy or completeness thereof. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Letter and the Company SEC Reports to the extent provided herein), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Evaluation Materials (as defined in the Confidentiality Agreement) or any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Affiliates or Representatives, including any information made available in the VDR, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Affiliates or Representatives or in any other form in connection with the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the Agreement Date (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing.
(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational documents.
4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and, subject only to the approval and adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations. Immediately following the execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay, impair or hinder the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act, the Austrian Cartel Act 2005 and any other applicable Antitrust Laws set forth on Section 4.4 of the Parent Disclosure Letter; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay, impair or hinder the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings (other than any Transaction Litigation) pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay, impair or hinder the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.
(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay, impair or hinder the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Company Group Equity Interests. None of Guarantor, Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their respective Affiliates (a) has owned any Equity Interests of any Company Group Member (including shares of Company Common Stock); or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two (2) years prior to the Agreement Date.
4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other voting interest and/or Equity Interests in, Merger Sub free and clear of all Liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other voting interest and/or Equity Interests in, Parent is necessary to approve this Agreement and the Transactions (including the Merger). The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other voting interest and/or Equity Interests in, Merger Sub necessary to approve this Agreement and the Transactions (including the Merger).
4.10 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company Stockholders nor at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.11 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Guaranty. As of the Agreement Date and as of the Closing Date (unless actions taken by the Company, its Affiliates, Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives as set forth in the last sentence of Section 6 of the Guaranty have resulted in the termination thereof in accordance with the terms of such sentence), (a) the Guaranty has not been amended, modified, withdrawn or rescinded in any respect and is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations, and (b) no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Guarantor pursuant to the Guaranty.

4.12 Financing.
(a) Equity Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the Agreement Date, pursuant to which the Guarantor has committed, subject only to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing”) solely for the purpose of funding the amounts required to be paid by Parent (or its Affiliates) at the Closing, including (i) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.7, (ii) the RSU Consideration and (iii) the Option Consideration (together with such amounts in the preceding clauses (i) and (ii), collectively, the “Merger Consideration”), (iv) the repayment or refinancing of Indebtedness of the Company Group outstanding under the Credit Facility and (v) to pay related costs, fees and expenses of Parent or Merger Sub or Parent’s other Affiliates, in each case to the extent payable or otherwise required to be paid prior to, at (or in connection with) the Closing pursuant to, and in accordance with, this Agreement and/or the Financing Letters (together with such payments in the preceding clause (iv) and the Merger Consideration, collectively, the “Closing Payments”). The Equity Commitment Letter provides that (A) the Company is a limited, express third party beneficiary thereof, and entitled to specifically enforce performance of the Guarantors’ obligations to fund the Equity Financing in connection with the Company’s exercise of its rights under Section 9.8(b) and (B) subject in all respects to Section 9.8(b), Parent and the Guarantor each waive any defenses to the enforceability thereof, subject to the Enforceability Limitations, and will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third party beneficiary rights.
(b) Debt Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of the executed Debt Commitment Letter and Redacted Fee Letter, dated as of the Agreement Date, pursuant to which the Financing Sources have committed, subject to the terms and conditions thereof, to lend to the Company the amounts set forth therein (such financing, the “Debt Financing”, and, together with the Equity Financing, collectively, the “Financing”) solely for the purpose of funding a portion of the Closing Payments.
(c) No Amendments. As of the Agreement Date, (i) the Financing Letters and the terms of the Financing have not been amended or modified; (ii) no such amendment or modification is contemplated (other than amendments to the Debt Commitment Letter and/or Redacted Fee Letter to add additional commitment parties thereto as contemplated by the Debt Commitment Letter and effected in accordance with Section 6.5) and provided that the existence or exercise of the “market flex” provisions contained in any Redacted Fee Letter in connection with the Debt Financing shall not constitute an amendment, supplement or modification of the Debt Financing Letters, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect (other than amendments to the Debt Commitment Letter and/or Redacted Fee Letter to add additional commitment parties thereto as contemplated by the Debt Commitment Letter and effected in accordance with Section 6.5); and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect, and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated (other than amendments to the Debt Commitment Letter and/or Redacted Fee Letter to add additional commitment parties thereto as contemplated by the Debt Commitment Letter and effected in accordance with Section 6.5). There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters. Other than as set forth in the Financing Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.
(d) Sufficiency of Proceeds. Assuming the Financing is funded in accordance with the Financing Letters and assuming the satisfaction of the conditions set forth in Article VII (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), the net proceeds of the Financing will be, in the aggregate, sufficient to (i) make the payment of the Merger Consideration required to be paid on the Closing Date and (ii) along with the cash on hand at the Company at Closing, pay all other Closing Payments and costs, fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing in accordance with the terms of this Agreement (the “Required Amount”).

(e) Validity. As of the Agreement Date, each Financing Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Guarantor, as applicable, enforceable against Parent, Merger Sub and the Guarantor, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Guarantor, Parent or Merger Sub, or any of their respective Affiliates, is a party. Each of Parent and Merger Sub has no reasonable basis to believe that it or any other party to the Financing Letters will be unable to satisfy on a timely basis any term or condition therein. As of the Agreement Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Guarantor pursuant to any Financing Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the Agreement Date, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder) or (ii) the Financing contemplated by the Financing Letters will not be available to Parent on the Closing Date. As of the Agreement Date, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the Agreement Date, in each case pursuant to and in accordance with the terms of the Financing Letters. As of the Agreement Date, there are no side letters or other agreements, arrangements or understandings to which Parent or any Affiliate thereof is a party related to the Financing, other than as expressly contained in the Financing Letters and delivered to the Company prior to the Agreement Date.
(f) No Exclusive Arrangements. As of the Agreement Date, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger. None of the Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company in connection with the Merger (excluding customary “tree” arrangements).
4.13 Stockholder and Management Arrangements. As of the Agreement Date and except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions (including the Merger); or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such stockholder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.14 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amount), the other Transactions (including the refinancing of or repayment of debt contemplated by this Agreement or the Financing Letters) and, assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).
4.15 Competing Businesses. As of the Agreement Date, none of Parent, Merger Sub or their respective Affiliates owns more than ten percent (10%) of the voting Equity Interests of (or instruments convertible into voting Equity Interests of), or controls or operates, any business engaged in, or that otherwise competes in any material respect with, any of the material lines of business (including the sale of products and provision of services) in which any Company Group Member is engaged.
4.16 Non-Reliance; Acknowledgement by Parent and Merger Sub.
(a) Neither Parent nor Merger Sub is relying on, or has relied on, any of the information, materials or data referred to in Section 4.16(b) or any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, in each case, except for the representations and warranties set forth in Article III and in the closing certificate delivered pursuant to Section 7.2(c). Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company (including with respect to the business and operations of the Company Group) in connection with the Transactions. Each of Parent and Merger Sub understands, acknowledges and agrees that it has not relied upon, and the Company specifically disclaims, all other representations and warranties and information of any kind or nature whether express, implied or statutory.
(b) Without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the closing certificate delivered pursuant to Section 7.2(c) as expressly set forth in (and permitted by) this Agreement, (i) in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its own investigation and analysis, (ii) Parent and Merger Sub have been given access to and an opportunity to examine such documents, materials and information concerning the Company Group as Parent and Merger Sub have deemed necessary or advisable in order to reach an informed decision as to the decision to enter into this Agreement and consummate the Transactions, (iii) in connection with such due diligence investigation of the Company Group by Parent and Merger Sub and their respective Affiliates, stockholders and Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received or been provided access to and may continue to receive or be provided access to (including in the VDR) after the Agreement Date from the Company, the other Company Group Members, and their respective Affiliates, stockholders and Representatives, certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company Group Members and their respective businesses and operations, (iv) Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business and strategic plans), and that Parent and Merger Sub have not relied on such information and will have no claim against any Company Group Member, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, unless, and subject to the express terms of this Agreement, any such information is expressly included in a representation or warranty contained in Article III, and (v) neither the Company Group Members nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in Article III.
4.17 Exclusivity of Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Parent Disclosure Letter as contemplated herein) and/or the Guaranty, none of Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Affiliates or Representatives on any such representation or warranty) with respect to Parent or Merger Sub. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Parent Disclosure Letter) and/or the Guaranty, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as expressly prohibited by Section 5.2; (d) as required by applicable Law or required, or in the Company’s reasonable, good faith discretion, advisable in connection with any COVID-19 Measures, or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed (provided, that Parent shall be deemed to have approved in writing if it provides no written response within five (5) Business Days after a written request by the Company for such approval)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) maintain its existence in good standing pursuant to applicable law (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and senior management-level employees; and (C) preserve the current relationships with its material third party business relations; provided, that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.
5.2 Forbearance Covenants of the Company. Except (I) as set forth in Section 5.2 of the Company Disclosure Letter; (II) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed (provided, that Parent shall be deemed to have approved in writing if it provides no written response within five (5) Business Days after a written request by the Company for such approval)); (III) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the Agreement Date (provided that this clause (III) shall not circumvent or supersede the express restrictions set forth in clauses (a) through (v) below); (IV) as required by applicable Law or required or, in the Company’s reasonable, good faith discretion, advisable in connection with any COVID-19 Measures; or (V) as expressly contemplated by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:
(a) amend the Charter, the Bylaws or any other similar organizational document of any Company Group Member;
(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings, recapitalizations or other reorganizations solely between the Company and any of its direct or indirect Subsidiaries or solely among the Company’s Subsidiaries;
(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (i) for the issuance pursuant to Company Equity Awards outstanding as of the Capitalization Date and reflected in the numbers and totals set forth in Section 3.7, (ii) pursuant to the ESPP in accordance with its terms, including with respect to the satisfaction of Tax withholding and, with respect to the Company Options, the payment of the exercise price, or (iii) as described in Section 5.2(c) of the Company Disclosure Letter;
(d) directly or indirectly acquire, repurchase or redeem any of the securities of a Company Group Member, except (i) for repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of Company Equity Awards outstanding as of the Agreement Date in accordance with their terms as of the Agreement Date, (ii) transactions between the Company and any of its direct or indirect Subsidiaries or (iii) purchases in accordance with the Company’s existing 10b5-1 stock repurchase plan;
(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one (1) of its other wholly owned Subsidiaries; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest (except for Permitted Liens);
(f) (i) incur, assume or suffer any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) obligations incurred pursuant to business credit cards in the ordinary course of business (C) intercompany loans or advances between or among the Company and/or its direct or indirect wholly-owned Subsidiaries and/or (D) other borrowings of not more than $5,000,000 in the aggregate; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in any such case, indebtedness which may be borrowed, incurred or arise, in each case, in the ordinary course of business, under the Credit Facility in accordance with its terms as of the Agreement Date;
(g) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f);
(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; (iii) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company; and (iv) advancement or indemnification of expenses and losses incurred by current or former directors or officers of the Company and its Subsidiaries;
(i) acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any Company Intellectual Property), in each case, in excess of $2,000,000 individually or $5,000,000 in the aggregate or constituting material Company Intellectual Property other than (i) the sale, lease or non-exclusive licensing of products or services of the Company Group or other materials embodying Company Intellectual Property in the ordinary course of business; (ii) the acquisition, assignment or abandonment of Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company in the ordinary course of business; (iii) the abandonment of trade secrets or Company Intellectual Property in the ordinary course of business and to the extent not economically desirable to maintain for the conduct of the business of the Company Group; (iv) acquisitions of inventory, raw materials and other property or services in the ordinary course of business; (v) any capital expenditures permitted by (or consented to by Parent) under Section 5.2(n) or (vi) subleases of real property;
(j) (i) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan; (ii) materially increase the compensation or benefits payable to any director, officer, employee, individual consultant or other individual service provider of the Company Group or pay any compensation or benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any existing Employee Plan as in effect as of the Agreement Date, except in the case of each of clauses (i) and (ii), (I) as may be required by applicable Law or the terms of the applicable Employee Plan or any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, in each such case, which is set forth on Section 3.18(a) of the Company Disclosure Letter and in effect as of the Agreement Date; or (II) making Employee Plans available to any new hires of employees of the Company, or any employees of the Company who are newly eligible for any such Employee Plan as a result of a promotion, each in the ordinary course of business and consistent with past practice;

(III) renewing existing Employee Plans that are required or advisable to be renewed in the ordinary course; or (IV) for increases in or payment of compensation, bonus, retention, or severance arrangements for employees of the Company at the vice president level or below in the ordinary course of business and consistent with past practice; provided, that these exceptions in the foregoing clauses (I), (II) and (III) will not apply to any actions otherwise prohibited by Section 5.2(c) (including with respect to the grant or the issuance of Company Securities) or the following sub-clause (iii); or (iii) enter into any change in control, severance or similar agreement or any retention, transaction or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group (except such agreements entered into in the ordinary course of business with any such individual service provider of the Company at the vice president level or below); provided that, in each case of clauses (i) through (iii), the Company Group (x) may change the title of its employees, provided such changes in title do not involve material increases in the applicable employee’s compensation or benefits, acceleration of vesting or acceleration of payment of the applicable employee’s benefits or compensation, other than as provided for in accordance with this Section 5.2(j), and (y) may make annual or quarterly bonus, sales or commission payments or accruals in the ordinary course of business as required or permitted by the terms of any Employee Plans;
(k) settle, release, waive or compromise any pending or threatened Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the Audited Company Balance Sheet; (ii) for solely monetary payments of no more than $5,000,000 individually and $10,000,000 in the aggregate; or (iii) settled in compliance with Section 6.14 (it being understood that any action taken or order to comply with Section 6.14 shall be deemed consented to by Parent whether or not they would otherwise be prohibited by this Section 5.2, Section 6.14 or any other provision of this Agreement);
(l) except as required by applicable Law (including Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC) or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;
(m) except as would not constitute a Company Material Adverse Effect: (A) make or change any income or other material Tax election; (B) settle or compromise any Tax claim or assessment in respect of a material amount of Taxes; (C) request or consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment in respect of income or other material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business); (D) file an amended income or other material Tax Return that could materially increase the Taxes payable by Parent or the Company Group; (E) surrender any right to claim a refund of a material amount Taxes; (F) fail to pay any income or other material Tax that becomes due and payable; or (G) enter into a closing agreement with any Governmental Authority regarding any income or other material Tax; or (H) incur a material amount of Taxes outside of the ordinary course of business, other than in connection with the Transactions;
(n) incur or commit to incur any capital expenditure (excluding, for the avoidance of doubt, internal and external capitalized labor costs) other than (i) consistent with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter or (ii) to the extent that such capital expenditures do not exceed $10,000,000 in the aggregate;
(o) enter into, modify in any material respect, amend in any material respect or terminate (excluding, for the avoidance of doubt, any termination as a result of nonrenewal or otherwise due to expiration of the applicable term thereof) any (i) Contract (other than any Material Contract set forth in the following clause (ii)) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (ii) Material Contract set forth in subclause (m) on Section 3.13(a) of the Company Disclosure Letter;
(p) [Reserved];
(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(r) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(s) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $350,000;
(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar arrangement with any third Person, in each case, other than (i) investment in equity securities held in the ordinary course of business for cash management purposes or (ii) acquisitions or investments in which the Company Group is obligated to pay aggregate consideration of less than $5,000,000, individually, or $10,000,000, in the aggregate, in connection with the consummation of such acquisition or investment;
(u) (i) negotiate, modify, extend, or enter into any Collective Bargaining Agreement or agreement to form a work council or other Contract with any labor organization or works council (except to the extent required by applicable Law) or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company Group; or
(v) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in this Section 5.2, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company Group.
5.3 No Solicitation.
(a) Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the Agreement Date and continuing until 11:59 p.m., Pacific Time, on August 17, 2021 (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants, agents, representatives and advisors or any investment banker, financial advisor, attorney, accountant, consultant, agent, representative or advisor retained by any of them (collectively, the “Representatives”) shall have the right, directly or indirectly, to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any information (including non-public information and data) relating to the Company Group and/or afford to any such Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other information (including non-public information and data), or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute or could reasonably be expected to lead to an Acquisition Proposal; provided, however, that (A) the Company will promptly (and in any event within twenty-four (24) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Third Person or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose Affiliates are a competitor of any Company Group Member in connection with the actions permitted by this Section 5.3(a), except in accordance with customary “clean room” or other similar procedures; and (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Person with respect to any Company Group Member to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).
(b) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective Representatives (other than with respect to, in each case, any Excluded Party, which has reaffirmed its Acquisition Proposal to the Company Board within twenty-four (24) hours of the No-Shop Period Start Date, but only for so long as such Person is and remains an Excluded Party) to cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into in connection with its consideration of making an Acquisition Proposal within the twelve (12) month period immediately preceding the No-Shop Period Start Date and will (i) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives; and (ii) terminate all access granted to any such Person and its Representatives to any physical data room the VDR or any other diligence access to non-public information regarding the Company Group made available in connection with an Acquisition Proposal. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not instruct, authorize or knowingly permit any of their respective officers and directors or any of their other Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) other than with respect to any Excluded Party which has reaffirmed its Acquisition Proposal to the Company Board within twenty-four (24) hours of the No-Ship Period Start Date, and its Representatives (but only for so long as the applicable Person is and remains an Excluded Party), furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the specific intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); (D) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (E) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) if the Company Board has determined in good faith, after consultation with its outside counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(c) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one (1) or more of their respective Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any information (including non-public information and data) relating to the Company Group to, or afford access to the business, properties, assets, books, records or other information (including non-public information and data), or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case, with respect to an Acquisition Proposal that was not the result of any material breach of Section 5.3(b); provided, that, the Company and its Representatives may contact any Third Person with respect to an Acquisition Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (without the Company Board being required to make the determination in the following proviso), it being agreed that if the Company Board receives any clarifications from such Third Person, the Proposal Notice Period will not be deemed commenced until such clarifications are provided to Parent; provided, however, that, except as permitted by the immediately preceding proviso, the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (ii) the failure to take the actions contemplated by this Section 5.3(c) would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, further, however, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently (but in no event later than forty-eight (48) hours after) the time it is provided to such Person.
(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the Agreement Date (or in the case of clause (i)(C) immediately below, after the No-Shop Period Start Date) may the Company Board (or a committee thereof):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (I) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (II) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve, endorse, recommend or otherwise publicly declare advisable to the Company Stockholders an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) occasions); or (D) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (w) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (x) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal, (y) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (z) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any Intervening Event, if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least three (3) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;
(2) prior to effecting such Company Board Recommendation Change, during such Event Notice Period, (A) the Company and its Representatives must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event; and (B) the Company Board shall have taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by the Company, by no later than 11:59 p.m., Pacific Time, on the last day of the Event Notice Period; and
(3) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and Event Notice Period shall recommence and be extended for two (2) Business Days from the day of such notification.
(ii) if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clause (A) or (B) unless:
(1) with respect to the actions described in the foregoing clauses (A) and (B), the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law;
(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3) (i) the Company has provided prior written notice to Parent at least two (2) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will include the identity of the Person or “group” of Persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Persons that is in effect on the Agreement Date), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (I) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (II) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by the Company, by no later than 11:59 p.m., Pacific Time, on the last day of the Proposal Notice Period; provided, (x) that neither the Company, any of its Affiliates or any of their respective Representatives may disclose to any Person or “group” of Persons making an Acquisition Proposal the specific price per share of any offer of Parent pursuant to this Section 5.3(e)(ii)(3) unless and until a definitive agreement with respect to such offer is executed by the Company (provided, however, that, for the avoidance of doubt, this clause (x) shall not prevent or limit in any respect the Company, its Affiliates or their respective Representatives from notifying any such Person or “group” of Persons that its Acquisition Proposal fails to constitute a Superior Proposal (including the general basis for such failure)); and (y) that in the event of any material modifications to any Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material modification (a “Material Revision”)), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) (other than the requirements of a presentation as contemplated by clause (ii)(3) above) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be two (2) Business Days);
(4) following such Proposal Notice Period, including any subsequent Proposal Notice Period with respect to a Material Revision as provided in the final proviso of the foregoing Section 5.3(e)(ii)(3), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; and
(5) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(f) Notice.
(i) From the Agreement Date until the first (1st) to occur of the No-Shop Period Start Date and the termination of this Agreement pursuant to Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receive any written or verbal Acquisition Proposal. Such notice must include (A) the identity of the Third Person making such offers or proposals (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Third Person that is in effect on the Agreement Date); and (B) a summary of the material terms and conditions of such offers or proposals. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the Agreement Date which prohibits the Company from complying with this Section 5.3(f).
(ii) From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any inquiries, offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Third Person making such inquiries, offers or proposals; (B) a summary of the material terms and conditions of such inquiries, offers or proposals and (C) if available, copies of any written materials relating thereto provided to the Company or its Representatives (other than documentation related to the financing thereof). Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and material developments relating to such Acquisition Proposal (including any material amendments thereto (including with respect to modifications to any material financial terms)).
(iii) Without any requirement to specifically identify such applicable Person, the Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement with any Person within forty-eight (48) hours after the execution thereof, but only if entry into such Acceptable Confidentiality Agreement would reasonably be expected to lead to an Acquisition Proposal.
(g) Certain Disclosures. Notwithstanding anything contained herein to the contrary, nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable regulation or stock exchange rule or listing agreement or other applicable Law, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(h) Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives (acting as such and at the specific instruction of the Company) will be deemed to be a breach of this Agreement by the Company.
5.4 Forbearance Covenants of Parent and Merger Sub. During the Interim Period, Parent shall not, and shall not permit any of its Affiliates (including Merger Sub) to, (a) knowingly take any action that would prevent, materially delay or materially impede the consummation of the Equity Financing or the Debt Financing; (b) until such time as approval under each of the HSR Act and the Austrian Cartel Act 2005 has been received or the expiration of the waiting period thereunder (as applicable), but at all times subject to the following clause (c), acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (ii) materially increase the risk of any Governmental Authority seeking or entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions; or (c) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or Merger Sub to otherwise perform its covenants, obligations and agreements under this Agreement or to consummate the Transactions (including the Merger).

ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2(a)), Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (I) to take (or cause to be taken) all actions; (II) do (or cause to be done) all things; and (III) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
(i) causing the conditions to the Merger set forth in Article VII to be satisfied;
(ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;
(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts (to the extent set forth in Section 3.5 of the Company Disclosure Letter) in connection with this Agreement and the consummation of the Merger, except where the failure to obtain such consents, waivers or approvals or to deliver such notifications would not be materially adverse to Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole immediately after the Closing; and
(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.
(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.
(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
(d) Antitrust Approvals. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.
6.2 Antitrust Filings
(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date and the Austrian Cartel Act 2005 within fifteen (15) Business Days following the Agreement Date; and (ii) to the extent required in the reasonable judgment of counsel to Parent and the Company, promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied), to the extent reasonable and advisable, any additional documents or information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (I) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (II) obtain any required Consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Party shall be required to (x) offer, negotiate, commit to, or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any capital stock, other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of any Person, or any other restrictions on the activities of any Person, or (y) contest, defend or appeal any Legal Proceedings. Parent shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request.
(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior written notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. This Section 6.2 (and not any other provisions) provides the parties’ sole and exclusive obligations with respect to seeking and obtaining antitrust approvals.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Proxy Statement. Promptly following the Agreement Date (but in no event later than twenty-five (25) Business Days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement; provided, that if the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.3, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Board Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel (but shall have no affirmative obligation to include any such additions, deletions or changes). On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty or covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company Group, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel; provided that this clause shall not apply to any document relating to an Acquisition Proposal or a Company Board Recommendation Change.
(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.
(g) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (the “SEC Clearance Date”), but in any event no later than five (5) Business Days following the SEC Clearance Date; provided that in no event shall the Company be obligated to disseminate the Proxy Statement to the Company Stockholders prior to the first (1st) date from and after the No-Shop Period Start Date.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and, unless otherwise required by applicable Law, the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders; provided that the Company Stockholder Meeting shall not be held later than forty-five (45) days after the SEC Clearance Date. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, from time to time, if (i) the Company reasonably believes, after consultations with Parent, it is necessary or advisable to solicit additional votes in order to obtain the Requisite Stockholder Approval, (ii) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two (2) times pursuant to this clause (ii) without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed)); or (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff. If the Company shall have delivered a notice to Parent as contemplated by Section 5.3(e), the Company may adjourn (or postpone)

the Company Stockholder Meeting to a date no later than five (5) Business Days after the expiration of any Proposal Notice Period or Event Notice Period, as applicable. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.
6.5 Financing.
(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing (in each case, except as expressly permitted therein), including in the case of the Debt Financing Letters, by changing the amount of fees to be paid or the original issue discount of the debt to an amount, taken together with other reasonably available financial resources of Parent and its controlled Affiliates, that would be less than the amount required to consummate the Transactions and make the other payments required to be made by Parent, Merger Sub or Company hereunder or otherwise contemplated in connection herewith (and including, for the avoidance of doubt, on the timelines contemplated in this Agreement) and repay or refinance the debt contemplated in this Agreement or the Financing Letters; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or expand the information required to be provided by the Company; (iii) expand, amend or modify any other terms to the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (including any right to seek or obtain specific performance of the Financing Letters); provided, however, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Financing Commitments solely (I) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a lender), if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date, or (II) to implement or exercise of any “flex” provisions provided in the Redacted Fee Letter as in effect as of the date of this Agreement. The term “Debt Financing Letters” shall mean the Debt Financing Letters as amended, replaced, supplemented or modified by any such amendment, supplement or modification has been made in compliance with this Section 6.5, including any alternative financing. Parent will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Financing Letters as and when they become earned, due and payable. In addition to the foregoing, Parent shall not release or consent to the termination of the Debt Financing Letters or of any lender under the Debt Financing Letters (excluding, for the avoidance of doubt, an assignment as contemplated in the foregoing proviso), except for replacements of the Debt Financing Letters with alternative financing commitments pursuant to Section 6.5(c).
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Letters, including using its best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof (including the “market flex” provisions, in the case of the Debt Financing Letters); (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and any related Fee Letter on a timely basis on the terms and subject only to the conditions (including any “flex” provisions in the Redacted Fee Letter) set forth in the Debt Commitment Letter and the Redacted Fee Letter (or on terms not materially less favorable to Parent and Merger Sub than the terms and conditions (including “market flex” provisions) set forth in the Financing Debt Commitment Letter and Redacted Fee Letter); (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Financing Letters to fund the Financing at the Closing; (iv) consummate the Financing at or prior to the Closing; (v) comply with its covenants and other obligations pursuant to the Financing Letters; (vi) enforce its rights pursuant to the Financing Letters and the definitive documents relating to the Financing on or prior to the Effective Time, including by commencing an appropriate Legal Proceeding against any such breaching Financing Source to compel such breaching Financing Source to provide its portion of the Debt Financing at or prior to the time Closing should occur pursuant to Section 2.3 hereof; and (vii) notify the Company promptly of any event or circumstance that exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under any Financing Letter.
(c) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and the Redacted Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing and each of Parent and Merger Sub shall use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources on terms, conditions (including market flex provisions) and costs not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and any Fee Letter (provided, that such terms, conditions and costs would not have any of the effects specified in Section 6.5(a)) and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one (1) or more new financing commitment letters with respect to such Alternate Debt Financing (collectively, the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith or other agreements related thereto) to the Company. Any reference in this Agreement to (A) the “Financing Letters”, “Debt Financing Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect, (B) the “Financing Letters” and the “Debt Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (C) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement.
(d) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing, or any permitted alternative financing (including any Alternate Debt Financing), in each case shall not constitute a condition to the Closing. If the Financing or any permitted alternative financing (including any Alternate Debt Financing) has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.
6.6 Cooperation With Debt Financing.
(a) Cooperation with Debt Financing. During the Interim Period, the Company will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, do the following:
(i) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letter at times and locations (which may include telephonic or video calls) to be mutually agreed upon reasonable advance notice and during normal business hours;
(ii) [Reserved];
(iii) provide reasonable and customary assistance to Parent and the Financing Sources in connection with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one (1) or more periods following the Closing Date, in each case, based on financial information and data derived from the Company’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (I) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (II) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;
(iv) assisting Parent in connection with the preparation and, subject to the occurrence of the Effective Time, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources, obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;
(v) furnishing Parent, Merger Sub and Financing Sources as promptly as reasonably practicable, with regard to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company Group as may be reasonably requested by Parent, Merger Sub or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;
(vi) [Reserved];
(vii) reasonably facilitating the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, and obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related Liens on or prior to the Closing Date;
(viii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing and release of all Liens in connection therewith; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of any Company Group Member;
(ix) providing customary authorization letters required for the syndication of the Debt Financing;
(x) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates (including a customary solvency certificate) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;
(xi) [Reserved];
(xii) taking all corporate and other organizational actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time, in each case of clauses (A) and (B), including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to the Debt Financing

(such documents, collectively, the “Debt Documents”) on the terms contemplated by the Debt Commitment Letter, in connection with the authorization of the Debt Financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing;
(xiii) promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent, Merger Sub and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent, Merger Sub or the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into Law on October 26, 2001), and a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case, at least five (5) Business Days prior to the Closing Date, to the extent requested in writing at least eight (8) Business Days prior to the Closing Date; and
(xiv) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives and is neither in conflict with Law nor any of the Company’s rights or obligations under this Agreement.
(b) Obligations of the Company. Nothing in this Section 6.6 will require any Company Group Member to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing or any action required to be taken by any Company Group Member pursuant to this Section 6.6(b) that are, in each case, effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group, breach any confidentiality obligations or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; (v) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company is a party; or (vi) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Company Group pursuant to Section 6.6(b) (other than with respect to customary authorization letters required for the syndication of the Debt Financing) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than with respect to customary authorization letters required for the syndication of the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (I) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (II) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained solely as a result of the Company’s Willful Breach.
(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in any other a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality

Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons are “Representatives” under the Confidentiality Agreement and (i) are informed of the confidential nature of such information and agree to keep information of this type confidential pursuant to written agreements which are on terms materially no less favorable to the Company (and its Subsidiaries) than the terms of the Confidentiality Agreement; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company Group for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company in connection with the cooperation of the Company Group contemplated by this Section 6.6.
(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.6 or the provision of information utilized in connection therewith, except to the extent resulting from the Company Group’s or any of its Representative’s bad faith or willful and material misconduct. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the “Parent Reimbursement Obligations.”
(g) No Exclusive Arrangements. In no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.
6.7 Anti-Takeover Laws. Each of Parent (and its Affiliates) and the Company and the Company Board (and any committee empowered to take such action, if applicable) will, to the extent permitted by applicable Law, (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
6.8 Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a reasonably likely risk of waiving (or otherwise jeopardize) any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) in the Company’s reasonable, good faith discretion, restricting or prohibiting access is advisable in connection with any COVID-19 Measures; (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (g) subject to compliance with (and without limiting) the relevant provisions of Section 5.3, such documents or information relate to an Acquisition Proposal or a Company Board Recommendation Change or the actions of the Company Board (or a committee thereof) with respect thereto; provided that with respect to the items noted in the preceding clauses (a) through (f), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as possible under the circumstances) in a manner that would not violate any of clauses (a) through (f). Any information so disclosed shall be disclosed subject to execution of a joint defense agreement in customary form. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any such access pursuant to this Section 6.8 shall be conducted at Parent’s sole cost and expense under the supervision of appropriate personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel (or comparable position) of the Company, or another person designated in writing by the Company. Nothing in this Section 6.8 shall require the Company to permit the inspection of, or to disclose, any information regarding or related to the deliberations of the Company Board with respect to the transactions contemplated by this Agreement, the entry into this Agreement or any materials provided to the Company Board in connection therewith.
6.9 Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. For a period of six (6) years following the Closing Date, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group with respect to indemnification, advancement of expenses and exculpation by the Company or any other Company Group Member existing in favor of the current or former directors, officers or employees of any Company Group Member (and any person who becomes a director, officer or employee of a Company Group Member prior to the Effective Time) (collectively, the “Indemnified Persons”) for their respective acts and omissions occurring prior to the Effective Time, in each case, as provided in the certificate of incorporation, bylaws and other charter and organizational documents (including the Charter and the Bylaws) of the applicable Company Group Member as in effect on the Agreement Date and as provided in any indemnification agreements between any Company Group Member and said Indemnified Person for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the Agreement Date. During such six (6) year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to the certificate of incorporation, bylaws and other charter and organizational documents (including the Charter and the Bylaws) of the applicable Company Group Member and as provided in any indemnification agreements between any Company Group Member and said Indemnified Person, in each case, in effect prior to the Effective Time, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the

Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company Group’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company Group for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a directors’ and officers’ liability insurance policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with any Company Group Member; or (iv) applicable Law (whether at law or in equity).
(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.
(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to any Company Group Member for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11 Employee Matters.
(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.
(b) Existing Arrangements. From and after the Effective Time through one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans set forth on Section 3.18(a) of the Company Disclosure Letter in accordance with their terms as in effect on the Agreement Date. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise required pursuant to applicable law.
(c) Employment; Benefits. As of the Closing, the Surviving Corporation or one (1) of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide to each Continuing Employee who remains employed with the Surviving Corporation or any of its Subsidiaries (i) a base salary or wage rate at least as favorable as such Continuing Employee’s base salary or wage rate as of immediately prior to the Effective Time, (ii) short-term cash bonus or cash commission compensation opportunities that are substantially comparable in the aggregate to such compensation opportunities the Continuing Employee received as of immediately prior to the Effective Time under the applicable Employee Plans set forth on Section 3.18(a) of the Company Disclosure Letter, (iii) vacation, paid time off, qualified defined contribution retirement, health and welfare and other employee benefits (excluding any equity or equity-based benefits, defined benefit pension plans and/or nonqualified deferred compensation plans) that are substantially comparable in the aggregate to such employee benefits that each such Continuing Employee received as of immediately prior to the Effective Time under the applicable Employee Plans set forth on Section 3.18(a) of the Company Disclosure Letter or as required by applicable Law, and (iv) severance payments and benefits that are substantially comparable in the aggregate to the severance payments and benefits that each such Continuing Employee would have been eligible to receive as of immediately prior to the Effective Time under the applicable Employee Plans set forth on Section 3.18(a) of the Company Disclosure Letter or as required by applicable Law.
(d) New Plans. To the extent that an employee benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but not including for any purpose under equity or equity-based benefit or compensation arrangements) to the same extent and for the same purpose as such service was credited to such person under the corresponding Employee Plan as of the Effective Time, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, collectively, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces at the Effective Time coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent waived under the corresponding Old Plan, and the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying the applicable deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent as such amounts were credited for the same purpose under the corresponding Old Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the Agreement Date).
(e) Annual Bonus. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor in accordance with their terms the Annual Bonus Plans with respect to the 2021 calendar year and, to the extent the Effective Time occurs in calendar year 2022, with respect to the 2022 calendar year, in a manner consistent with past practice. In addition, the Company shall (and Parent shall cause the Surviving Corporation to) pay, at a time no later than the time customarily paid by the Company related to any Annual Bonus Plan, to each employee of the Company or any of its Subsidiaries actively employed on the applicable payment dates for the 2021 and 2022 bonuses who is then participating in any Annual Bonus Plan, respectively, a bonus based on actual performance, in a manner consistent with past practice and in accordance with the terms of such Annual Bonus Plan.
(f) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) create rights in any Continuing Employee requiring Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any other third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Superior Proposal (or an Acquisition Proposal which could constitute or could reasonably expected to lead to a Superior Proposal) or a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that (i) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law, regulation or stock exchange rule or listing agreement; (B) principally directed to employees, suppliers, customers, partners or vendors or other commercial and business relationships so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (C) solely to the extent related to a Superior Proposal (or an Acquisition Proposal which could constitute or could reasonably expected to lead to a Superior Proposal) or Company Board Recommendation Change or (D) descriptions of the Transactions which are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party) and (ii) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business (but with respect to such deal descriptions, only to the extent that such descriptions are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party)).
6.14 Transaction Litigation. At all times during the Interim Period, the Company shall control the defense of any Transaction Litigation, but the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected or jeopardized in any respect), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).
6.15 Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use reasonable best efforts to take such action.
6.17 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent, in form and substance reasonably acceptable to the Company, approving the Merger in accordance with the DGCL.
6.18 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.19 USRPHC Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:
(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) Antitrust Laws. The (i) waiting period, if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, no timing agreements prohibiting the consummation of the Merger shall be in effect, and all requisite consents under, or notices provided to Governmental Authorities pursuant to, applicable Antitrust Laws shall have been obtained or provided, and (ii) applicable waiting periods (and any extensions thereof) for the Federal Cartel Authority and the Federal Cartel Attorney Competition Authority have expired or, in the case of an application to the Cartel Court, clearance having been obtained or the application for an in-depth review having been rejected or withdrawn.
(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) Other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.12(a)(ii), the representations and warranties of the Company contained in Article III shall be true and correct both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), and shall be interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect.
(ii) The Company Fundamental Representations that (A) are not qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Company Material Adverse Effect” shall be true and correct in all material respects both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Company Material Adverse Effect” shall be true and correct in all respects (and, for the avoidance of doubt, taking into account such qualifications) both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date).
(iii) The representations and warranties set forth in Section 3.12(a)(ii) shall be true and correct in all respects.

(iv) The Specified Company Fundamental Representations shall be true and correct in all respects as of the Closing Date except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay pursuant to Section 2.7(a)(ii), Section 2.8(a)(i) and Section 2.8(b)(i) additional Merger Consideration in excess of $35,000,000 over the amount of Merger Consideration that would have been payable pursuant to Section 2.7(a)(ii), Section 2.8(a)(i) and Section 2.8(b)(i) had the Specified Company Fundamental Representations been true and correct in all respects as of the Closing Date.
(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with its covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the Agreement Date that is continuing.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. (i) Other than the Parent Fundamental Representations, the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), and shall be interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions, and (ii) the Parent Fundamental Representations that (A) are not qualified by the words “materially” or “material” or any qualifications based on such terms shall be true and correct in all material respects both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date) and (B) are qualified by the words “materially” or “material” or any qualifications based on such terms shall be true and correct in all respects (and, for the avoidance of doubt, taking into account such qualifications) both at and as of the Agreement Date and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will each have performed and complied in all material respects with its covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the requisite efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated, and the Transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;
(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific Time, on January 8, 2022 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(i); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for purposes of this Agreement)) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;
(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, that it being understood that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for purposes of this Agreement)) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g);
(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire on the earlier of (i) 5:00 p.m., Pacific Time, on the tenth (10th) Business Day following the date on which Parent becomes aware of such Company Board Recommendation Change and (ii) the time the Requisite Stockholder Approval is obtained;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants, obligations or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e);
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) as a condition to such termination the Company pays the Company Termination Fee due to Parent in accordance with the applicable provision of Section 8.3(b); or
(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by applicable Law, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.3; (iii) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, the Company stands ready, willing and able to consummate, and will consummate, the Merger; (iv) the Company shall have given Parent written notice at least two (2) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) and (v) the Merger shall not have been consummated by the end of such two (2) Business Day period, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e).
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 3.27, Section 4.16, Section 4.17, Section 6.6(e), Section 6.6(f), Section 6.13, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for fraud or any Willful Breach of this Agreement prior to its termination. For the avoidance of doubt, in the event of a termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the Transactions or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all costs, fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to (I) Section 8.1(c) at a time when the Requisite Stockholder Approval has not been obtained and the conditions set forth in Section 7.1(b) or Section 7.1(c) have not been satisfied (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement on the basis of Section 8.1(c)(i), Section 8.1(c)(ii) or the limitations set forth in the proviso of Section 8.1(d)), or (II) Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to the immediately preceding clause (A), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (C) within twelve (12) months following the termination of this Agreement pursuant to the preceding clause (A), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, as applicable, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent an amount equal to $199,000,000 (the “Company Termination Fee”) in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%).”
(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay to Parent the Company Termination Fee, in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time.
(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time; provided, that if the Company terminates this Agreement pursuant to Section 8.1(h) and enters into an Alternative Acquisition Agreement with an Excluded Party prior to the No-Shop Period Start Date, then the “Company Termination Fee” shall mean an amount equal to $99,500,000.
(c) Parent Payment. If this Agreement is validly terminated by (i) the Company pursuant to Section 8.1(g) or Section 8.1(i) or (ii) Parent pursuant to Section 8.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), in each case, then Parent must promptly (and in any event within five (5) Business Days) following such termination pay to the Company $365,000,000 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to Parent by the Company as of the Agreement Date, or as further updated by written notice by the Company from time to time.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one (1) occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the amount set forth in this Section 8.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs, fees and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). All payments under this Section 8.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.
(f) Sole and Exclusive Remedy.
(i) If this Agreement is terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guaranty with respect thereto and receive the Parent Termination Fee from the Guarantor), the Parent Reimbursement Obligations and the Company’s right to seek specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (and/or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or the Guarantor from any liability (I) for any fraud or Willful Breach of this Agreement or (II) for any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches (including any Willful Breach (but excluding, for the avoidance of doubt, for actual and intentional common law fraud)) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Guaranty or the Equity Commitment Letter exceed an amount equal to $365,000,000 plus the Enforcement Expenses and the Parent Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except for actual and intentional common law fraud) against (x) Parent, Merger Sub or the Guarantor; or (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (x) and (y) collectively, the “Parent Related Parties”), and, other than with respect to actual and intentional common law fraud, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guaranty or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Guarantor’s obligations under the Guaranty and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.
(ii) If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Parent’s right to seek specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent, Merger Sub, Guarantor and the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of Parent, Merger Sub, Guarantor, or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) will be the only monetary damages of Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (and/or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(e), as applicable); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (and/or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company Group from liability (I) for any Willful Breach of this Agreement or (II) for any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches (including any Willful Breach (but excluding, for the avoidance of doubt, for actual and intentional common law fraud)) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $199,000,000 in the aggregate for all such breaches, plus the Enforcement Expenses (if any) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for actual and intentional common law fraud) against any of the Company Related Parties, and other than with respect to actual and intentional common law fraud in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.
(iii) Each of the Parties acknowledges that any amount payable by the Company or Parent pursuant to this Section 8.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages or payment of the Parent Termination Fee.
(h) Non-Recourse Parent Party. In no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.
8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would materially and adversely modify the substance of the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Financing Sources.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
8.6 No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under the Debt Commitment Letter or the definitive Debt Documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants, obligations and agreements of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that this Article IX, Section 6.10, Section 6.11 and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub to:

c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 91444
	Attention:	Holden Spaht; Brian Jaffee
	Email:	hspaht@thomabravo.com; bjaffee@thomabravo.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
	Attention:	Theodore A. Peto, P.C.; Peter Stach
	Email:	theodore.peto@kirkland.com; peter.stach@kirkland.com

(b)	if to the Company (prior to the Effective Time) to:

Stamps.com Inc.
1990 E Grand Ave
El Segundo, CA 90245
	Attention:	Ken McBride; Matthew Lipson
	Email:	kmcbride@stamps.com; mlipson@stamps.com

with a copy (which will not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East,
Suite 2400,
Los Angeles, CA 90067
	Attention:	Ben Orlanski
Kristian Herrmann
	Facsimile:	(310) 557-2193
	Email:	borlanski@proskauer.com; kherrmann@proskauer.com

and to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
	Attention:	Daniel I. Ganitsky
	Facsimile:	(212) 969-2900
	Email:	dganitsky@proskauer.com
Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates; or (b) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations under this Agreement, (ii) affect the obligations of the parties to the Financing Letters or the Guarantor pursuant to the Guaranty; or (iii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Thoma Bravo, L.P., a Delaware limited partnership, and the Company have previously executed a Confidentiality Agreement, dated as of May 19, 2021 (as amended, the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their respective Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guaranty and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants, obligations and agreements set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price as set forth in Article II. The provisions of Section 6.6(a), Section 8.2(b), Section 8.3(f), Section 8.4, Section 8.6, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns). The provisions of Section 8.3(f) will inure to the benefit of the Company Related Parties and Parent Related Parties, each of whom is intended to be a third party beneficiary thereof.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of the Parent Termination Fee (and any related Enforcement Expenses pursuant to Section 8.3).
(b) Specific Performance.
(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Financing Letters in order to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the applicable Financing Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund a portion of the Required Amounts (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement.
(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party further agrees that it will use reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute before the Termination Date.

9.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guaranty, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (collectively, the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary but subject to Section 8.6, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT). EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13 Counterparts. This Agreement and any amendments hereto may be executed in one (1) or more counterparts, all of which will be considered one (1) and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
9.15 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
9.16 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole contractual benefit of such Parties. Such representations and warranties may be made as of specific dates, only for purposes of this Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the Parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the Parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the Knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
STREAM PARENT, LLC
By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Secretary

STREAM MERGER SUB, INC.
By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Secretary
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
STAMPS.COM INC.

By:	/s/ Ken McBride
Name:	Ken McBride
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
Annex B—Opinion of J.P. Morgan Securities LLC

July 8, 2021
The Board of Directors
Stamps.com Inc.
1990 E Grand Ave.
El Segundo, CA 90245
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Stamps.com Inc., a Delaware corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Stream Parent, LLC, a Delaware limited liability company (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Stream Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), (i) the Acquisition Sub will be merged with and into the Company, (ii) the separate corporate existence of Acquisition Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and will become a wholly-owned subsidiary of the Acquiror as a result of the Transaction. Pursuant to the Agreement, each share of Company Common Stock that is issued and outstanding immediately prior to the effective time of the Transaction, other than Owned Company Shares (as defined in the Agreement) and Dissenting Company Shares (as defined in the Agreement), will be cancelled and converted into the right to receive $330.00 per share in cash, without interest thereon (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated July 8, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or the Acquisition Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and the
B-1

Acquisition Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and with certain affiliates of Thoma Bravo, LLC, an affiliate of the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s revolving credit facility in June 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain affiliates of Thoma Bravo, LLC, an affiliate of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC
B-2

Annex C
Annex C—Section 262 of the General Corporate Law of Delaware
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and

PRELIMINARY - SUBJECT TO COMPLETION

STAMPS.COM INC.
ATTN: KEN MCBRIDE
1990 E. GRAND AVE.
EL SEGUNDO, CA 90245

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59019-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAMPS.COM INC.

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D59020-TBD

STAMPS.COM INC.
Special Meeting of Stockholders
[TBD] AT [TBD] PACIFIC TIME
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Stamps.com Inc. hereby revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [TBD], 2021 and the Proxy Statement, each dated [TBD] 2021, and hereby appoints each of Ken McBride and Matthew A. Lipson, or either of them, as proxies and attorneys-in-fact of the undersigned, with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders and to vote all shares of common stock of STAMPS.COM INC. (the "Company"), that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders to be held via a virtual on-line platform accessible at www.virtualshareholdermeeting.com/STMP2021SM, at [TBD] a.m. Pacific Daylight Savings Time on [TBD], [TBD], 2021, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on this proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE SPECIAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE.

Continued and to be signed on reverse side